Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

CONSTELLATION ENERGY RESOURCES, LLC,

NUTMEG MERGER SUB, INC.,

and

MXENERGY HOLDINGS INC.

May 12, 2011

i

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Schedules
Schedule A	Change in Control Costs
Schedule B	Employees to be Terminated Prior to Closing
Schedule C	[Reserved]
Schedule D	Sample Net Working Capital
Schedule E	Estimated NOL Tax Benefit
Schedule F	Liens Arising Out of Deferred Purchase Price Arrangements
Schedule G	Other Permitted Liens
Schedule H	Permitted Contacts
Schedule I	Conduct of Business
Schedule J	Base NOL Tax Benefit
Schedule K	Letters of Credit
Schedule L	Advisory Agreements
Schedule M	Schedule M Filings
Schedule N	Indemnification Matters
Schedule O	[Reserved]
Schedule P	[Reserved]
Schedule Q	Prosecution of Schedule M Filings Post-Closing
Schedule R	Contract Amendments

Schedule 8.2	Parent Mandatory Consents

Disclosure Schedules

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Stockholder Consent
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Certificate of Incorporation of Surviving Corporation
Exhibit E	Form of Bylaws of Surviving Corporation
Exhibit F	Form of Paying Agent Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Surrender Agreement
Exhibit I	Sempra Termination Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated May 12, 2011, is being entered into by and among Constellation Energy Resources, LLC, a Delaware limited liability company (“Parent”), Nutmeg Merger Sub, Inc., a Delaware corporation (“Merger Sub”), MXenergy Holdings Inc., a Delaware corporation (the “Company”) and, for certain limited purposes, Mx SR LLC, a Delaware limited liability company.  Parent, Merger Sub and the Company are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the boards of directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective corporations and such corporations’ respective shareholders to consummate the merger of Merger Sub with and into the Company upon the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, as a condition and inducement for the Company to enter into this Agreement, Constellation Energy Group, Inc. has agreed to guarantee the performance of certain of Parent’s and Merger Sub’s obligations hereunder pursuant to a Limited Guaranty Agreement, executed and delivered as of  the date hereof.

NOW, THEREFORE, in consideration of these premises, the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1           Definitions.  Unless otherwise provided to the contrary in this Agreement, the following capitalized terms shall have the meanings set forth below:

“2011 Interest Rate Swap” means that certain floating to fixed interest rate swap entered into by the Company, with the Royal Bank of Scotland as the counterparty, with a notional amount of $80,000,000 and a termination date of August 1, 2011.

“2011 Notes” means the approximately $6,413,000 aggregate principal amount of Floating Rate Notes due 2011 issued by the Company pursuant to the 2011 Notes Indenture.

“2011 Notes Indenture” means the Indenture, dated as of August 4, 2006, by and among the Company, the Subsidiary guarantors party thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent, pursuant to which the Company issued the 2011 Notes.

“2014 Notes” means the approximately $67,751,000 aggregate principal amount of 13.25% Senior Subordinated Secured Notes due 2014 issued by the Company pursuant to the 2014 Notes Indenture.

“2014 Notes Indenture” means the Indenture, dated as of September 22, 2009, by and among the Company, the Subsidiary guarantors party thereto and Law Debenture Trust Company of New York, as trustee, pursuant to which the Company issued the 2014 Notes.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms that are not materially less favorable in the aggregate to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided, however, that no Acceptable Confidentiality Agreement shall prohibit or adversely affect compliance by the Company with any provision of this Agreement in any material respect; and provided further that no such agreement shall be required to contain any exclusivity provisions.

“Adjusted Base Price” means an amount equal to:  (a) the Base Price plus (b) the Estimated NOL Tax Benefit plus (c) the Estimated Approved Capital Expenditures, if any, minus (d) the sum of the Estimated Debt, the Estimated Transaction Costs and the Estimated Change in Control Costs.

“Adjustment Escrow Account” means the account established with the Escrow Agent pursuant to the Escrow Agreement for the deposit of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” shall have the meaning set forth in Section 5.3(b).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Approval” means:  (a) the receipt of authorizations required under, or (b) the expiration of all applicable waiting periods (and any extensions thereof) under, in each case, the HSR Act and any other applicable Antitrust Laws with respect to the Merger.

“Antitrust Laws” means the HSR Act and any other domestic or foreign antitrust, competition, pre-merger notification or other Law designed to prohibit, restrict or regulate actions which have the purpose or effect of monopolization or restraint of trade.

“Applicable Rate” means, with respect to a payment, the prime rate of interest quoted in The Wall Street Journal on the second Business Day prior to the date of such payment.

“Approved Capital Expenditures” means capitalized customer acquisition costs and fixed asset expenditures incurred by a Company Entity prior to the NWC Calculation Time and either (i) paid by the Company Entity prior to the NWC Calculation Time or (ii) accrued as a current liability and taken into account in calculating Net Working Capital, and, in each case, approved in writing by Parent, in its sole discretion, as an “Approved Capital Expenditure” for purposes of this Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 7.3(a)(i).

“Balance Sheet Date” shall have the meaning set forth in Section 7.3(a)(ii).

“Base NOL Tax Benefit” shall have the meaning set forth on Schedule J.

“Base Price” means $175,000,000, subject to adjustment pursuant to Section 9.16(c).

“Bidder” means a Person or group of Persons submitting a Takeover Proposal.

“Board” means the Company’s board of directors.

“Bond Deposit” means (a)  the aggregate funds needed to pay in full the 2011 Notes on August 1, 2011 and, if applicable, otherwise satisfy the satisfaction and discharge provisions of Section 11.1 of the 2011 Notes Indenture, including any fees that are or will become due to the trustee under the 2011 Notes Indenture, and (b) the aggregate funds needed to redeem in full the 2014 Notes in accordance with Section 3.7 of the 2014 Notes Indenture and otherwise satisfy the satisfaction and discharge provisions of Section 11.1 of the 2014 Notes Indenture, including any fees that are or will become due to the trustee under the 2014 Notes Indenture.

“Bonds” means the 2011 Notes and the 2014 Notes.

“Break-Up Fee” means an amount equal to $10,000,000.

“Business Day” means any day other than a Saturday, Sunday, a federal holiday or a day when commercial banks in New York, New York are authorized or required by Law to be closed.

“Certificates” shall have the meaning set forth in Section 5.4(b).

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Change in Control Costs” means (i) the payments set forth on Schedule A, which payments shall be made by the Company at the Closing, and (ii) all other change in control, severance and similar payments that become payable prior to or as of the Closing Date to any directors, officers or employees of a Company Entity as a result of the Merger (including the estimated costs of benefits required to be provided pursuant to such Contracts, but excluding benefits required to be provided pursuant to COBRA or under state law); provided, however, that Change in Control Costs shall not include:  (a) any Transaction Costs; (b) any payments or distributions resulting from actions or omissions of the Surviving Corporation or any other Company Entity from and after the Effective Time; or (c) any such payments or distributions made prior to the NWC Calculation Time or that are reflected as current liabilities in the calculation of Net Working Capital.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.

“Class C Common Stock” means the Company’s Class C Common Stock, par value $0.01 per share.

“Class D Common Stock” means the Company’s Class D Common Stock, par value $0.01 per share.

“Closing” shall have the meaning set forth in Article VI.

“Closing Common Share Price” means an amount equal to the quotient (rounded to two decimal places) of:  (a) the Closing Payment minus the sum of (i) the Fixed Escrow Amount, (ii) the Adjustment Escrow Amount and (iii) the Securityholders Representative Escrow Amount; divided by (b) the Fully Diluted Common Stock.

“Closing Date” shall have the meaning set forth in Article VI.

“Closing Financial Statements” means the consolidated statements of operations, cash flows and stockholder’s equity of the Company Entities for the 11-month period ended on the NWC Calculation Date and the consolidated balance sheet of the Company Entities as of the NWC Calculation Time, which statements of operations, cash flows and stockholder’s equity and balance sheet shall be prepared in accordance with GAAP on a basis consistent with the Company’s preparation of the Audited Financial Statements (i.e., using the same methodologies and judgments that were used by the Company in preparation of such Audited Financial Statements, but only to the extent that such methodologies and judgments are consistent with GAAP).

“Closing Payment” shall have the meaning set forth in Section 5.1(b).

“Closing Statement” shall have the meaning set forth in Section 5.1(a).

“Closing Time” means 11:59 p.m. New York City time on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Common Share Price” means an amount equal to the Closing Common Share Price, as adjusted for the release, if any, of all or any portion of the Fixed Escrow Amount, the Adjustment Escrow Amount and the Securityholders Representative Escrow Amount to the Securityholders (and any interest, dividends and other income earned thereon for the account of the Securityholders) pursuant to the terms of this Agreement, the Escrow Agreement and the Securityholders Representative Escrow Agreement.

“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock (including the Restricted Shares) and the Class D Common Stock.

“Company” shall have the meaning set forth in the preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 9.11(a).

“Company Closing Certificate” shall have the meaning set forth in Section 10.3(a)(iii)(A)

“Company Entity” or “Company Entities” means, collectively, the Company and its Subsidiaries.

“Company Fundamental Representations” means the representations and warranties contained in Sections 7.1 (excluding Section 7.1(d) and the last sentence of Section 7.1(g)), clause (d) of Section 7.2, Section 7.15, Section 7.24 and Section 7.25 and the certifications with respect to such representations and warranties set forth in the Company Closing Certificate.

“Company Indemnifiable Losses” shall have the meaning set forth in Section 11.2(b).

“Company Indemnitees” shall have the meaning set forth in Section 11.2(b).

“Company Mandatory Consents” shall have the meaning set forth in Section 7.2.

“Company Recommendation” shall have the meaning set forth in Section 9.11(a).

“Company Restricted Share Units” means the restricted share units issued by the Company under the Equity Compensation Plan.

“Computer Systems” means all servers, computer hardware, networks, Software, databases, telecommunications systems, interfaces and related systems.

“Confidentiality Agreement” means the confidentiality agreement dated October 4, 2010, by and between Parent (or an Affiliate) and the Company, as it has been or may hereafter be amended in accordance with its terms.

“Consent Order” shall have the meaning set forth in Section 7.7(b).

“Consent Solicitation” shall have the meaning set forth in Section 9.16(a).

“Constituent Corporations” shall have the meaning set forth in Section 2.3.

“Continuing Employees” shall have the meaning set forth in Section 9.8(b).

“Contract” means any agreement, contract or other binding commitment, understanding or arrangement, whether written or oral (including any amendments and other modifications thereto).

“Debt” means, with respect to any Person, without duplication, any of the following, in each case to the extent not included in the calculation of Net Working Capital and whether or not then due and payable:  (a) all indebtedness for borrowed money or indebtedness issued in exchange for borrowed money (including all obligations for principal, interest (including all accrued interest through the date of repayment, premiums, pre-payment and other penalties, fees, expenses and breakage costs); (b) all deferred obligations for the payment of the purchase price of property or capital assets purchased; (c) all obligations evidenced by any note, bond, debenture or other debt security; (d) all obligations of any Person for or on account of capitalized leases; (e) all obligations of any Person for the reimbursement of letters of credit, bankers’ acceptance or similar credit transaction other than Permitted Credit Support; (f) all obligations of any Person under any currency, commodity or interest rate swap, hedge or similar protection device other than Permitted Hedges and Eligible Hedging Arrangements; (g) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the transactions contemplated by this Agreement; and (h) all obligations of the types described in clauses (a) through (g) above of any other Person, the payment of which is guaranteed, directly or indirectly, by, or secured by a Lien on the assets of, such first Person, but in all events excluding (1) the Bonds, (2) Permitted Credit Support, (3) Permitted Hedges and Eligible Hedging Arrangements, (4) Permitted Encumbrances, (5) any unrealized losses from risk management activities and (6) the payments to be made to Sempra under the Sempra Termination Agreement.

“De Minimis Threshold” shall have the meaning set forth in Section 11.3(b).

“Deductible Threshold” shall have the meaning set forth in Section 11.3(b).

“DGCL” shall have the meaning set forth in the recitals.

“Disclosure Schedules” shall have the meaning set forth in the introductory paragraph to Article VII.

“Dissenting Shares” shall have the meaning set forth in Section 5.5(b).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Eligible Hedging Arrangements” means any hedging or swap arrangements with respect to natural gas inventory entered into by the Company Entities and settled during the calendar months of April 2011 and May 2011.

“Employee Benefit Plans” means:  (a) each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA); (b) each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA); (c) each retirement, savings, profit sharing, deferred compensation, severance, change in control, stock option, equity-based compensation, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan or policy; and (d) each Contract, whether written or oral, in each case, that provides compensation or benefits to any present or former officer, employee or Person that is or was engaged as a consultant of any Company Entity and with respect to which any Company Entity has any liability (direct, indirect, current, contingent, prospective or otherwise); provided, however, that any employment practice or policy that is not subject to ERISA and provides for de minimis benefits will not constitute an Employee Benefit Plan.

“Employees” shall have the meaning set forth in Section 7.13(b).

“Enforceability Limitations” shall have the meaning set forth in Section 7.1(e).

“Environment” shall mean surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply, ambient air and indoor air to the extent regulated under any Environmental Requirements.

“Environmental Requirements” means all Laws concerning pollution or protection of the Environment, including all those relating to the presence, use, generation, handling, transport, treatment, storage, disposal, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“Equity Compensation Plan” means the MXenergy Holdings Inc. 2010 Stock Incentive Plan, as it may be amended from time to time after the date of, and in accordance with, this Agreement.

“Equity Interest Equivalents” means all warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest at the time of issuance or upon the passage of time or occurrence of some future event.

“Equity Interests” means the equity ownership rights in an entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other entity, organization or other Person, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, including all Equity Interest Equivalents.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any of the Company Entities or any trade or business, whether or not incorporated, that together with the Company Entities would be considered affiliated under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means an agreement to be entered into at Closing among the Securityholders Representative, Parent and the Escrow Agent in the form attached hereto as Exhibit A or in such other form as may be reasonably acceptable to each of the Securityholders Representative, the Company and Parent.

“Estimated Approved Capital Expenditures” means the Company’s good faith estimate of the Approved Capital Expenditures, if any, as of the NWC Calculation Time.

“Estimated Change in Control Costs” means the Company’s good faith estimate of the Change in Control Costs as of the Closing Time.

“Estimated Debt” means the Company’s good faith estimate of the aggregate amount of Debt of the Company Entities outstanding as of the Closing Time.

“Estimated Net Working Capital” means the Company’s good faith estimate of the Net Working Capital.

“Estimated NOL Tax Benefit” means the amount set forth on Schedule E (which amount shall in no event be less than the Base NOL Tax Benefit), which represents the Parties’ good faith estimate of the NOL Tax Benefit.

“Estimated Transaction Costs” means the Company’s good faith estimate of the Transaction Costs as of the Closing Time.

“Existing Company Officer” means, prior to the Effective Time, any executive officer of the Company who, at such time, is authorized to execute and deliver agreements and documents on behalf of the Company.

“Federal Power Act” means the Federal Power Act, 16 U.S.C. §791a et seq.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Final Adjustment Amount” means the algebraic sum of (1) the Final Working Capital minus the Estimated Net Working Capital; (2) the Final Approved Capital

Expenditures minus the Estimated Approved Capital Expenditures; (3) the Final NOL Tax Benefit minus the Estimated NOL Tax Benefit; (4) the Estimated Debt minus the Final Debt; (5) the Estimated Transaction Costs minus the Final Transaction Costs; and (6) the Estimated Change in Control Costs minus the Final Change in Control Costs.

“Final Approved Capital Expenditures” shall have the meaning set forth in Section 5.6(g).

“Final Change in Control Costs” shall have the meaning set forth in Section 5.6(g).

“Final Debt” shall have the meaning set forth in Section 5.6(g).

“Final NOL Tax Benefit” shall have the meaning set forth in Section 5.6(g); provided that in no event shall the Final NOL Tax Benefit be less than the Base NOL Tax Benefit.

“Final Transaction Costs” shall have the meaning set forth in Section 5.6(g).

“Final Working Capital” shall have the meaning set forth in Section 5.6(g).

“Financial Statements” shall have the meaning set forth in Section 7.3(a).

“Fixed Escrow Account” means the account established with the Escrow Agent pursuant to the Escrow Agreement for the deposit of the Fixed Escrow Amount.

“Fixed Escrow Amount” shall have the meaning set forth in Section 5.3(a).

“Fully Diluted Common Stock” means the sum of:  (a) the total number of shares of Common Stock and (b) the total number of shares of Common Stock subject to Company Restricted Share Units, in each case outstanding as of immediately prior to the Effective Time and assuming the acceleration and vesting of all Restricted Shares and Company Restricted Share Units outstanding as of immediately prior to the Effective Time.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“General Indemnity Escrow” shall have the meaning set forth in Section 5.3(a).

“Governmental Authority” means any national, federal, foreign, state, county, city or other political subdivision, court, tribunal, arbitrator, department, commission, board, bureau, agency, authority, instrumentality, legislature, executive branch or other body, and any governmental or quasi-governmental body administering, regulating or having oversight over wholesale or retail electricity or gas service or markets (including any independent system operators, regional transmission organizations or other similar organizations or bodies in Canada).

“Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous under any Environmental Requirements (including substances defined as “hazardous substances,” “hazardous materials,” “hazardous waste,” “pollutant or contaminant,” “petroleum” or “natural gas liquids”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnifiable Losses” means Parent Indemnifiable Losses or Company Indemnifiable Losses, as the context requires.

“General Indemnification Termination Date” shall have the meaning set forth in Section 11.1(a).

“Indemnified Company Parties” shall have the meaning set forth in Section 9.12(a).

“Indemnified Person” means any Parent Indemnitee or Company Indemnitee, as applicable.

“Indemnifying Party” means, as applicable, either:  (a) the Securityholders with respect to their obligations pursuant to Section 11.2(a) or (b) the Surviving Corporation and Parent with respect to their obligations pursuant to Section 11.2(b).

“Independent Accountants” shall have the meaning set forth in Section 5.6(e).

“Intellectual Property” means the following intellectual property rights arising under the Laws of any jurisdiction:  (a) all patents and patent applications; (b) all trademarks, service marks, trade dress, brand names, logos, other source or business identifiers and general intangibles of like nature, whether at common law or registered, domain names, and websites, and all applications, registrations, and renewals in connection therewith; (c) all copyrights, and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and (e) all other intellectual property or proprietary rights.

“Intellectual Property Agreement” means any Contract to which a Company Entity is a party pursuant to which a Company Entity licenses to a third party, or is licensed to use, any Intellectual Property.

“Interim Statements” shall have the meaning set forth in Section 7.3(a)(ii).

“Knowledge” means the actual knowledge after due and reasonable inquiry of the individuals specified in clause (a) or (b) below, as applicable:  (a) in the case of Parent or Merger Sub, any of Matthew Bauer, Robert McKay, Nina Jezic, Mark Breese, Brian

Baumgardner or Kenneth Matula; and (b) in the case of the Company, any of Jeffrey Mayer, President and CEO, Chaitanya Parikh, EVP & CFO, Phil Mittleman, Assistant General Counsel, Robert Blake, SVP Regulatory, Robert Werner, SVP Supply, Gina Goldberg, SVP Sales & Marketing, Juliana Claussen, Director, Risk Management, Wayne Sadin, SVP & CIO, or Ronnie Shields, VP Controller, and, in the case of clauses (a) and (b), any person who replaces one of the foregoing persons, in the same position and capacity and solely with respect to matters first occurring or arising from and after such replacement.

“Latest Balance Sheet” shall have the meaning set forth in Section 7.3(a)(ii).

“Law” means any statute, code, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 5.4(b).

“Lien” means any lien, pledge, claim, charge, security interest or other encumbrance.

“Losses” means all claims, demands, suits, proceedings, judgments, losses, charges, penalties, fees, liabilities, damages, Taxes, costs and expenses of every kind and nature (including reasonable attorneys’ fees and expenses).

“Mailing Date” shall have the meaning set forth in Section 9.16(a).

“Major Customers” means the 50 largest retail gas and 50 largest retail electricity customers of the Company Entities, each based on volume billed during the 12 months prior to the date of this Agreement.

“Mandatory Consents” means the Company Mandatory Consents and the Parent Mandatory Consents.

“Matching Bid” shall have the meaning set forth in Section 9.11(c).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (whether or not foreseeable as of the date of this Agreement or covered by any indemnity provided pursuant to this Agreement (except as provided in clause (7) below)) that, individually or in the aggregate, with all other facts, circumstances, events, changes, effects and occurrences (whether or not such fact, circumstance, event, change, effect or occurrence has yet, or at any time in question, manifested itself in the historical financial statements of the Company Entities) has had, or reasonably would be expected to have, a material adverse effect on the assets, business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that the following alone or in combination (or the effects or consequences thereof) shall not be deemed or construed to constitute a Material Adverse Effect:

(1)           changes in market conditions in the industry in which the Company and its Subsidiaries operate (including changes in commodity prices) that do not materially disproportionately affect the assets, business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, as compared to other Persons in such industry;

(2)           circumstances, events, changes, effects or occurrences arising out of, resulting from or attributable to:  (x) the execution, announcement or performance of this Agreement or the consummation of the Merger, including the effect thereof on relationships, contractual or otherwise, with customers, vendors, distributors, partners, industry participants, employees or other third parties with whom the Company and its Subsidiaries have a business relationship, (y) national or international political, economic or social conditions, including the engagement by any country in hostilities or the threat thereof, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack, and acts of war or the threat thereof or any escalation or worsening of any such acts of war underway as of the date of this Agreement, in each case that do not materially disproportionately affect the assets, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, or (z) any action taken by the Company or its Subsidiaries that is expressly permitted by this Agreement;

(3)           changes in Law or GAAP;

(4)           any failure by the Company to meet any projections or forecasts for any period;

(5)           any failure by the Company to obtain any consents or approvals of third parties set forth on Disclosure Schedule 7.2(c) (excluding the consents required by Section 10.1(a)(xii));

(6)           any actions by any Company Entity that are taken pursuant to (i) Schedule R or (ii) at the written request of, or with the written consent of, Parent, Merger Sub or their Affiliates; or

(7)           any of the facts, circumstances, events or consequences relating to the matters set forth on Schedule N, but solely to the extent of the aggregate amounts of the Specific Indemnity Escrow, Regulatory Indemnity Escrow or Waiver Escrow as may be applicable to such facts, circumstances, events or consequences.

“Material Contracts” shall have the meaning set forth in Section 7.11(a).

“MBR Order” shall have the meaning set forth in Section 7.21(a).

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 5.3(d).

“Merger Sub” shall have the meaning set forth in the preamble.

“MxElectric” means MxEnergy Electric Inc.

“Net Working Capital” means, as of the NWC Calculation Time, without duplication, the Company Entities’ (A)(i) aggregate cash, cash equivalents and restricted cash, (ii) net accounts receivable (including accounts receivable due from Sempra), (iii) inventories (which inventories are to be valued in accordance with the Company’s weighted average cost of gas (WACOG) and excluding physical natural gas inventory owned by Sempra that is held on behalf of any Company Entity), as calculated in accordance with GAAP applied on a consistent basis with prior periods), (iv) other current assets (excluding any deferred income Tax benefits or assets and excluding any Tax benefits associated with any NOL carryforwards), (v) security deposits (including both short and long term deposits), (vi) the value associated with $458,000 of 2014 Notes owned by the Company, including any accrued interest and premium on redemption through the redemption date, and (vii) any losses with respect to Eligible Hedging Arrangements less, without duplication, (B)(i) the Bond Deposit, (ii) gains with respect to Eligible Hedging Arrangements, (iii) aggregate accounts payable and other current liabilities (which includes all employee-related accruals through the NWC Calculation Time, current income Tax liabilities, other current Tax liabilities and the 2011 Interest Rate Swap), and (iv) deferred financing costs associated with the Sempra Agreements (other than deferred financing liabilities associated with forward adder fees for natural gas and power swaps under the Sempra Agreements) and the Bonds; provided, however, that Net Working Capital shall exclude:  (1) any deferred income Tax benefits or liabilities; (2) the NOL Tax Benefit; (3) Debt; (4) Transaction Costs; (5) Change in Control Costs; and (6) the current portion of any unrealized gains or losses from the Permitted Hedges. For the avoidance of doubt, Net Working Capital shall be comprised of the balance sheet accounts shown on Schedule D (which includes a sample calculation of Net Working Capital as of December 31, 2010) and shall be calculated in a manner consistent with the Company’s calculation thereof for its Audited Financial Statements, except as set forth on Schedule D.

“NOL Tax Benefit” means an aggregate amount equal to the sum of (i) the Base NOL Tax Benefit plus (ii) the amount of the Tax benefits that may be received or realized by Parent or the Surviving Corporation (whether or not received or realized but discounted (using a 10% discount rate) to reflect the deferral of the utilization of the NOL Tax Benefit due to limitations set forth in Section 382 of the Code as reflected on Schedule E and the Post-Closing Statement) arising from (but without duplication for) the following:  (a) net operating loss carryforwards as of the Closing Date (excluding any foreign net operating loss carryforwards that are not taken into account in determining U.S. federal income Taxes), and (b) to the extent not already included in the calculation of clause (a), (i) the Transaction Deductions, (ii) Tax deductions attributable to the retirement of the Bonds or Debt of the Company, including early termination or redemption fees, interest accrued through the applicable redemption or repayment date and the acceleration of deductions for deferred financing fees incurred in connection with Debt or the Bonds and (iii) any Tax deductible settlement costs associated with interest rate swap arrangements and agreements, including the 2011 Interest Rate Swap; provided that, for purposes of this definition, (x) the applicable Tax rate shall be deemed to be 40% and (y) Parent and/or the consolidated tax return group that the Surviving Corporation will be a part of as of the Effective Time shall be deemed to have sufficient income to use the entire amount of the foregoing deductions; and provided further that in no event shall the NOL Tax Benefit be less than the Base NOL Tax Benefit.

“NWC Calculation Date” means May 31, 2011.

“NWC Calculation Time” means 11:59 p.m., New York City time on May 31, 2011.

“Open Tax Period” means any Tax Period for which the statute of limitations for assessing Taxes has not expired.

“Order” means any order, writ, ruling, charge, injunction, judgment, plan or decree.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments and certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Parent” shall have the meaning set forth in the preamble.

“Parent Benefit Plans” shall have the meaning set forth in Section 9.8(b).

“Parent Closing Certificate” shall have the meaning set forth in Section 10.3(b)(iv)(A).

“Parent Indemnifiable Losses” shall have the meaning set forth in Section 11.2(a).

“Parent Indemnitees” shall have the meaning set forth in Section 11.2(a).

“Parent Mandatory Consents” shall have the meaning set forth in Section 8.2.

“Party” and/or “Parties” shall have the meaning set forth in the preamble.

“Paying Agent” shall have the meaning set forth in Section 5.4(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 5.4(a).

“Percentage Share” means, with respect to each Securityholder, the amount calculated as follows and expressed as a percentage:  (a) the sum of the number of shares of Common Stock owned by such Securityholder and the number of shares of Common Stock subject to Company Restricted Share Units held by such Securityholder, in each case immediately prior to the Effective Time (assuming the acceleration and vesting of all Restricted Shares and Company Restricted Share Units issued or granted as of immediately prior to the Effective Time); divided by (b) the Fully Diluted Common Stock.

“Permits” means all certificates, licenses, franchises, permits, authorizations, consents, approvals, exemptions, variances, orders, rights of way, easements, filings and registrations granted by a Governmental Authority.

“Permitted Credit Support” shall have the meaning set forth in Section 7.11(c).

“Permitted Encumbrances” means:  (a) Liens for Taxes or assessments not yet due and payable; (b) Liens arising out of deferred purchase price agreements, conditional sales Contracts and/or arrangements, equipment leases and/or any arrangements having similar effect with third parties as of the date of this Agreement and disclosed on Schedule F; (c) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising by operation of Law in the Ordinary Course of Business relating to obligations which are not past due and the validity or amount of which is not being contested; (d) pledges, deposits or other Liens incurred in the Ordinary Course of Business and securing the performance of bids, trade Contracts, leases, or regulatory or statutory obligations (including workers’ compensation, unemployment insurance or other Social Security Laws); (e) easements, reservations, licenses, rights-of-way or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not individually or in the aggregate materially adversely affect the value of such properties or materially impair their use in the Ordinary Course of Business; (f) encumbrances on title or restrictions on transfer arising by operation of any applicable securities Laws; and (g) pledges, deposits or other Liens required by utilities and local distribution companies on accounts receivable, imbalances and inventory as disclosed on Schedule G or otherwise relating to purchase of receivables and inventory/imbalance arrangements entered into in the Ordinary Course of Business.

“Permitted Hedges” means the forward hedging, swap, option or similar financially settled or physical Contracts and other commodity, interest rate or currency exchange Contracts listed on Disclosure Schedule 7.11(a)(xiii), which such schedule shall be updated by the Company prior to Closing to reflect such Contracts existing as of immediately prior to the Closing.

“Person” means an individual, corporation (including the Company), association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Statement” shall have the meaning set forth in Section 5.6(a).

“Pre-Closing Period” means any Tax Period ending on or before the Closing Date.

“Proceeding” means any action, demand, arbitration, audit, hearing, complaint, inquiry, claim, investigation, litigation or suit (whether civil, criminal, administrative,

investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“PUC” means a public utility commission or public service commission.

“Real Property Leases” shall have the meaning set forth in Section 7.17.

“Related Party” means, with respect to any specified Person:  (a) any Affiliate of such specified Person, (b) any holder of Equity Interests representing more than 1% of the issued and outstanding Equity Interests of such specified Person; (c) any Person who serves or within the past five years has served as a director, executive officer, general partner, managing member or in a similar capacity of such specified Person; or (d) the spouse or direct lineal descendant of a Person described in clauses (b) or (c).

“Representatives” means, with respect to any Person, its and its Affiliates’ managers, directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives.

“Restricted Holder” means a holder of a Restricted Share or an RSU Holder.

“Restricted Shares” means restricted shares of Class C Common Stock issued pursuant to the Equity Compensation Plan.

“Reverse Break-Up Fee” means $20,000,000.

“RSU Holder” means a holder of a Company Restricted Share Unit.

“Savings Plan” shall have the meaning set forth in Section 9.8(a).

“Schedule M Filings” shall have the meaning set forth in Section 9.1(e).

“Schedule Update” shall have the meaning set forth in Section 9.7(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 7.22(a).

“Securityholders” means, collectively, the Stockholders and the Restricted Holders.

“Securityholders Representative” shall have the meaning set forth in Section 2.4(a).

“Securityholders Representative Escrow Account” shall have the meaning set forth in Section 2.4(g).

“Securityholders Representative Escrow Agreement” means an agreement to be entered into at Closing between the Escrow Agent and the Securityholders Representative pursuant to which the Securityholders Representative Escrow Account is established.

“Securityholders Representative Escrow Amount” means an aggregate amount equal to $2,000,000, plus any interest or earnings accrued thereon.

“Seller Taxes” means any and all Taxes imposed on the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company may otherwise be liable:  (a) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 9.10(b)); (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar Law; (c) imposed on any other Person for which the Company or any Subsidiary is or has been liable as a transferee or successor, by Contract or otherwise, for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 9.10(b)); (d) that are Social Security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments of Change of Control Costs and any payments made to the Securityholders pursuant to this Agreement; (e) that are Transfer Taxes allocable to the Securityholders pursuant to Section 9.10(e), to the extent not included as Transaction Costs; or (f) for any Tax Period ending after the Closing Date resulting from the disallowance of a deduction for any items described in clause (a) or (b)(i) of the definition of NOL Tax Benefit to the extent attributable to a deduction taken on or prior to the Closing Date; provided that no such Tax in clauses (a)-(e) will constitute a Seller Tax to the extent such Tax was included as a current liability in the calculation of Net Working Capital.

“Sempra” means Sempra Energy Trading LLC.

“Sempra Agreements” means, collectively:  (a) the “ISDA Documents” as such term is defined in that certain ISDA Master Agreement, dated September 22, 2009, by and among Sempra, MxEnergy Electric Inc., the Company and the other Company Entities party thereto and (b) the “ISDA Documents” as such term is defined in that certain ISDA Master Agreement, dated September 22, 2009, by and among Sempra, MxEnergy Inc., the Company and the other Company Entities party thereto.

“Sempra Restricted Cash” shall have the meaning set forth in Section 5.2(b).

“Sempra Termination Agreement” shall have the meaning set forth in Section 7.24.

“Sempra Termination Payment” means the amounts required to be paid to Sempra pursuant to Section 1.04 of the Sempra Termination Agreement.

“Severance Obligations” means any severance payment or similar obligation of a Company Entity to any director, officer or manager, Employee or any other Person pursuant to any Contract with such Person and that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing or that exists as of immediately prior to Closing as a result of any such termination prior to

Closing, including any severance, bonus or tax indemnification obligations or other similar payments and the Company Entity’s portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments, but excluding salary, accrued bonus, accrued vacation and other compensation and benefits through the date of any such termination, and further excluding any payment or other obligation pursuant to Law.

“Software” means any and all computer software and code, including algorithms, routines, assemblers, applets, compilers, source codes, object codes, data, design tools and user interfaces, in any form or format, however fixed, including source code listings and documentation.

“Specific Indemnity Escrow” shall have the meaning set forth in Section 5.3(a).

“Stockholder Consent” means the written consent of (i) Stockholders holding at least a majority of the outstanding shares of Common Stock, voting together as a single class, (ii) Stockholders holding at least 70% of the outstanding shares of Class A Common Stock, voting together as a separate class, and (iii) Stockholders holding at least 70% of the outstanding shares of Class B Common Stock, voting together as a separate class, by which they approve this Agreement and the Merger, substantially in the form attached hereto as Exhibit B.

“Stockholders” means all holders of Common Stock.

“Stockholders Agreement” means the Stockholders Agreement, dated September 22, 2009, among the Company, and the stockholders party thereto, as such agreement is in effect on the date hereof.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means any corporation, partnership, association or other entity in which the Company directly or indirectly owns at least a majority of the Equity Interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Succession Order” shall have the meaning set forth in Section 7.21(a).

“Superior Proposal” means any bona fide, written Takeover Proposal that, if consummated, would result in the Bidder submitting such Takeover Proposal owning, directly or indirectly:  (a) more than 50% of the outstanding shares of Common Stock and other Equity Interests of the Company; or (b) more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, in either case which the Board determines in good faith, (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the Securityholders from a financial point of view than the Merger, in each case taking into account all financial, legal, accounting and regulatory aspects of such Takeover Proposal.

“Surrender Agreement” shall have the meaning set forth in Section 5.4(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.3.

“Takeover Proposal” means any inquiry, proposal or offer from any Person providing for:  (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 25% or more (based on the fair market value, as determined in good faith by the Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) shares of Common Stock or other Equity Interests of the Company, which together with any other shares of Common Stock or Equity Interests beneficially owned by such Person, would equal 25% or more of the outstanding shares of Common Stock or other Equity Interests of the Company; (b) any tender offer or exchange offer that, if consummated, would result in any Person owning, directly or indirectly, 25% or more of the outstanding shares of Common Stock or other Equity Interests of the Company or any of its Subsidiaries; (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, 25% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries, in each case, other than the Merger.

“Tax” or “Taxes” means:  (a) any taxes, assessments, tariffs, levies, fees and other governmental charges imposed, directly or indirectly, by any Governmental Authority, including income, profits, gross receipts, miscellaneous gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, unclaimed property, business, net worth, public purpose, goods and services, Social Security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, transaction, energy, margin, utility, severance, estimated or other like tax, including any interest, penalty or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express obligation to indemnify any other Person pursuant to a tax sharing or tax indemnity agreement.

“Tax Period” means any period prescribed by a Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or agency that imposes, or is charged with collecting, Social Security or similar charges or premiums.

“Technology” means all information related to, constituting or disclosing, and all tangible copies and embodiments in any media of, any Software or other technology or technical information, including know-how, show-how, works of authorship, processes, methods, inventions (whether or not patented or patentable), memoranda, databases, algorithms, schematics, manuals, drawings, specifications, blue prints, mask sets and models.

“Termination Date” shall have the meaning set forth in Section 12.1(b).

“Third Party Claim” shall have the meaning set forth in Section 11.4(a).

“Transaction Costs” means all fees and expenses incurred by the Company Entities and/or the Securityholders Representative (including on behalf of the Securityholders) prior to or as of the Closing Time in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents and the consummation of the Merger, including, without duplication, (i) the Sempra Termination Payment, (ii) the purchase by the Company prior to Closing of a six year tail policy of directors’ and officers’ liability insurance covering the Indemnified Company Parties, (iii) any Transfer Taxes allocable to the Securityholders pursuant to Section 9.10(d), (iv) any HSR fees allocable to the Company pursuant to Section 9.1, (v) all fees and expenses, if any, associated with the termination of the Contracts listed on Schedule L, (vi) all fees and expenses of the trustee under the 2011 Notes Indenture or the 2014 Notes Indenture to the extent not paid or included as part of the Bond Deposit or otherwise deducted from the Base Price or included as a liability in Net Working Capital, (vii) all fees and expenses incurred by the Company Entities in connection with or relating to preparing the documentation or addressing the matters described on Schedule M, Schedule Q and Schedule R, and (viii) all fees and expenses of counsel, investment bankers, accountants and other experts incident to the foregoing, in each case only to the extent any of the above are not paid prior to the NWC Calculation Time or included as a current liability in the determination of Net Working Capital.  It is the intention of the Parties that all Transaction Costs shall be paid prior to or at Closing to the extent feasible.

“Transaction Deductions” means the amount of federal and state income Tax deductions resulting from:  (a) the payment or accrual of Transaction Costs, (b) the payment or accrual of Change in Control Costs or any other stay bonuses or similar Severance Obligations paid prior to or as of the Closing Time, (c) payments or accruals made in exchange for the acceleration and cancellation of Company Restricted Share

Units, and (d) the portion of the Sempra Termination Payment allocated as a contract termination fee on Schedule 1.04 of the Sempra Termination Agreement, in each case, to the extent such amounts are properly deductible for federal income Tax purposes.

“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Escrow Agreement, the Company Closing Certificate and the Parent Closing Certificate.

“Transfer Taxes” shall have the meaning set forth in Section 9.10(e).

1.2           Interpretations.  Unless expressly provided otherwise in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)           whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

(b)           if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)           the headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement;

(d)           all references in this Agreement to articles, sections or subdivisions thereof shall be deemed to refer to articles, sections or subdivisions of this Agreement unless otherwise specified;

(e)           a reference to a Party or a party to another agreement or document includes such Person’s successors and permitted assigns;

(f)            a reference to any Law includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(g)           a reference to a writing includes a facsimile transmission of it and any means of reproducing its words in a tangible and permanently visible form;

(h)           the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(i)            the word “including” shall mean including without limitation;

(j)            unless provided otherwise, references to Exhibits, Schedules and Disclosure Schedules are to Exhibits, Schedules and Disclosure Schedules of this Agreement, which Exhibits, Schedules and Disclosure Schedules are incorporated herein by reference and made a part of this Agreement;

(k)           the Parties and their counsel have reviewed the provisions of this Agreement and have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the  authorship of any of the provisions of this Agreement; and

(l)            all references to dollar amounts contained in this Agreement shall mean U.S. dollars.

ARTICLE II
THE MERGER; CLOSING

2.1           The Merger.  Subject to the terms and conditions hereof and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”).

2.2           Effective Time of the Merger.  Prior to the Closing, the Parties shall pre-clear a certificate of merger in the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware (such certificate of merger, with such changes as may be required by the Secretary of State of the State of Delaware as a result of the pre-clearance and agreed to by the Parties (such agreement not to be unreasonably withheld or delayed with respect to immaterial or de minimis changes), the “Certificate of Merger”).  At the Closing, the Company, Parent and Merger Sub shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL.  The Merger shall become effective as of the time and date of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL or at the time specified in the Certificate of Merger, if later than the time of filing.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

2.3           Effect of Merger.  At the Effective Time, Merger Sub and the Company (the “Constituent Corporations”) shall become a single corporation and the Company shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).  At such time, the separate existence of Merger Sub shall cease as provided under the DGCL.  The Surviving Corporation shall have all the rights, privileges, immunities, powers and franchises and shall be subject to all liabilities of the Constituent Corporations as provided under the DGCL.  As of the Effective Time, title to all property owned by the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment.

2.4           Securityholders Representative.

(a)           Mx SR LLC, a Delaware limited liability company, is hereby appointed, authorized and empowered to act as the representative of the Securityholders (the “Securityholders Representative”) hereunder and under the Escrow Agreement, with full power of substitution.  Such appointment is not as an agent but as a term of the merger contemplated by this Agreement and accordingly such appointment is irrevocable by action of any Securityholder.  The appointment made hereunder shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law.  In its capacity as Securityholders Representative, the Securityholders Representative:

(i)                                     shall execute this Agreement, the Paying Agent Agreement, the Escrow Agreement and the Securityholders Representative Escrow Agreement;

(ii)                                  commencing with the Effective Time, shall be authorized and empowered to do any and all of the following:

(A)                              receipt and forwarding of notices and communications pursuant to this Agreement or the other Transaction Documents;

(B)                                administration of the provisions of this Agreement, including the provisions relating to the matters described in Section 5.6, Section 9.1(e)  and Article XI, and the other Transaction Documents, including the Escrow Agreement, and authorizing the release of funds from the Fixed Escrow Account;

(C)                                subject to the provisions of Section 13.7, giving or agreeing to, on behalf of the Securityholders, any and all consents or waivers deemed by the Securityholders Representative, in its sole discretion, to be necessary or appropriate under this Agreement or any other Transaction Document and the execution or delivery of any documents that may be necessary or appropriate in connection therewith;

(D)                               subject to the provisions of Section 13.7 and applicable Laws, amending this Agreement (other than this Section 2.4) or any other Transaction Documents, or any of the instruments to be delivered to Parent or Merger Sub pursuant to this Agreement or such Transaction Documents;

(E)                                 (1) disputing or refraining from disputing any claim made by Parent, the Surviving Corporation or any other Parent Indemnitees under Section 11.2 or under or with respect to any other provision of any Transaction Document, (2) acting on behalf of Securityholders in any litigation or arbitration involving this Agreement (including the indemnification obligations set forth in Article XI) or any other Transaction Documents and negotiating and compromising, on behalf of each Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, the Transaction Documents, and (3) executing, on behalf of each Securityholder, any settlement agreement, release or other document with respect to any such dispute or remedy;

(F)                                 engaging attorneys, accountants, agents or consultants in connection with the foregoing and paying any fees related thereto; and

(G)                                doing any and all things deemed reasonably necessary or desirable by the Securityholders Representative in connection with the exercise of any of the foregoing powers and authorities.

(b)           Notwithstanding Section 2.4(a), in the event the Securityholders Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement or the other Transaction Documents, the Securityholders Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf.  In such event, or in the event that a replacement Securityholders Representative is required to be appointed pursuant to Section 2.4(d) below, each Securityholder shall have such number of votes as is equal to such Securityholder’s Percentage Share and the authorization of a plurality of such number of votes shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders, except as may otherwise be required by applicable Laws.

(c)           Parent, Merger Sub and the Surviving Corporation may conclusively and absolutely rely upon any act of the Securityholders Representative with respect to all matters referred to herein, including the execution and delivery by the Securityholders Representative of any document executed, or purported to be executed, on behalf of any of the Securityholders.  Any decision or action by the Securityholders Representative hereunder shall constitute a decision or action of all of the Securityholders and shall be final, binding and conclusive upon each Securityholder, and no Securityholder shall have the right to object to, dissent from, protest or otherwise contest any such decision or action.  Any notices required to be made or delivered to the Securityholders hereunder or under any other Transaction Documents shall be made or delivered to the Securityholders Representative for the benefit of the applicable Securityholders and the making or delivering of such notice to the Securityholders Representative shall discharge in full the applicable notice requirement.

(d)           Mx SR LLC and any entity selected to replace Mx SR LLC pursuant to this Agreement, may resign as Securityholders Representative at any time by prior written notice delivered to Parent.  If Mx SR LLC resigns from its capacity as Securityholders Representative, it shall provide prior notice of such resignation to Denham Commodity Partners Fund LP and Denham Commodity Partners Fund LP, or an Affiliate thereof,  may, in its sole discretion, serve as the replacement Securityholders

Representative upon written notice to Parent.  If there is a vacancy at any time in the position of Securityholders Representative (including if Denham Commodity Partners Fund LP, or an Affiliate thereof, declines to serve as Securityholders Representative pursuant to the foregoing sentence within ten (10) days following the resignation of Mx SR LLC as Securityholders Representative), the Person last serving as Securityholders Representative shall request from the Paying Agent a list of all Securityholders and the addresses on file with the Paying Agent for such Securityholders and shall deliver, within seven (7) Business Days of such Person’s receipt of such addresses, a notice to each such Securityholder at such address notifying the Securityholders (i) that a vacancy in the position of Securityholders Representative exists and (ii) to the extent any Securityholders have agreed to be appointed Securityholders Representative, of the names of such Securityholders.  Following the delivery of such notice, the vacancy shall be filled by a vote of the Securityholders in accordance with Section 2.4(b).  If at any time there is no Person acting as the Securityholders Representative and the Securityholders fail to fill such vacancy within thirty (30) days following the resignation of the then current Securityholders Representative, Parent may appoint (with the consent of the Securityholder to be appointed the Securityholders Representative) the Securityholders Representative from among the Securityholders; provided, however, that the Securityholders Representative shall not be a trust; and provided further, that the Percentage Share of the Securityholders Representative selected by Parent must be greater than one percent as of the Closing Date.  In the event that Parent appoints a Securityholders Representative pursuant to the foregoing sentence (and such Securityholder agrees to such appointment), the Securityholders may revoke such appointment and appoint a replacement Securityholders Representative at any time in accordance with Section 2.4(b).  In no event shall any Securityholder be obligated to accept an appointment by Parent to serve as Securityholders Representative.

(e)           The Securityholders Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.

(f)            The Securityholders Representative shall act for the Securityholders on all of the matters set forth herein in the manner the Securityholders Representative reasonably believes to be in the best interests of the Securityholders as a group and consistent with the obligations of the Securityholders Representative and the Securityholders under this Agreement.  Notwithstanding the foregoing, the Securityholders Representative shall not be liable to Parent, Merger Sub, the Surviving Corporation or the Securityholders in its capacity as Securityholders Representative for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement, except for its own gross negligence or willful misconduct.  The Securityholders Representative shall not have any duties or responsibilities other than those expressly set forth in this Agreement, the Escrow Agreement or the Securityholders Representative Escrow Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Securityholders Representative.  The Securityholders Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Company, the Surviving Corporation, any Securityholder, Parent or Merger Sub, or any other evidence deemed by the Securityholders Representative to be reliable.  The Securityholders Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any other Transaction Document or its duties hereunder or thereunder, and it shall incur no liability in its capacity as Securityholders Representative to Parent, the Surviving Corporation or any Securityholder and shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel.  The Securityholders shall severally, based on each Securityholder’s Percentage Share of the applicable liabilities, claims, actions, damages, losses and expenses, indemnify and hold harmless and defend the Securityholders Representative, its Affiliates and its Representatives against any and all liabilities, claims, actions, damages, losses and expenses (including legal and other professional fees and expenses and litigation costs) arising out of or in connection with (i) the Securityholders Representative’s acts or omissions to act, resulting from, arising out of, incurred in connection with, or otherwise with respect to, this Agreement, the Escrow Agreement and the Securityholders Representative Escrow Agreement and (ii) actions or omissions otherwise reasonably believed to be in the scope of the Securityholders Representative’s authority; provided that, in each case, such actions or omissions did not constitute gross negligence or willful misconduct.

(g)           The Securityholders shall pay the Securityholders Representative an annual fee of $100,000 through the date on which all of the funds in the Fixed Escrow Account are finally disbursed in accordance with the terms of this Agreement and the Escrow Agreement for each year or any portion of a year it serves as Securityholders Representative, which such fee shall be deducted from the escrow account established pursuant to the terms of the Securityholders Representative Escrow Agreement for compensation and reimbursement of the Securityholders Representative (the “Securityholders Representative Escrow Account”) and shall be paid in advance on the Closing Date and on each anniversary of the Closing Date.  In addition to such annual fee, the Securityholders shall reimburse the Securityholders Representative for any and all costs, expenses and other liabilities incurred by the Securityholders Representative in connection with the performance of its duties under this Agreement and such costs and expenses shall be paid as a Transaction Cost if incurred and ascertainable prior to Closing, and, thereafter, in accordance with this Section 2.4(g).  The Securityholders Representative shall be entitled to deduct any amounts from the Securityholders Representative Escrow Account necessary to satisfy the indemnification and payment obligations of the Securityholders pursuant to Sections 2.4(f)-(g).  If at any time there are insufficient (or no) funds remaining in the Securityholders Representative Escrow Account to pay such amounts, (A) the Securityholders Representative may deduct any amount owing to it pursuant to Sections 2.4(f)-(g), or any amounts it reasonably believes may be payable to it in the future, from any amounts that have been finally determined to be distributable to the Securityholders from the Fixed Escrow Account or the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement, and (B) if no such amounts are to be distributed to the Securityholders, or if such amounts are insufficient, the Securityholders shall reimburse the Securityholders Representative based on each Securityholder’s Percentage Share of such amounts owing to the Securityholders Representative.  The Securityholders Representative shall have the right to deliver instructions to the Escrow Agent at any time to disburse funds to the Securityholders Representative from the Securityholders Representative Escrow Account or to withhold amounts that have been finally determined to be distributable to the Securityholders from the Fixed Escrow Account or the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement, without the necessity of obtaining approval from any other Person (including any Securityholder); provided that such instructions comply with this Section 2.4(g).

(h)           Notwithstanding anything to the contrary in this Agreement:

(i)                                     with respect to any provision of this Agreement that requires Parent or the Surviving Corporation to obtain the consent or approval of the Securityholders Representative after the Closing Date, if the Securityholders Representative fails to provide written notice of the Securityholders Representative’s consent or rejection within the later of (x) the time period provided for in the applicable provisions of this Agreement and (y) fifteen (15) Business Days after the date Parent or the Surviving Corporation, as applicable, requested such consent or approval, then the Securityholders Representative shall be deemed to have rejected the request; and

(ii)                                  if at anytime the Securityholders Representative shall have resigned and no replacement Securityholders Representative shall have been designated in accordance with the terms of this Agreement (after the expiration of the applicable time periods set forth in Section 2.4(d), regardless of whether or not the Securityholders Representative has complied with, or taken the actions required by, Section 2.4(d)):

(A)                              any requirement in this Agreement to deliver notice to the Securityholders Representative shall be deemed to be satisfied upon providing notice, in accordance with Section 13.5, to each of the Securityholders at the applicable addresses on file with the Paying Agent; and

(B)                                Parent or the Surviving Corporation, as applicable, may take any action that is to be taken by the Securityholders Representative or that requires the consent or approval of the Securityholders Representative pursuant to this Agreement if (1) Parent or the Surviving Corporation, as applicable, delivers written notice of its intention to take such action to each of the Securityholders at the applicable addresses on file with the Paying Agent and (2) within fifteen (15) Business Days after the date of the mailing of such written notice, Parent or the Surviving Corporation, as applicable, does not receive written notice from a replacement Securityholders Representative appointed in accordance with the terms of this Agreement objecting to Parent or the Surviving Corporation, as applicable, taking such action; provided, that, if Parent’s or the Surviving Corporation’s inability to take the applicable action prior to the delivery of notice to the Securityholders or the expiration of such fifteen-Business Day period would materially prejudice the rights of Parent or the Surviving Corporation, then Parent or the Surviving Corporation, as applicable, may, in good faith, take such action and thereafter shall deliver prompt written notice thereof to the Securityholders.

ARTICLE III
THE SURVIVING CORPORATION

3.1           Certificate of Incorporation.  The Fourth Amended and Restated Certificate of Incorporation of the Company shall be amended and restated as of the Effective Time to be in the form set forth on Exhibit D and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, until duly altered, amended or repealed in accordance with applicable Laws.

3.2           Bylaws.  The Fourth Amended and Restated Bylaws of the Company shall be amended and restated as of the Effective Time to be in the form set forth on Exhibit E and, as so amended and restated, shall be the Bylaws of the Surviving Corporation immediately after the Effective Time, until duly altered, amended or repealed in accordance with applicable Laws.

3.3           Directors.  The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

3.4           Officers.  The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

ARTICLE IV
CONVERSION OF SHARES

4.1           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or Securityholder, or immediately prior to the Effective Time as set forth in Section 4.1(g):

(a)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s capital stock.

(b)           Subject to the provisions of Article V, each share of Common Stock (excluding the Restricted Shares, which shall be governed by Section 4.1(c) below) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Common Share Price; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 5.5.

(c)           Subject to the provisions of Article V, each Restricted Share that is issued and outstanding immediately prior to the Effective Time shall be fully vested and each such Restricted Share shall be cancelled and extinguished and, in consideration therefor, the holder thereof shall be entitled to receive an amount in cash equal to the Common Share Price, less applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and other withholding obligations, if any; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 5.5.

(d)           Subject to the provisions of Article V, each Company Restricted Share Unit that is outstanding immediately prior to the Effective Time shall become vested or earned and be cancelled subject to and immediately following the Effective Time and converted into the right to receive an amount in cash equal to the Common Share Price, less applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and other withholding obligations.

(e)           Each share of Common Stock that is issued and held in the Company’s treasury or by any of the Company’s Subsidiaries immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made in respect thereof.

(f)            Upon conversion or cancellation thereof as described in this Section 4.1, each share of Common Stock (including each Restricted Share) shall cease to exist and shall automatically be canceled and retired and each holder of a certificate representing such Common Stock or Restricted Shares shall cease to have any rights with respect thereto other than the right (which right is expressly subject to the other terms and provisions of this Agreement, including Sections 11.2 and 11.3) to receive the payments described in this Agreement without interest except as set forth in this Agreement.  Upon cancellation thereof as described in this Section 4.1, each Company Restricted Share Unit shall cease to exist and shall automatically be canceled and each holder of a Company Restricted Share Unit shall cease to have any rights with respect thereto other than the right (which right is expressly subject to the other terms and provisions of this Agreement, including Sections 11.2 and 11.3) to receive the payments described in this Agreement without interest except as set forth in this Agreement.

(g)           For the avoidance of doubt, (i) all of the issued and outstanding Class B Common Stock and all of the shares of Class C Common Stock held by Sempra shall be repurchased by the Company in full immediately prior to the Effective Time, pursuant to the Sempra Termination Agreement and, thereafter, such Class B Common Stock and such shares of Class C Common Stock shall be treated as treasury shares and shall be cancelled and retired in accordance with Section 4.1(e), (ii) all of the Company Restricted Share Units held by Sempra shall be cancelled immediately prior to the Effective Time, and (iii) except for purposes of determining whether the Stockholder Consent has been obtained, Sempra shall not be considered a Securityholder for purposes of this Agreement from and after the time of such repurchase and cancellation.

4.2           No Further Transfers.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or other Equity Interests of the Company shall thereafter be made.

ARTICLE V
PAYMENT OF PURCHASE PRICE

5.1           Calculation of Closing Payment.

(a)           No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) the Closing Financial Statements and (ii) a statement (the “Closing Statement”) setting forth in reasonable detail the Company’s calculation of the (A) Bond Deposit, (B) the Estimated Net Working Capital, (C) the Estimated Debt, (D) the Estimated NOL Tax Benefit, (E) the Estimated Transaction Costs, (F) the Estimated Approved Capital Expenditures, and (G) the Estimated Change in Control Costs,.  The Company shall use all reasonable efforts to deliver to Parent, not later than three (3) Business Days prior to the Closing Date, (1) a list of all Persons entitled to payment of any Transaction Costs and/or Change in Control Costs and the amounts owed to each such Person, (2) the wire transfer or other payment instructions for each such Person, and (3) copies of any invoices that have been received by the Company from any Persons entitled to payment of any Transaction Costs.

(b)           If (i) the Estimated Net Working Capital is positive, the amount of the Estimated Net Working Capital shall be added to the Adjusted Base Price and (ii)  the Estimated Net Working Capital is negative, the amount of the Estimated Net Working Capital shall be deducted from the Adjusted Base Price.  The Adjusted Base Price either (i) plus Estimated Net Working Capital or (ii) minus Estimated Net Working Capital, as applicable and contemplated hereby, is referred to herein as the “Closing Payment.”

5.2           Payments by the Company or the Surviving Corporation at Closing.

(a)           On the Closing Date, the Company or, the Surviving Corporation shall pay, or shall cause their respective Subsidiaries to pay, the following amounts:

(i)                                     the Change in Control Costs to each payee entitled to receipt thereof as reflected in the Closing Statement, less applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and other withholding obligations; and

(ii)                                  the Transaction Costs to each payee entitled to receipt thereof as reflected in the Closing Statement.

(b)           Prior to the Closing Date, the Company shall direct that any amounts owing to the Company Entities by Sempra (including cash and restricted cash), net of any amounts to be paid to Sempra at the Closing pursuant to and in accordance with the Sempra Termination Agreement (such net amount, the “Sempra Restricted Cash”), shall be released upon the closing of the transactions contemplated by the Sempra Termination Agreement and delivered as follows: (A) if the 2011 Notes are then outstanding, an aggregate amount equal to the portion of the Bond Deposit pertaining to the 2011 Notes to the trustee under the 2011 Notes Indenture and (B) an aggregate amount equal to the portion of the Bond Deposit pertaining to the 2014 Notes to the trustee under the 2014 Notes Indenture; provided, that if the aggregate amount of the Sempra Restricted Cash plus any amounts held in any interest reserve accounts established with respect to the 2014 Notes is less than the Bond Deposit, the Company shall notify Parent of the estimated additional amounts necessary to redeem or satisfy and discharge, as applicable, the Bonds, and provided further that the Company shall direct that any Sempra Restricted Cash remaining after the foregoing payments and deposits are made be delivered to an account designated by Parent.  Not later than two (2) Business Days prior to the Closing Date, the Company shall notify Parent of the Company’s good faith estimate of the amount of Sempra Restricted Cash that is expected to be on hand as of the Closing.

(c)           Prior to the Closing Date, the Company shall notify the trustee under the 2014 Notes Indenture that any amounts held in any interest reserve accounts established with respect to the 2014 Notes shall be used to redeem or satisfy and discharge, as applicable, the 2014 Notes with respect to which such reserve accounts are maintained.

5.3           Payments by Parent at Closing; Posting of Credit Support by Parent at Closing.  At Closing, Parent shall pay, or shall cause the Surviving Corporation or its Subsidiaries to pay, the following amounts:

(a)           to the Escrow Agent, an amount equal to $43,000,000 (the “Fixed Escrow Amount”), (i) $15,000,000 of which shall be designated as the “General Indemnity Escrow”, (ii) $20,000,000 of which shall be designated as “Specific Indemnity Escrow”, (iii) $7,000,000 of  which shall be designated as the “Regulatory Indemnity Escrow”) and (iv) $1,000,000 of which shall be designated as the “Waiver Escrow”, in each case, for deposit in the Fixed Escrow Account to be held and disbursed in accordance with this Agreement, including Schedule N, and the Escrow Agreement;

(b)           to the Escrow Agent, an amount equal to 20% of the Estimated Net Working Capital (provided, that for purposes of this Section 5.3(b), the calculation of Estimated Net Working Capital shall not include (i) cash, (ii) restricted cash, (iii) any amounts owing to the Company Entities from Sempra (including cash and restricted cash), (iv) cash equivalents, and (v) security deposits) (the “Adjustment Escrow Amount”) for deposit in the Adjustment Escrow Account to be held and disbursed in accordance with this Article V and the Escrow Agreement (provided, however, that to the extent the amount in the Adjustment Escrow Account is insufficient to satisfy the amount to be disbursed to Parent or the Surviving Corporation, if any, in accordance with Article V and the Escrow Agreement, the amount of the General Indemnity Escrow shall be available to satisfy such disbursements);

(c)           to the Escrow Agent, the Securityholders Representative Escrow Amount, for deposit in the Securityholders Representative Escrow Account to be held and disbursed in accordance with the Securityholders Representative Escrow Agreement;

(d)           to the Paying Agent, for the benefit of the Stockholders, an amount equal to the Closing Common Share Price multiplied by the number of shares of Common Stock (including Restricted Shares, but excluding Dissenting Shares) issued and outstanding immediately prior to the Effective Time (such amount, the “Merger Consideration”); and

(e)           to the Company or the Surviving Corporation, for the benefit of the RSU Holders, an amount equal to the Closing Common Share Price multiplied by the number of shares of Common Stock subject to Company Restricted Share Units outstanding immediately prior to the Effective Time.

5.4           Mechanics of Payments.

(a)           Prior to the Effective Time, Parent shall enter into an agreement with Manufacturers  and Traders Trust Company, or such other Person reasonably acceptable to the Company and Parent, in the form attached hereto as Exhibit F (or in such other form as may be reasonably acceptable to both the Company and Parent) (the “Paying Agent Agreement”), to act as paying agent for the Securityholders in connection with the Merger (the “Paying Agent”) and to receive (i) for the benefit of the Stockholders, the Merger Consideration and (ii) for the benefit of the Securityholders, any amounts payable to the Securityholders upon release of funds pursuant to the Escrow Agreement and the Securityholders Representative Escrow Agreement.  Parent shall deposit, or shall cause to be deposited, an amount equal to the Merger Consideration with the Paying Agent at or prior to the Effective Time.  The Merger Consideration deposited with the Paying Agent shall, pending its disbursement to the Stockholders, be invested by the Paying Agent as provided in the Paying Agent Agreement.  Any amounts in excess of the Merger Consideration, including any interest or other income resulting from such investments, shall be paid to Parent or Merger Sub upon termination of the paying agency arrangements under the Paying Agent Agreement and shall be the property of Parent or Merger Sub.  Notwithstanding anything to the contrary, Parent shall promptly replace funds deposited with the Paying Agent (by Parent or the Escrow Agent) in the event of any loss of such funds as a result of the investment of such funds.  Subject to the last sentence of this Section 5.4(a) and the immediately preceding sentence, Parent shall be deemed for all purposes of this Agreement to have satisfied its obligation to pay the Merger Consideration to the Stockholders hereunder at the Closing upon the Paying Agent’s receipt of the Merger Consideration, it being expressly agreed that Parent’s payment of the Merger Consideration to the Paying Agent shall forever and irrevocably be deemed to constitute payment to each and every Stockholder (other than with respect to Dissenting Shares) the full amount of the portion of the Merger Consideration which is owed to such Stockholder under this Agreement at the Closing.  In the event the Merger Consideration is paid to the Paying Agent and the Paying Agent fails to pay the full amount of the portion of the Merger Consideration which is owed to any Stockholder under this Agreement, such Stockholder’s sole and exclusive remedy shall be the right to be subrogated to Parent’s rights under the Paying Agent Agreement.  Notwithstanding the deposit of the Merger Consideration with the Paying Agent, Parent shall continue to have the obligation to pay the remaining portion of the Common Share Price, if any, due and owing to the Securityholders hereunder, which obligation shall be deemed to have been satisfied by the deposit by Parent of the Fixed Escrow Amount, the Securityholders Representative Escrow Amount and the Adjustment Escrow Amount with the Escrow Agent on or prior to the Closing Date (subject to the obligations set forth in the fifth sentence of this Section 5.4(a)) and Parent’s compliance with the terms and conditions of the Escrow Agreement and this Agreement with respect to distributions of any portions of the Fixed Escrow Amount and the Adjustment Escrow Amount, if any, to the Paying Agent thereunder, it being expressly agreed that (subject to the obligations set forth in the fifth sentence of this Section 5.4(a)) Parent’s deposit of the Fixed Escrow Amount, the Securityholders Representative Escrow Amount and the Adjustment Escrow Amount with the Escrow Agent on or prior to the Closing Date and Parent’s and the Surviving Corporation’s compliance with the terms and conditions of the Escrow Agreement and this Agreement with respect to distributions of the Fixed Escrow Amount and the Adjustment Escrow Amount, if any, to the Paying Agent, and Parent’s and the Surviving Corporation’s compliance with the Paying Agent Agreement, shall forever and irrevocably be deemed to constitute payment to each and every Securityholder (other than with respect to Dissenting Shares) of the full amount of the remaining portion of the Common Share Price, if any, that is owed to the Securityholders hereunder.

(b)           As soon as reasonably practicable after the Effective Time and in any event not later than two (2) Business Days following the Closing Date, the Paying Agent shall mail to each Stockholder of record as of the Effective Time whose shares of Common Stock were converted into the right to receive the Common Share Price pursuant to Section 4.1, a letter of transmittal in the form attached hereto as Exhibit G (or such other form as may be reasonably acceptable to each of the Company, Parent and the Paying Agent) (a “Letter of Transmittal”), which shall include instructions for effecting the surrender of the certificates which immediately prior to the Effective Time represented outstanding Common Stock (including Restricted Shares) (the “Certificates”), in exchange for payment of the portion of the Merger Consideration to which each Stockholder may be entitled, and shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery to the Paying Agent of the Certificates (provided, that the Company shall deliver any Certificates representing Restricted Shares held by the Company on behalf of the applicable Restricted Holder to such Restricted Holder prior to the Effective Time, or at such Restricted Holder’s direction, to the Paying Agent).  Prior to the Effective Time, the Company shall provide to each RSU Holder whose Company Restricted Share Units were converted into the right to receive the Common Share Price pursuant to Section 4.1, a Company Restricted Share Unit surrender agreement in the form attached hereto as Exhibit H (or in such other form as may be reasonably acceptable to each of the Company, Parent and the Paying Agent) (a “Surrender Agreement”), which shall contain an acknowledgement of surrender and such other terms as Parent may reasonably specify.  Upon delivery of a duly completed and validly executed Surrender Agreement to the Company and Parent, the applicable RSU Holder executing such Surrender Agreement shall be entitled to receive the Closing Common Share Price (less the applicable Tax withholdings pursuant to Section 4.1(d)), at the Closing in exchange for such RSU Holders’ Company Restricted Share Units and such Company Restricted Share Units shall forthwith be cancelled.  Upon delivery of a Surrender Agreement to the Paying Agent, the applicable RSU Holder executing such Surrender Agreement shall be entitled to receive any remaining portion of the Common Share Price (less applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and other withholding obligations) in respect of the Company Restricted Share Units held by such RSU Holder immediately prior to the Effective Time as may become payable pursuant to the terms of this Agreement.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amounts set forth in Section 4.1 and the Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Company Restricted Share Units.  If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be accompanied by all documents required to evidence and effect that transfer and (y) the Paying Agent shall be entitled to deduct any applicable Taxes from the payments made to such Person, unless the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Each Certificate and each Company Restricted Share Unit shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender in accordance with this Section 5.4, the payments set forth in Section 4.1.  No interest shall be paid or accrued on any cash payable to Securityholders pursuant to the provisions of this Article V, except as expressly set forth in this Agreement.

(c)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond pursuant to and in accordance with the Letter of Transmittal, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the applicable portion of the Merger Consideration to be paid in respect of the Common Stock formerly represented by such lost, stolen or destroyed Certificate.

(d)           From and after the Effective Time, the Securityholders shall cease to have any rights with respect to the Common Stock or Company Restricted Share Units, except as otherwise provided herein or by applicable Law.

(e)           At any time following the termination of the Escrow Agreement in accordance with the terms thereof, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest earned thereon) that had been made available to the Paying Agent for disbursement to Securityholders who have not, prior to such date, surrendered their Company Restricted Share Units or Certificates as required by the Letter of Transmittal, and thereafter such Securityholders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to any amounts that may be payable to such Securityholders, as determined pursuant to this Agreement, without any interest thereon.  Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Securityholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Parent or the Surviving Corporation shall be entitled to deduct and withhold, or to direct the Paying Agent to deduct and withhold, from any amount payable pursuant to this Agreement such amounts as Parent or the Surviving Corporation shall determine in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any other Law relating to Taxes unless the applicable Securityholder shall have established to the reasonable satisfaction of Parent or the Surviving Corporation, as applicable, that such Tax either has been paid or is not applicable.  To the extent that amounts are so withheld by the Paying Agent, Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made by the Paying Agent, Parent or the Surviving Corporation.  Parent or the Surviving Corporation shall be responsible to pay, in due course, all applicable federal, state and local income Tax withholding and Social Security, Medicare, state disability, unemployment and other obligations for which amounts were withheld in respect of payments to the RSU Holders and payments of Change in Control Costs or otherwise withheld from payments made under this Agreement.

5.5           Dissenters’ Rights.

(a)           In connection and included with the mailing of the Consent Solicitation, the Company shall provide each record holder of Common Stock with notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL.  The Company shall give Parent reasonably prompt notice (and in any event, no later than three (3) Business Days after receipt) of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company from any Stockholders, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in connection therewith.  No later than ten (10) days following the Closing Date, Parent and the Surviving Corporation shall provide notice of the Closing Date to each Stockholder entitled to appraisal, in accordance with Section 262(d)(2) of the DGCL.

(b)           Notwithstanding any other provision of this Agreement to the contrary, any outstanding shares of Common Stock that are held immediately prior to the Effective Time by Persons who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such outstanding shares of Common Stock in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be automatically cancelled and shall cease to exist and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of the DGCL.  If a holder of Dissenting Shares thereafter withdraws or loses (through failure to perfect or otherwise) the right to appraisal with respect to such Dissenting Shares, then, as of the occurrence of such withdrawal or loss, each such Dissenting Share shall be deemed to have been converted, at the Effective Time, into and represent only the right to receive, in accordance with Section 4.1, the Common Share Price and other consideration described in this Agreement, without interest thereon, except as expressly provided herein.

5.6           Post-Closing Adjustments.

(a)           Following the Closing, the Surviving Corporation shall prepare a statement (the “Post-Closing Statement”) which shall contain or include (x) a reasonably detailed calculation of the Net Working Capital and (y) calculations of (i) the Approved Capital Expenditures, (ii) the NOL Tax Benefit, (iii) the Transaction Costs, (iv) the Change in Control Costs, (v) the aggregate amount of outstanding Debt of the Company Entities as of the Closing Time, and (vi) the estimated Final Adjustment Amount, and the Surviving Corporation shall deliver the same, together with the Closing Financial Statements, to the Securityholders Representative no later than the 45th day following the Closing Date; provided, however, that the Surviving Corporation shall have until the 60th day following the Closing Date to deliver the calculation of the NOL Tax Benefit to the Securityholders Representative, and, when delivered, such calculation of the NOL Tax Benefit shall be deemed part of the Post-Closing Statement.

(b)           The Post-Closing Statement delivered by the Surviving Corporation to the Securityholders Representative shall be final and binding on the Parties, the Securityholders and the Securityholders Representative unless the Securityholders Representative objects within forty-five (45) days after receipt of the full Post-Closing Statement, including the calculation of the NOL Tax Benefit, by:  (A) notifying the Surviving Corporation and Parent in writing of each objection thereto; and (B) delivering to the Surviving Corporation and Parent a statement describing the basis for each objection along with any modifications to the Post-Closing Statement proposed by the Securityholders Representative.  The modified Post-Closing Statement as proposed by the Securityholders Representative shall be final and binding on the Parties, the Securityholders Representative and the Securityholders unless the Surviving Corporation objects in writing no later than the fifteenth (15th) day following the receipt of such modified Post-Closing Statement, which such notice to the Securityholders Representative shall contain a detailed statement describing the basis of each objection thereto and any modifications proposed by the Surviving Corporation.

(c)           Any component of the Surviving Corporation’s Post-Closing Statement or the Securityholders Representative’s modified Post-Closing Statement that is not the subject of a proper and timely objection by the Surviving Corporation or the Securityholders Representative, as applicable, shall be final and binding on the Parties, the Securityholders and the Securityholders Representative.  If the items disputed pursuant to Section 5.6(b) equal an aggregate amount in dispute that is less than the Adjustment Escrow Amount, then the aggregate amount so disputed shall be retained in the Adjustment Escrow Account and the Securityholders Representative and Parent shall deliver a joint written instruction to the Escrow Agent directing that the remaining portion of the Adjustment Escrow Amount be distributed to the Securityholders or the Surviving Corporation, as applicable, as to the extent owing to such Persons pursuant to Section 5.6(g).

(d)           Following the Closing Date, the Surviving Corporation shall permit the Securityholders Representative and its counsel, accountants and other advisors reasonable access (with the right to make copies) to the financial books and records of the Surviving Corporation and the applicable workpapers of its accountants for the purposes of the review and objection right contemplated herein.

(e)           The Surviving Corporation and the Securityholders Representative shall use reasonable efforts to resolve any dispute arising under Section 5.6(b); provided, however, that if they fail to resolve any dispute within thirty (30) days following the Surviving Corporation’s notice to the Securityholders Representative that it objects to the Securityholders Representative’s modifications to the Post-Closing Statement, then such disagreement shall be submitted for resolution to Grant Thornton LLP or such other firm of independent accountants to which the Surviving Corporation and the Securityholders Representative agree in writing (the “Independent Accountants”).  If issues are submitted to the Independent Accountants for resolution, the Securityholders Representative and the Surviving Corporation shall promptly enter into a customary engagement letter with the Independent Accountants.  Within fifteen (15) days after the Independent Accountants have been retained, each of the Securityholders Representative and the Surviving Corporation shall furnish to the Independent Accountants and each other a written statement of its position with respect to each matter in dispute.  Within ten (10) Business Days after the expiration of such 15-day period, the Securityholders Representative and the Surviving Corporation may deliver to the Independent Accountants and to each other their respective responses to the other’s position on each matter in dispute.  With each submission, the Securityholders Representative and the Surviving Corporation may also furnish to the Independent Accountants such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Accountants with appropriate copies or notification being given to the other.  The Independent Accountants may, at their discretion, conduct a conference concerning the disputed matter(s) with the Securityholders Representative and the Surviving Corporation (provided that the Independent Accountants shall not conduct any substantive meetings or other communications with either of the Securityholders Representative or the Surviving Corporation outside the presence of the other), at which conference the Securityholders Representative and the Surviving Corporation shall each have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.  Each of the Securityholders Representative and the Surviving Corporation shall provide copies to the other Person of any and all materials provided to the Independent Accountants.  All communications from the Independent Accountants to either of the Surviving Corporation or the Securityholders Representative, whether oral or in writing, shall be provided promptly to the other Person.

(f)            The Independent Accountants shall be directed to promptly, and in any event within forty (40) days after their appointment pursuant to Section 5.6(e), render their decision on the disputed matter(s).  The Independent Accountants’ determination as to each matter in dispute shall be set forth in a written statement delivered to the Securityholders Representative and the Surviving Corporation and shall be final and binding on the Parties, the Securityholders Representative and the Securityholders.  The fees of the Independent Accountants shall be borne solely by the Surviving Corporation or the Securityholders Representative (on behalf of the Securityholders) based on which Person’s calculations of the disputed matters (determined on an aggregate basis) as submitted to the Independent Accountants varied the most from the final calculations of the Independent Accountants.

(g)           Upon final determination of (i) the Net Working Capital (as so finally determined, the “Final Working Capital”); (ii) the Approved Capital Expenditures  (as so finally determined, the “Final Approved Capital Expenditures”), if any; (iii) the NOL Tax Benefit (as so finally determined, the “Final NOL Tax Benefit”); (iv) the aggregate amount of outstanding Debt of the Company Entities as of the Closing Time (as so finally determined, the “Final Debt”); (v) the aggregate amount of Transaction Costs (as so finally determined, the “Final Transaction Costs”); and (vi) the aggregate amount of Change in Control Costs (as so finally determined, the “Final Change in Control Costs”), in each case in accordance with Sections 5.6(a), 5.6(b), 5.6(c), 5.6(e) and/or 5.6(f), as applicable, then:

(i)            if the Final Adjustment Amount is a positive number:

(A)          Parent and the Securityholders Representative shall promptly provide a joint written instruction to the Escrow Agent to deliver promptly the aggregate amount of the Adjustment Escrow Amount remaining in the Adjustment Escrow Account after any distribution, if any, required by Section 5.6(c), plus any interest accrued thereon, to the Paying Agent for distribution to the Securityholders (subject to compliance with Section 5.4), pro rata in accordance with their Percentage Share; and

(B)           the Surviving Corporation shall pay, or cause to be paid to the Paying Agent for distribution to the Securityholders (subject to compliance with Section 5.4), pro rata in accordance with their Percentage Share, the amount, if any, by which the Final Adjustment Amount exceeds the Adjustment Escrow Amount, plus interest on such amount from the Closing Date through the date on which payment is made to the Paying Agent at the Applicable Rate;

(ii)           if the Final Adjustment Amount is a negative number, Parent and the Securityholders Representative shall promptly provide a joint written instruction to the Escrow Agent directing disbursement from the Adjustment Escrow Amount (and to the extent the

Adjustment Escrow Amount is insufficient, also from the Fixed Escrow Amount as referenced below) as follows:

(A)          to the Surviving Corporation an amount equal to the lesser of (x) the absolute value of the Final Adjustment Amount and (y) the sum of (I) the aggregate Adjustment Escrow Amount plus (II) the General Indemnity Escrow, plus (in the case of clause (x) or (y) as applicable) any interest accrued thereon; and

(B)           to the Paying Agent, for distribution to the Securityholders (subject to compliance with Section 5.4) pro rata in accordance with their Percentage Share, the remainder of the Adjustment Escrow Amount in the Adjustment Escrow Account, if any, plus any interest accrued thereon, following the disbursement set forth in the foregoing clause (A).

(h)           For purposes of clarity, in no event shall Parent or the Surviving Corporation be entitled to any payments pursuant to this Section 5.6 in excess of the sum of the Adjustment Escrow Amount and General Indemnity Escrow (plus any interest accrued thereon).

5.7           No Duplicative Effect.  The provisions of this Article V and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) Net Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

5.8           Accrued Vacation.  At the Closing, the Company shall cause to be paid all accrued vacation with respect to Employees of any Company Entity (including any Employee on a leave of absence) that is earned and unused immediately prior to the Effective Time.

ARTICLE VI
CLOSING

Unless otherwise agreed to by the Company and Parent in writing, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Vinson & Elkins L.L.P., The Willard Office Building, 1455 Pennsylvania Avenue, N.W., Washington, DC  20004-1008, or at such other place as the Company and Parent may agree in writing, including by electronic exchange of documents.  The Closing shall take place on the date that is two (2) Business Days following the date on which each of the conditions precedent in Sections 10.1 and 10.2 has been satisfied or waived (other than those conditions that are to be satisfied at Closing, but subject to their due satisfaction or waiver at the Closing or such other date as the Company and Parent may agree in writing; provided, that in no event shall the Closing Date be earlier than July 1, 2011.  The date upon which Closing actually occurs is referred to herein as the “Closing Date.”

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

Except as otherwise set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub that the statements set forth in this Article VII are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date as though made then, in each case except to the extent such representations and warranties expressly refer to another date, in which case such representations and warranties are made solely as of such other date:

7.1           Organization; Authority.

(a)           Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of incorporation.

(b)           Power.  The Company and each Subsidiary has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such business is now being conducted.  The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by the Company and to carry out the transactions contemplated hereby and thereby.

(c)           Authorization.  The execution and delivery of this Agreement and the other Transaction Documents that have been or are to be executed and delivered by the Company pursuant hereto, and full performance hereunder and thereunder, have been duly authorized by all necessary actions of the Board, and no other or further act of the Board is necessary therefor.  Upon receipt of the Stockholder Consent, all Securityholder approvals of this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated herein and therein shall have been duly authorized and approved by all necessary actions of the Securityholders and no further Securityholder approvals are necessary.  Contemporaneously with the execution and delivery of this Agreement by the Company, Charter Mx LLC and Denham Commodity Partners Fund LP delivered to the Company their written consent approving and adopting the Merger and this Agreement.  As of the date of this Agreement, Charter Mx LLC and Denham Commodity Partners Fund LP are the record holders of an aggregate of 33.68% of the issued and outstanding Common Stock.

(d)           Qualification.  The Company and each of its Subsidiaries is duly qualified to do business in the jurisdiction of its organization and is duly qualified as a foreign corporation and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of property, or the conduct of its business, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Company and each Subsidiary are qualified to do business as a foreign entity are listed on Disclosure Schedule 7.1(d).

(e)           Validity.  This Agreement has been, and each other Transaction Document to which the Company is a party has been or will be prior to or at Closing, duly and validly executed and delivered by the Company.  Assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement is, and each other Transaction Document to which the Company is a party is, or when executed and delivered by the Company prior to or at Closing will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by:  (i) Laws governing bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect that affect the enforcement of creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; or (iii) other principles of equity (such Laws, limitations and other principles, “Enforceability Limitations”).

(f)            Subsidiaries; Obligations to Provide Funds.  Disclosure Schedule 7.1(f) sets forth the name of each Subsidiary of the Company and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock and other Equity Interests, the number and class of shares and other Equity Interests thereof duly issued and outstanding, which represent all of the Equity Interests in such Subsidiary, the names of all stockholders or other equity owners and the number of shares of stock and other Equity Interests owned by each such stockholder or equity owner.  Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.  The outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and non-assessable, and all such shares or other Equity Interests represented as being owned by the Company or another Subsidiary of the Company are owned by it free and clear of any and all Liens, except for restrictions on transfer that may be imposed by state or federal securities Laws and Liens that are set forth in Disclosure Schedule 7.1(f).  Except as set forth on Disclosure Schedule 7.1(f), neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to make any equity investment in any entity.  No Company Entity owns, directly or indirectly, any interest in any corporation, limited liability company, partnership, association or other entity, other than another Company Entity, and no Company Entity has any obligation to acquire any such interest.

(g)           Organization Documents, etc.  The copies of the Fourth Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws of the Company, including any amendments thereto, the Organizational Documents of the other Company Entities and the Stockholders Agreement, which have been made available by the Company to Parent and Merger Sub, are true, correct and complete copies of such instruments as in effect on the date hereof.  The current directors and executive officers of the Company and its Subsidiaries are listed on Disclosure Schedule 7.1(g).

(h)           Capitalization of the Company.  The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.01 per share, 50,000,000 shares of which are designated as Class A Common Stock, 10,000,000 shares of which are designated as Class B Common Stock, 40,000,000 shares of which are designated as Class C Common Stock, and 100,000,000 shares of which are designated as Class D Common Stock.  As of the date of this Agreement, there are:  (i) 33,710,902 shares of Class A Common Stock issued and outstanding (excluding shares held in treasury); (ii) 4,002,290 shares of Class B Common Stock issued and outstanding; (iii) 17,078,335 shares of Class C Common Stock issued and outstanding, of which 28,973 shares are Restricted Shares; (iv) no shares of Class D Common Stock issued and outstanding; and (v) 229,781 shares of Class A Common Stock held in treasury.  Disclosure Schedule 7.1(h) lists the total number of shares of Common Stock of the Company that are issued and outstanding as of the date hereof (and updated by the Company as of immediately prior to the Effective Time), the name of each record owner of such shares, the number of shares of each class of Common Stock held by each record owner (including the related stock certificate numbers) and the Percentage Share of each such record owner.  All of the issued and outstanding Equity Interest Equivalents of the Company are set forth on Disclosure Schedule 7.1(h), including the name of the record owner of such Equity Interest Equivalent and a description of each Equity Interest Equivalent including the exercise price and vesting schedule, as applicable, of each Equity Interest Equivalent and the Percentage Share of such record owner.  Except as set forth on Disclosure Schedule 7.1(h), there are no:  (A) Contracts of any kind to which a Company Entity is a party, or is bound, relating to the issuance, sale or transfer of any Equity Interest in any Company Entity (other than the Equity Compensation Plan and the Company Restricted Share Units); (B) obligations (contingent or otherwise) of any Company Entity to purchase, redeem or otherwise acquire any Equity Interest in any Company Entity (other than pursuant to Company Restricted Share Units or the terms of Restricted Shares) or to pay any dividend or make any other distribution in respect thereof; (C) Liens or restrictions on the transfer of any Equity Interest in any Company Entity pursuant to which any Company Entity is a party or is bound (other than pursuant to securities Laws); (D) voting trusts, proxies or other agreements or understandings to which any Company Entity is a party, or is bound, with respect to the voting of any Equity Interest in any Company Entity; (E) no Person is entitled to any preemptive right, right of first offer, right of first refusal or any similar right with respect to the issuance of any Equity Interest in any Company Entity pursuant to any Contract to which a Company Entity is a party, or is bound, and no Person is entitled to any rights with respect to the registration of any Equity Interest in any Company Entity; and (F) there are no outstanding equity or stock appreciation, phantom stock or equity, profit participation or similar rights with respect to any Company Entity.  To the Company’s Knowledge, each holder of Restricted Shares filed an election with respect to such Restricted Shares under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days of the grant of such Restricted Shares.

7.2           No Violation; Conflicts, etc.  Assuming receipt of the Stockholder Consent and subject to the receipt of each of the consents, notices and approvals of Governmental Authorities set forth on Disclosure Schedule 7.2(a) that are required to be obtained by the Company prior to the Effective Time (such consents, notices and approvals required to be obtained prior to the Effective Time, collectively, the “Company Mandatory Consents”) (for purposes of clarification, Company Mandatory Consents does not include the Stockholder Consent) and Antitrust Approval, neither the execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the Sempra Termination Agreement nor the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will:  (a) violate any material applicable Laws of any Governmental Authority; (b) require any material authorization, consent, approval, exemption, registration, declaration, filing or other action by or notice to any Governmental Authority, other than notices required to be filed, or otherwise customarily filed, following the Effective Time; (c) except as set forth on Disclosure Schedule 7.2(c), violate, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration under, or require prior notice to or the consent or approval of any Person party to, any Material Contract to which any of the Company Entities is a party, or by which any Company Entity or its properties or assets may be bound or affected; or (d) conflict with or result in any violation of any Organizational Documents of the Company Entities that will not be satisfied or waived in conjunction with Closing.

7.3           Financial Statements.

(a)           The Company has delivered to Parent true and complete copies of the following (collectively, the “Financial Statements”):

(i)            the audited consolidated balance sheets of the Company as of June 30, 2009 and June 30, 2010 and the audited consolidated statements of operations, cash flows and stockholder’s equity of the Company for the fiscal years ended June 30, 2010, June 30, 2009 and June 30, 2008 (including, in each case, the notes thereto), accompanied by the report thereon of Ernst & Young LLP, independent registered public accounting firm (the “Audited Financial Statements”); and

(ii)           the unaudited interim consolidated balance sheet of the Company dated December 31, 2010 (the “Latest Balance Sheet”) and the related unaudited interim consolidated statements of operations, cash flows and stockholder’s equity of the Company for the six-month period ended December 31, 2010 (collectively, the “Interim Statements”).  The date of the Latest Balance Sheet is referred to herein as the “Balance Sheet Date.”

(b)           The Audited Financial Statements (in each case including the notes thereto) were prepared from and are consistent in all material respects with the books and records of the Company Entities and in accordance with GAAP.  The Interim Statements were prepared in accordance with GAAP (except that such unaudited financial statements do not contain all footnotes required under GAAP and are subject to normal year-end adjustments) and on a basis and using principles consistent with the preparation of the Audited Financial Statements.  The Financial Statements fairly present, in all material respects, the assets and liabilities and results of operations of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the periods then ended in accordance with GAAP.

(c)           Except as set forth on Disclosure Schedule 7.3(c), the Company and its Subsidiaries do not have any liability, commitment or obligation of any kind, whether secured or unsecured, fixed or unfixed, asserted or unasserted, due or to become due, accrued, absolute, contingent, direct, indirect or otherwise, except liabilities, commitments and obligations that:  (i) have been incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, relates to or is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law); (ii) are accrued or reserved against on the Latest Balance Sheet; (iii) would not be required to be presented, set forth, or reserved against in consolidated unaudited financial statements (including the notes thereto, treating such financial statements as a year end financial statement for which notes are required) prepared in conformity with GAAP on a basis consistent with the accounting principles, practices and procedures used in the preparation of the Latest Balance Sheet; or (iv) are not material.

7.4           Tax Matters.  For purposes of this Section 7.4, references to the Company shall be deemed to include all Subsidiaries of the Company and all members of any affiliated, consolidated, combined or unitary group of which the Company is or was a member and any predecessors of any of the foregoing.

(a)           Except as set forth on Disclosure Schedule 7.4(a)(i), the Company has filed or caused to be filed (on a timely basis) all income, franchise, property and other Tax Returns that currently are or were required to be filed pursuant to Law.  All such Tax Returns are accurate and complete in all material respects.  Except as set forth on Disclosure Schedule 7.4(a)(ii), all Taxes currently owed by the Company (whether or not shown on any Tax Return) have been paid in full, except where (i) the failure to pay such Taxes would not result in a Tax liability of more than $100,000 for an individual Tax assessment or more than $1,000,000 in the aggregate, or (ii) such Taxes are being contested in good faith.  Except as set forth on Disclosure Schedule 7.4(a)(iii), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax and no power of attorney with respect to Taxes has been given by the Company that is still effective.  No claim has been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The Company has no Knowledge of any Taxes owed in jurisdictions where a utility collects and or remits Taxes on the Company’s behalf.  There are no Liens on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.  Except as set forth on Disclosure Schedule 7.4(a)(iv), the Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the U.S. and such foreign country.

(b)           Except as set forth on Disclosure Schedule 7.4(b), the Company has withheld and paid all Taxes currently required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.  All other Taxes the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper entity or Person.

(c)           Except as set forth on Disclosure Schedule 7.4(c), there is no dispute or claim concerning any Tax liability of the Company either:  (i) claimed or raised by any Taxing Authority in writing or (ii) as to which the Company has Knowledge.  The Company has delivered or made available to Parent and Merger Sub copies of all Tax Returns filed with respect to the Company for any Open Tax Periods, and copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to Taxes of the Company for all Open Tax Periods.  Disclosure Schedule 7.4(c) sets forth:  (1) all federal, state, local and foreign income Tax Returns filed with respect to the Company for Open Tax Periods, (2) all other material federal, state, local and foreign Tax Returns filed with respect to the Company for Open Tax Periods; (3) all Tax Returns that are currently the subject of an audit; (4) all Tax Returns for the Tax Periods ended on or after June 30, 2007 for which an audit has been completed; and (5) the outcome of each such completed audit.  Except as set forth on Disclosure Schedule 7.4(c), all deficiencies proposed as a result of such audits have been paid, reserved against on the face of the Latest Balance Sheet, settled, or are being contested in good faith by appropriate Proceedings.

(d)           There are no Liens on any of the assets of the Company that arose in connection with any failure to pay any Tax.

(e)           Except as set forth on Disclosure Schedule 7.4(e), the Company has not given any waivers or extensions (and is not subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(f)            The Company has not entered into or participated in:  (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2); (ii) any transaction that constitutes a “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, and Treasury Regulations Section 301.6111-2, as in effect prior to the enactment of the American Jobs Creation Act of 2004; or (iii) any similar or substantially similar transaction required to be disclosed to a Taxing Authority under any applicable Law relating to Taxes.

(g)           The Company has not participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

(h)           Except as set forth on Disclosure Schedule 7.4(h), the Company has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  The Company has not been a

U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).  Except as set forth on Disclosure Schedule 7.4(h), the Company is not a party to or bound by any Tax allocation or sharing agreements or arrangements.  Except as set forth on Disclosure Schedule 7.4(h), the Company has not:  (i) been a member of any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated federal income Tax Return; or (ii) been liable for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, a successor, by Contract or otherwise.

(i)            Except as set forth on Disclosure Schedule 7.4(i), the Company is not required to:  (i) include any item of income in, or exclude any item of deduction or loss from, taxable income for any Tax Period or portion thereof beginning on or after the Closing Date as a result of (1) a change in method of accounting, under Section 481 of the Code, or otherwise, for a Tax Period beginning prior to the Closing Date, (2) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or before the Closing Date, (3) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, (4) any prepaid amount received on or prior to the Closing Date, (5) an election to treat any of its assets as owned by another Person for Tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (6) a consent dividend election under Section 565 of the Code, or (7) any intercompany transactions or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or foreign Law); or (ii) make any of the foregoing elections or apply any of the foregoing rules under any comparable state, local, or foreign Law relating to Taxes.

(j)            Except as set forth on Disclosure Schedule 7.4(j), the unpaid Taxes of the Company:  (i) did not, as of the Latest Balance Sheet, materially exceed the amount of current liability accruals for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto); and (ii) do not materially exceed the current liability accrual for Taxes as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(k)           The Company has provided copies of all agreements, consents, elections, changes of accounting methods and waivers filed or made with the Internal Revenue Service or other Taxing Authorities arising in connection with the Company.  The Company does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority.

(l)            Except as set forth on Disclosure Schedule 7.4(l), none of the property of the Company is held in an arrangement that is a partnership for U.S. federal Tax purposes, and the Company does not own any interest in any “controlled foreign corporation” (as defined in Section 957 of the Code), “passive foreign investment company” (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.  Except as set forth on Disclosure Schedule 7.4(l), no liability of the Company is a debt obligation that:  was issued with “original issue discount,” as defined in Section 1273 of the Code; is a “registration-required obligation,” as defined in Section 163(f)(2) of the Code; is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code; provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; or is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code.

(m)          The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company to take any action or to refrain from taking any action.  The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(n)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code:  (i) in the two years prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)           Except as accrued for or reflected on the Latest Balance Sheet, there is no property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws and is more than $100,000 individually or more than $1,000,000 in the aggregate.

(p)           All of the Company’s property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Company’s property constitutes omitted property for property tax purposes.

(q)           All payments by, to or among the Company and its Affiliates comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Authority and the Company has made available to Parent accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory or administrative provision) by or with respect to the Company during the past three years.

(r)            Except as set forth in Disclosure Schedule 7.4(r), the Company does not have any Knowledge of, nor has been advised by its external auditor or tax consultant of, any tax risk or additional potential tax liability or uncertain tax position as defined by GAAP.

(s)           Except as set for the in Disclosure Schedule 7.4(s), the Company has consistently affixed its hedge stamp as required by Treasury Regulation Section 1.1221-2(f) to all derivative instruments entered into during Open Tax Periods.

(t)            The Company has not terminated any of its commodity hedge positions, nor has the Company participated in any speculative trading activities during any Open Tax Period, except as set forth on Disclosure Schedule 7.4(t).

7.5           Notes, Accounts Receivable, etc.  All accounts receivable as of the Balance Sheet Date are reflected properly on the Latest Balance Sheet and on the accounting records of the Company; arise from contractual obligations owed to the Company Entities in the Ordinary Course of Business; and, to the Company’s Knowledge, constitute the legal, valid and binding obligation of the applicable customer, account debtor or other obligor.  To the Company’s Knowledge, no portion of any accounts receivable is or will be subject to any defense or counterclaim, subject to reserves for doubtful accounts in the Ordinary Course of Business.  Subject to applicable reserves reflected on the Latest Balance Sheet, to the Company’s Knowledge, all accounts receivable of the Company Entities are current and collectible in the Ordinary Course of Business.  Except as set forth on Disclosure Schedule 7.5, the Company Entities have no notes receivable.

7.6           Absence of Certain Changes.  Except as set forth on Disclosure Schedule 7.6 since the Balance Sheet Date through the date of this Agreement:

(a)           there has not occurred any Material Adverse Effect;

(b)           there has not been any declaration, setting aside or payment of any dividend or any other distribution in respect of the Company’s Equity Interests or any declaration, setting aside or payment or any other distributions of any kind made by the Company to the Securityholders (in such capacity), or any redemption, purchase or other acquisition by the Company of any Equity Interests in the Company or any security relating thereto (other than in connection with the termination of employment of the holder of any Equity Interest Equivalents pursuant to the terms thereof or the Equity Compensation Plan);

(c)           no Company Entity has sold, leased, transferred, assigned or otherwise disposed of in any way whatsoever any of the material assets (whether tangible or intangible) owned or leased by a Company Entity, other than gas and electricity sold in the Ordinary Course of Business;

(d)           no Person has accelerated, terminated, materially modified or cancelled any Material Contract, except in the Ordinary Course of Business;

(e)           the Company has not granted any Lien upon any of the Common Stock that will not be discharged or released in conjunction with the Closing;

(f)            no Company Entity has granted any Lien (other than Permitted Encumbrances) upon any of the assets of a Company Entity that will not be discharged or released in conjunction with Closing;

(g)           no Company Entity has made or committed to make any individual capital expenditures (excluding customer acquisition costs and capitalized salary, benefits and contractor costs relating to technology projects, in each case, incurred in the Ordinary Course of Business) that (i) exceeded $500,000 individually or (ii) exceeded $1,000,000 for any single project;

(h)           no Company Entity has made or committed to make any capital investment in, or any acquisition of the Equity Interests of, any other Person;

(i)            no Company Entity has made or committed to make any loan to or any acquisition of the material assets of any other Person;

(j)            no Company Entity has created, incurred, assumed or guaranteed any Debt;

(k)           no Company Entity has materially delayed or postponed the payment of accounts payable of such Company Entity or other liabilities of such Company Entity, other than in the Ordinary Course of Business;

(l)            no Company Entity has cancelled, compromised, waived or released any material right or material claim relating to or affecting such Company Entity, other than the settlement of accounts receivable in the Ordinary Course of Business;

(m)          there has been no change made or authorized with respect to any of the Organizational Documents of the Company Entities;

(n)           no Company Entity has issued, sold or otherwise disposed of any of the Equity Interests of itself or any other Company Entity;

(o)           no Company Entity has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $1,000,000 in the aggregate, or revalued any portion of the assets or properties (including any write-down of the value of inventory or other assets, or any write-off of notes or accounts receivable outside of the Ordinary Course of Business) in an amount greater than $500,000 in the aggregate;

(p)           no Company Entity has granted any bonuses, whether monetary or otherwise, or made any increase in any general wage or other salary, benefits or other increases in respect of its compensation of any of the current or former directors, officers, employees, independent contractors or agents, or hired any new employees, in each case, except any immaterial grants or increases in the Ordinary Course of Business;

(q)           except as required by Law, no Company Entity has adopted or terminated, or made any amendment or modification of, any Employee Benefit Plans (other than employment Contracts to the extent such amendments, modifications or the execution of any such Contracts is disclosed on Disclosure Schedule 7.11(a)(ix);

(r)            no Company Entity has made any other change in employment terms for any of the current or former directors, officers, employees, independent contractors or agents of any Company Entity, except immaterial changes in the Ordinary Course of Business;

(s)           no Company Entity has adopted any plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of a Company Entity, other than in connection with the Merger;

(t)            the Company Entities have not made any change in the Company Entities’ accounting methods, principles or practices or made any change in depreciation or amortization policies or rates adopted by them, except (i) as may have been required by a change in GAAP or (ii) immaterial changes;

(u)           no Company Entity has made or changed any Tax election, except as required by Law; and

(v)           no Company Entity has committed to do any of the foregoing, except as contemplated by this Agreement.

7.7           No Litigation.

(a)           There is no Proceeding pending or, to the Knowledge of the Company, threatened, against any Company Entity, the directors or executive officers of any Company Entity (in such capacity) or any assets of a Company Entity, whether at law or in equity, or before or by any Governmental Authority, except as described on Disclosure Schedule 7.7(a).  Except as set forth on Disclosure Schedule 7.7(a), there are no Orders of any Governmental Authority under which any Company Entity has any ongoing obligations or that are otherwise binding against any Company Entity or its assets.  Any Company Entity subject to an Order (including any settlement of a Proceeding) listed on Disclosure Schedule 7.7(a) is in compliance in all material respects with such Orders.

(b)           The Company has provided Parent and Merger Sub with a true, correct and complete copy of the Consent Order, dated November 18, 2010 (the “Consent Order”), entered in the United States District Court Eastern District of Pennsylvania regarding Civil Action No.:  5:100-cv-04836-JKG between MXEnergy, Inc. and Gateway Energy Services Corporation.  The Company Entities are in compliance in all material respects with all obligations imposed on any Company Entity by the Settlement Agreement.

7.8           Compliance with Laws.

(a)           Except as disclosed on Disclosure Schedule 7.8(a), the Company Entities are in compliance in all material respects with all applicable Laws.  Except as disclosed on Disclosure Schedule 7.8(a), no Company Entity has received any written notice from a Governmental Authority of any violation or alleged violation of, and to the Knowledge of the Company, has not been threatened with any such notice, and no Company Entity is subject to any liability or conciliation or settlement agreement for past or continuing violation of, any applicable Laws.  Except as disclosed on Disclosure Schedule 7.8(a), to the Knowledge of the Company, no Company Entity is the subject of any investigation relating to any potential violation of any Laws.  Except as set forth on Disclosure Schedule 7.8(a), since January 1, 2008, and, to the Knowledge of the Company, since January 1, 2006 through and including December 31, 2007, all material reports and returns required to be filed by any Company Entity with any Governmental Authority (excluding Tax Authorities) have been filed, were accurate and complete in all material respects when filed (or, if subsequently amended prior to the date hereof, when so amended) and were in material compliance with all applicable Laws when filed (or, if subsequently amended prior to the date hereof, when so amended).

(b)           Each Company Entity has all material Permits necessary to own and operate its business and assets in the Ordinary Course of Business.  Set forth on Disclosure Schedule 7.8(b) is a true, correct and complete list of the material Permits held by any Company Entity, true and correct copies of which have been made available to Parent.

7.9           Title to and Condition of Assets and Properties; Sufficiency.

(a)           The Company Entities have, in all material respects, good title to or valid leasehold interests in:  (i) all the properties and assets (whether tangible or intangible) reflected in the Latest Balance Sheet (except for gas and electricity sold in the Ordinary Course of Business and immaterial assets disposed of in the Ordinary Course of Business, in each case, since the Balance Sheet Date); and (ii) all of the properties and assets (whether tangible or intangible) purchased or otherwise acquired by the Company Entities since the Balance Sheet Date (except for gas and electricity sold in the Ordinary Course of Business and immaterial assets disposed of in the Ordinary Course of Business since the Balance Sheet Date), in the case of each of clauses (i) and (ii), free and clear of all Liens other than Permitted Encumbrances.

(b)           The personal property and assets of the Company Entities that are reflected on the Latest Balance Sheet or that were acquired thereafter, and the Intellectual Property owned or licensed by the Company Entities in the conduct of the business of the Company Entities, are sufficient for the Company Entities to conduct their business as presently conducted.

(c)           No Company Entity owns any natural gas pipelines or electrical distribution facility.

7.10         Insurance.

(a)           Set forth on Disclosure Schedule 7.10 is a complete and accurate list of all material policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Company Entities and the properties of the Company Entities (other than any policy providing coverage under any Employee Benefit Plan), and the Company has made available to Parent and Merger Sub true, correct and complete copies of all such policies.  No written notice of cancellation or termination has been received by any Company Entity with respect to any such policies.

(b)           With respect to each insurance policy listed on Disclosure Schedule 7.10:  (i) no Company Entity nor, to the Knowledge of the Company, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) under such policy and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such policy; and (ii) to the Knowledge of the Company, no party to the policy has repudiated any provision thereof.  Disclosure Schedule 7.10 describes any self-insurance arrangements affecting the Company Entities.  Disclosure Schedule 7.10 contains a true, correct and complete list of each claim (or series of related claims) made by a Company Entity against any insurance policies since January 1, 2009.

7.11         Material Contracts and Related Matters.

(a)           Disclosure Schedule 7.11(a) sets forth a true, correct and complete list of all Contracts (without duplication) of the following types to which any Company Entity is a party or by which any Company Entity or its property or assets is bound, excluding Contracts with any retail customers of any Company Entity, other than with respect to Major Customers (collectively, the “Material Contracts”):

(i)            any Contract or series of related Contracts that would reasonably be expected to result in payments by or to any one or more Company Entities in excess of $100,000 in any 12-month period, including third party broker or referral agreements or marketing (including telemarketing and door-to-door) agreements, but excluding imbalance payments made to utilities and independent system operators by or to the Company Entities in the Ordinary Course of Business;

(ii)           any Contract with a Major Customer;

(iii)          any Contract concerning a partnership or joint venture;

(iv)          any Intellectual Property Agreement that is material to the business of the Company, other than commercially available off-the-shelf software;

(v)           excluding Contracts listed pursuant to clause (xiii) below or Section 7.11(c), any Contract under which a Company Entity has created, incurred, assumed or guaranteed any Debt, or under which it has granted a Lien (other than Permitted Encumbrances) on any of its assets, tangible or intangible;

(vi)                             except for any Contract entered into in connection with this Agreement, any Contract relating to a Company Entity’s agreement not to compete with any Person or in any market or line of business or that materially restrains the ability of the Company Entities to otherwise compete in any manner or engage in any business;

(vii)                          any Contract between or among (A) a Company Entity (on the one hand) and (B) any Related Party of a Company Entity (on the other hand), other than (1) Contracts related to employment, (2) Contracts relating to banking arrangements and Contracts relating to investment or financial advisory services entered into on an arm’s length basis that are terminable on not more than  thirty (30) days prior notice without penalty or premium and under which no services are currently being provided, and (3) customer Contracts pursuant to which a Related Party purchases electricity or gas from a Company Entity on an arms’ length basis or pursuant to discount programs established by the Company Entities and disclosed on Disclosure Schedule 7.19;

(viii)                      any collective bargaining agreement or other similar labor arrangement or Contract, or any conciliation, settlement or resolution agreement with any Governmental Authority concerning employment-related matters;

(ix)                              any Contract for the employment of any individual on a full-time, part-time, consulting, agency or any other basis providing compensation or including Severance Obligations;

(x)                                 any wholesale commodity purchase or sale Contract, including power and  natural gas supply Contracts, under which any Company Entity has made purchases during the 12 months prior to the date hereof or under which any Company Entity has any current obligations;

(xi)                              any pipeline transportation or storage Contract, including capacity release agreements, and agreements with gas or electric local distribution companies and/or utilities;

(xii)                           any Contract with an independent system operator, independent power producer, electric or gas marketing company, electric/regional transmission organization and/or power pool, and any scheduling, scheduling coordination, wholesale power/electric capacity counterparty, and any capacity ancillary services or similar Contracts;

(xiii)                       any forward hedging, swap, option or similar financially-settled Contract, or any other commodity, interest rate or currency exchange Contract, including any swap agreements with customers (excluding any customer Contracts entered into in the Ordinary Course of Business for the supply of commodities);

(xiv)                      any Contract under which it has advanced or loaned any amount to any of its current or former directors, officers, employees, shareholders or any other Person not acting at arm’s length; and

(xv)                         any Contract or series of related Contracts that by its terms, requires payments by any one or more Company Entities in excess of $1,000,000 over the term (excluding renewals, “evergreen” renewals and other extensions) of such Contract or series of related Contracts.

(b)           The Company has made available to Parent and Merger Sub true, correct and complete copies of all of the Material Contracts.  Except as set forth on Disclosure Schedule 7.11(b), with respect to each Material Contract:  (i) such Material Contract is the legal, valid, binding obligation of the Company Entity party thereto and, to the Knowledge of the Company, the other Persons thereto, enforceable in accordance with its terms, subject to Enforceability Limitations; (ii) no Company Entity is, and to the Knowledge of the Company, no other party thereto is in material breach or default under such Material Contract; and (iii) no event has occurred which with notice or lapse of time would constitute a material breach or default, by a Company Entity or, to the Knowledge of the Company, any other party thereto under such Material Contract.

(c)           Disclosure Schedule 7.11(c) (which Disclosure Schedule shall be updated by the Company immediately prior to the Closing) contains a complete and accurate list of all currently effective guaranties, letters of credit, deposits, surety bonds and other credit support:  (i) in favor of any Person provided by, or on behalf of, any Company Entity; or (ii) in favor of any Company Entity provided by any Person (the “Permitted Credit Support”).  No Company Entity is in material breach or default under any Permitted Credit Support, and no event has occurred that, with notice or the passage of time or both, would result in a material breach or default by any Company Entity under any Permitted Credit Support provided by, or on behalf of, any Company Entity and, to the Knowledge of the Company, no other Person has is in material breach or default under any Permitted Credit Support provided by such Person in favor of a Company Entity or under any obligations of such Person for which a Company Entity has provided Permitted Credit Support.

7.12         Labor Matters.  No Company Entity has ever been a party to any collective bargaining or other similar labor Contract.  No Company Entity has experienced or is experiencing any actual or, to the Knowledge of the Company, threatened material labor dispute, union organization attempt or work stoppage due to a labor disagreement in connection with any Company Entity.  No collective bargaining agreements or other similar labor Contracts are being negotiated by any Company Entity and none of the employees of any Company Entity are represented by a union.  To the Company’s Knowledge, no union organizational campaign or representation petition is currently pending with respect to any employee of any Company Entity.  No Proceeding arising out of or under any collective bargaining agreement is pending against any Company Entity and, to the Knowledge of the Company, no claim therefor exists.

7.13         Employee Matters.

(a)           Except as set forth on Disclosure Schedule 7.13(a), each Company Entity is, and, at all times since January 1, 2006, has been:  (i) in compliance in all material respects with all applicable Laws and regulations regarding labor and employment, employment practices, terms and conditions of employment and wages and hours; and (ii) not engaged in any unfair labor practice.  Except as set forth in Disclosure Schedule 7.13(a), there are no pending or, to the Knowledge of the Company, threatened material claims concerning such Laws and regulations, including those relating to:  (1) wages, hours, salaries, commissions, bonuses, vacation pay, severance pay, sick pay or other compensation; (2) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (3) alleged breach of contract or other claim arising under a collective bargaining or individual employment agreement; (4) alleged violations of any confidentiality, noncompetition, nonsolicitation, or proprietary rights agreements; or (5) alleged violations of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower, or other employment or labor relations Laws.  There are no continuing liabilities or obligations, other than those related to confidentiality, pursuant to the confidential settlement agreement described on Disclosure Schedule 7.11(a)(viii).

(b)           Except as set forth on Disclosure Schedule 7.13(b), to the Knowledge of the Company, no executive officer, key employee or group of employees of the Company Entities has informed the Company of the intention to terminate his, her or their employment with any Company Entities, except as expressly contemplated by this Agreement.  Disclosure Schedule 7.13(b) sets forth a true and complete list of the names, job titles, annual wages or salaries, and other compensation of all current employees of each Company Entity (the “Employees”).  No Employee or director of a Company Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such Employee or director and any Company Entity that in any way adversely affects or will affect:  (i) the performance of his or her duties as an Employee or director of such Company Entity; or (ii) the ability of the Company Entities to conduct their respective businesses.  All Employees of any Company Entity (including any on leave of absence) have been paid or liabilities have been or will be properly accrued for all salaries, wages, vacation and other compensation (including a pro rata portion of any performance, retention or other bonuses or incentive compensation) earned for time worked by such Employees for such Company Entity.  On the Closing Date, the Company shall have all personnel Records of the Employees.

7.14         Employee Benefit Plans.

(a)           Disclosure Schedule 7.14(a) lists each Employee Benefit Plan, other than of the type described in clause (d) of the definition thereof.  There are no pending or, to the Knowledge of the Company, threatened actions, suits or claims (other than claims for benefits in the Ordinary Course of Business) against or with respect to any Employee Benefit Plan or fiduciary thereof, nor Proceedings with respect thereto by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Authority.  The Company has made available to Parent and Merger Sub a true, correct and complete copy of each Employee Benefit Plan set forth on Disclosure Schedule 7.14(a) and Disclosure Schedule 7.14(h) (including all amendments thereto and written interpretations), the most recent summary plan description for each Employee Benefit Plan for which such a summary plan description is required, and, if applicable, any related trust or funding agreements or arrangements or insurance policies, together with the three most recent annual reports (Form 5500, including all schedules and attachments), if applicable, prepared in connection with any Employee Benefit Plan.  Benefits under all Employee Benefit Plans are as set forth in such plan documents and have not been modified other than as set forth in such plan documents and amendments.

(b)           Neither the Company nor any other entity that would be treated as an ERISA Affiliate of the Company, is obligated to sponsor, maintain, or contribute to, or has in the past been obligated to sponsor, maintain or contribute to any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any of its ERISA Affiliates otherwise has any obligation or liability under Title IV of ERISA.

(c)           Neither the Company nor any of its ERISA Affiliates contributes to, or has in the past contributed to, or has any other liability under or with respect to, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(d)           Each Employee Benefit Plan maintained or adopted by any Company Entity which is intended to be qualified under Section 401(a) of the Code either:  (i) is subject to a current Internal Revenue Service opinion letter with respect to the qualified status of the form of such Employee Benefit Plan; or (ii) has received a current favorable determination letter or has pending, or has time remaining (before expiration of the remedial amendment period set forth in Section 401(b) of the Code) in which to file, an application for such determination from the Internal Revenue Service, such plan has not been amended and the Company is not aware of any reason why any such determination letter (or opinion letter) should be revoked or not be issued or reissued.  The Company has made available to Parent and Merger Sub copies of the most recent Internal Revenue Service opinion letters or determination letters with respect to each such Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code.  Each Employee Benefit Plan maintained or adopted by any Company Entity has been maintained, funded and administered in all material respects in compliance with its terms and with the requirements prescribed by any Laws, including ERISA and the Code, which are applicable to such Employee Benefit Plan.

(e)           There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan and, to the Knowledge of the Company, no event or omission has occurred in connection with which any Company Entity or any of their assets or properties or any Employee Benefit Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law applicable to any Employee Benefit Plan or under any agreement, instrument, Law pursuant to or under which a Company Entity has agreed to indemnify or is required to indemnify any Person against liability incurred under any such Law.

(f)            With respect to each Employee Benefit Plan, as of the date hereof:  (i) all contributions or other payments (including insurance premiums) required to be contributed or paid by any Company Entity to date have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company and are reflected in the Latest Balance Sheet; and (ii) no Employee Benefit Plan is a plan which is established and maintained outside the U.S. primarily for the benefit of individuals substantially all of whom are nonresident aliens.  No Employee Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(g)           No Employee Benefit Plan will provide benefits or have any current or projected liability, including death or medical benefits (whether or not insured) with respect to current or former employees, officers or directors of any Company Entity beyond their retirement or other termination of service other than:  (i) coverage mandated by Law; (ii) death or retirement benefits under any Employee Benefit Plan that is an “employee pension benefit” plan as defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of the Company (including the Latest Balance Sheet); (iv) death or disability benefits under any Employee Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and which have been fully provided for by insurance or otherwise; or (v) benefits under any Employee Benefit Plan in the nature of Severance Obligations.  The Company and its ERISA Affiliates are in compliance with the requirements of COBRA and any similar state Laws.

(h)           Except as provided on Disclosure Schedule 7.14(h), the consummation of the Merger (either alone or in connection with a subsequent event) will not:  (i) entitle any current or former employee, shareholder, officer or director of any Company Entity to Severance Obligations, or any other payment or benefits, except (1) as expressly provided in this Agreement, (2) Severance Obligations that constitute Change in Control Costs, or (3) as required by Law; (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due, to or for any such employee or former employee; or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.  In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits or provision of other rights have been or will be made hereunder under any agreement contemplated herein or under any

Employee Benefit Plans or any of the programs, agreements, policies or other arrangements of the Company that will be nondeductible under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) or 280G(b)(5) or Section 404 of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(i)            To the extent that any Employee Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Employee Benefit Plan has been operated at all times in compliance with Section 409A of the Code and applicable guidance promulgated thereunder and the document(s) that evidence such plan have conformed to the provisions of Section 409A of the Code and the final regulations thereunder.

(j)            No Employee Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of the Company or any ERISA Affiliate, including employer securities as defined in Section 407(d)(1) of ERISA and employer real property as defined in Section 407(d)(2) or ERISA.

7.15         No Brokers or Finders.  Except as set forth on Disclosure Schedule 7.15, no Company Entity is obligated to pay any fees or commissions to any broker or finder in connection with the Merger.  Parent shall not become liable or obligated to pay such fees.

7.16         Minute Books.  The minute books of each Company Entity contain complete and accurate copies of its Organizational Documents and true, correct and complete copies of the material resolutions of each Company Entity’s board of directors, adopted from and after September 21, 2009, have been made available to Parent.  The stock records of the Company Entities are complete and accurate in all material respects.  True, correct and complete copies of the foregoing (other than any minutes which include references to the transactions contemplated by this Agreement or any alternate transactions considered by the Company, the Board or any committee thereof) have been made available to Parent and Merger Sub.  At Closing, all such minute books and stock records shall be in the possession of the Company.  Neither the Company’s outside auditors nor the Board (or any committee thereof) has been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

7.17         Real Property; Real Property Leases.  No Company Entity currently owns, or has ever owned, any fee title in any real property.  The applicable Company Entity has a valid and subsisting leasehold estate in, and the right to quiet enjoyment of, the real property subject to the real property leases set forth on Disclosure Schedule 7.17 (the “Real Property Leases”).  The Real Property Leases are the only real property leases to which a Company Entity is party, or otherwise included in the assets of, any Company Entity.  Each of the Real Property Leases is a legal, valid and binding obligation of the applicable Company Entity, enforceable in accordance with its terms (subject to Enforceability Limitations) and there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder by the Company Entity or, to the Knowledge of the Company, any landlord.  Except as set forth on Disclosure Schedule 7.17, the Real Property Leases consist solely of leases for commercial office space and no Company Entity has ever leased any real property other than commercial office space.

7.18         Intellectual Property and Information Technology.

(a)           Disclosure Schedule 7.18(a) identifies all of the following items of Intellectual Property owned by any Company Entity:  patents, registered trademarks, registered copyrights, domain names and applications for any of the foregoing.  With respect to each of the foregoing items:  (i) the Company Entities possess sole and exclusive title and interest in and to the item, free and clear of any Lien, except for Permitted Encumbrances; and (ii) no Proceeding is pending or, to the Knowledge of the Company, threatened, that challenges the legality, validity, enforceability, use or ownership of any of such items.  Subject to the receipt of any consents that may be required, including those set forth on Disclosure Schedule 7.2(c), each item of material Intellectual Property and material Technology owned or used by a Company Entity immediately prior to the Closing Date will be owned or available for use by such Company Entity on the same terms and conditions immediately subsequent to the Closing Date.

(b)           Except as set forth on Disclosure Schedule 7.18(b), to the Knowledge of the Company, the Company Entities have not infringed upon, misappropriated or otherwise violated any Intellectual Property of a third party in any material respect and no Company Entity has received any claim, demand or notice in writing alleging any such infringement, misappropriation or violation.  Except as set forth on Disclosure Schedule 7.18(b), to the Knowledge of the Company, no Person has infringed upon, materially misappropriated or otherwise violated any of the Intellectual Property that is owned by a Company Entity.

(c)           Each Company Entity has taken commercially reasonable actions to protect and maintain the confidentiality of all material trade secrets or confidential information owned by a Company Entity or licensed to such a Company Entity pursuant to an Intellectual Property Agreement.  With respect to any Software owned by a Company Entity that is material to the business of a Company Entity, including the PRiMO Software and data warehouse table structure and reports, a Company Entity exclusively owns all right, title, and interest in and to such Software, including all Intellectual Property therein, and all independent contractors of a Company Entity who have had access to the source code or programming documentation of such Software have executed or are otherwise bound by agreements obligating such independent contractors to maintain the source code and programming documentation of such Software in confidence.  Except as set forth on Disclosure Schedule 7.18(c), none of the Software developed or owned by Company (including the PRiMO Software and the data warehouse table structure and reports) contains, or is distributed with, any Software that is licensed pursuant to an “open source,” public source, freeware, or other third party license agreement that, as such Software is used by the Company, requires (through a condition, covenant or otherwise) the disclosure or licensing of any source code of the Software or other material Intellectual Property.

(d)           The Company Entities own, lease or have the right to use all Computer Systems that are material to the operations of their respective businesses.  There has been no material failure or other material substandard performance of any Computer Systems of any Company Entity which has caused any material disruption to the business of the Company Entities during the two-year period prior to the date hereof.  Except as set forth on Disclosure Schedule 7.18(d), the Company Entities have taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures.  The Company Entities have taken commercially reasonable actions to protect the integrity and security of the Computer Systems and the Software and other information stored thereon from unauthorized use, access or modification by third parties.  To the Knowledge of the Company, no Company Entity has suffered a material data loss, business interruption or other harm as a result of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components intentionally designed to permit unauthorized access to a computer or network.

(e)           To the Knowledge of the Company, the Company Entities have complied with all privacy agreements, privacy policies and Laws regarding personally identifiable information, including any data privacy Laws and consumer privacy Laws.  Except as set forth on Disclosure Schedule 7.18(e), to the Knowledge of the Company, there has been no unauthorized access to personally identifiable information processed by a Company Entity in connection with services provided by or to a Company Entity.

7.19         Interests of Related Parties.  Except as set forth on Disclosure Schedule 7.19, no Related Party of any of the Company Entities or any current or former employee of any Company Entity has or has had since January 1, 2006 any business dealings or a financial interest in any transaction with a Company Entity (other than (1) banking arrangements and Contracts relating to investment or financial advisory services entered into on an arm’s length basis that are terminable on not more than thirty (30) days prior notice without penalty or premium and under which no services are currently being provided, (2) transactions related to such Related Party’s or employee’s employment by a Company Entity or ownership of Equity Interests of the Company or (3) transactions related to the sale of gas or electricity to such Related Party or employee as a customer of a Company Entity in the Ordinary Course of Business and on an arm’s length basis), and no Related Party of the Company Entities owns or has owned, directly or indirectly, or has or has had any interest in (other than, in each case, as the result of the ownership of Equity Interests in the Company) any property (whether real or personal, tangible or intangible) that is used by any Company Entity in connection with the business of the Company Entities.

7.20         Bank Accounts.  Disclosure Schedule 7.20 contains a true, complete, and correct list of the names and addresses of all banks and other institutions (including brokerage firms and mutual funds) at which a Company Entity has deposit accounts, securities accounts, other accounts, deposits, balances, investments or safety deposit boxes, including account and identification numbers and the names of all Persons authorized to draw on or give instructions with respect to such accounts or deposits or to have access thereto.

7.21         Regulatory Matters.

(a)           No Company Entity is subject to regulation:  (i) as a “public utility” under the Federal Power Act, with the exception of MxElectric; or (ii) as a “public-utility company,” a “holding company,” or a “subsidiary company” or an “affiliate” of a “public-utility company” within the meaning of the Public Utility Holding Company Act of 2005.  MxElectric:  (1) is a “public utility” under the Federal Power Act; (2) has received all necessary authorizations from FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity and ancillary services at market-based rates pursuant to FERC’s orders in MxEnergy Inc., Letter Order, Docket No. ER02-737-000 (Mar. 1, 2002) (approving application for market-based rate authority) (the “MBR Order”) and MxEnergy Electric Inc., Letter Order, Docket No. ER04-170-000 (Jan. 12, 2004) (accepting notice of succession to MxElectric) (“Succession Order”), and (3) has received all blanket authorizations and waivers customarily granted by FERC to public utilities with market-based rate authority pursuant to the  MBR Order, the Succession Order and FERC’s Notice of Issuance of Order, Docket No. ER02-737-000 (Mar. 12, 2002).  Except as set forth on Disclosure Schedule 7.21(a), each Company Entity has complied in all material respects with all applicable FERC rules, filing and reporting requirements.

(b)           Except as set forth on Disclosure Schedule 7.21(b), each Company Entity has complied in all material respects with all rules, filing and reporting requirements applicable to the marketing and sales at retail of natural gas and electric power in the states and Canadian provinces in which such Company Entity engages in the marketing and sale at retail of natural gas or electric power.  Disclosure Schedule 7.21(b) sets forth:  (i) the states and Canadian provinces in which each Company Entity is licensed to market or sell at retail natural gas or electric power; and (ii) the states and Canadian provinces in which each Company Entity engages in the marketing and sale at retail of natural gas or electric power.

(c)           Except as set forth on Disclosure Schedule 7.21(c), no Company Entity has entered into a buy/sell or flipping transaction during the last five years with regard to FERC jurisdictional gas pipeline capacity.

(d)           No Company Entity has used FERC jurisdictional gas pipeline capacity that is under contract by a customer and not released by the customer to serve parties other than the customer.

(e)           No Company Entity has engaged in the sale or assignment of FERC jurisdictional pipeline capacity outside of the FERC-approved capacity release program.

7.22         SEC Documents; Regulatory Reports.

(a)           The Company has filed with or furnished to the SEC all required reports, schedules, registration statements and other documents (collectively, the “SEC Documents”).  As of their respective dates of filing with or furnishing to the SEC, or their respective effective dates in the case of registration statements (or, if amended or superseded by a subsequent filing, as of the date of such filing), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as the case may be, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company and its Subsidiaries included in the SEC Documents complied as of their respective dates of filing with the SEC, in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(b)           The Company Entities are in compliance in all material respects with all applicable provisions of the Sarbanes Oxley Act.

7.23         Environmental Matters.

(a)           To the Company’s Knowledge, the Company and its Subsidiaries have materially complied and are in material compliance with all applicable Environmental Requirements.

(b)           To the Company’s Knowledge, the Company and its Subsidiaries have obtained and are in material compliance with all material Permits, licenses and other authorizations that are required pursuant to applicable Environmental Requirements for the occupation of its facilities and the conduct of its business.

(c)           Neither the Company nor any of its  Subsidiaries has received any written claim, complaint, citation, report or other written notice regarding any material liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under applicable Environmental Requirements.

(d)           To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials, except in material compliance with applicable Environmental Requirements.

7.24         Sempra Termination Agreement.  MxEnergy Inc. and MxEnergy Electric have entered into that certain Termination and Transfer Agreement, by and between MxEnergy Inc., MxEnergy Electric, the Company, Constellation Energy Commodities Group, Inc. and Sempra (the “Sempra Termination Agreement”).  A true, correct and complete copy of the executed and delivered Sempra Termination Agreement is attached hereto as Exhibit I.  The Sempra Termination Agreement is in full force and effect (and has not been amended or modified in any respect and there has been no waiver of any rights or obligations thereunder) and no Company Entity has received written notice alleging any breach or violation of the Sempra Termination Agreement by any Company Entity or of the termination or intent to terminate such agreement.  Each Company Entity has performed in all material respects all of its obligations then required to have been performed under the Sempra Termination Agreement and, to the Company’s Knowledge, no event has occurred which (with or without notice or lapse of time, or both) would constitute a default or an event of default by a Company Entity or by Sempra under the terms of the Sempra Termination Agreement.  The Company Entities party to the Sempra Termination Agreement have all requisite corporate power and authority to enter into, execute and deliver the Sempra Termination Agreement and to carry out the transactions contemplated thereby.  The execution and delivery of the Sempra Termination Agreement, and full performance thereunder, have been duly authorized by all necessary actions of the Company Entities party thereto, and no other or further act of such Company Entities is necessary therefor.  The Sempra Termination Agreement has been duly and validly executed and delivered by the Company Entities party thereto.  The Sempra Termination Agreement is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of each Company Entity which is a party thereto, subject to the Enforceability Limitations.  To the Knowledge of the Company, Sempra is not in breach of any of the terms, provisions or conditions of the Sempra Termination Agreement.

7.25         Schedule M Filings.  The information contained in the Schedule M Filings is true, correct and complete in all material respects.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES REGARDING
PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that the statements set forth in this Article VIII are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date as though made then (except to the extent such representations and warranties refer to another date, in which case such representations and warranties are made solely as of such other date).

8.1           Corporate.

(a)           Organization.  Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Power.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Parent and Merger Sub and to carry out the transactions contemplated hereby and thereby.

(c)           Authority.  The execution and delivery of this Agreement and the other Transaction Documents that have been or are to be executed and delivered by Parent and Merger Sub pursuant hereto, and full performance hereunder and thereunder, have been duly authorized by all necessary actions of Parent and Merger Sub, and no other or further act of Parent or Merger Sub is necessary therefor.

(d)           Validity.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes, and when executed and delivered the Transaction

Documents to be executed and delivered by Parent and Merger Sub pursuant hereto will constitute, valid and binding agreements of Parent and Merger Sub to the extent they are a party thereto, enforceable in accordance with their respective terms, except as such may be limited by Enforceability Limitations.

8.2           No Violation; Conflicts, etc.  Neither the execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party nor the consummation by Parent or Merger Sub of the Merger:  (a) will violate any Laws of any Governmental Authorities applicable to Parent or Merger Sub; (b) will require any authorization, consent, approval, exemption, registration, declaration, filing or other action by or notice to any Governmental Authority prior to the Closing Date or any other Person, except for the consents, approvals and filings set forth on Schedule 8.2 (the “Parent Mandatory Consents”) and Antitrust Approval, in each case with respect to Parent and Merger Sub; or (c) will conflict with or result in any violation of the Organizational Documents of Parent and Merger Sub.

8.3           No Litigation.  There is no Proceeding pending or, to the Knowledge of Parent, Merger Sub or their respective directors or executive officers, threatened against Parent, Merger Sub or their respective directors or executive officers (in such capacity) or any assets of Parent or Merger Sub, whether at law or in equity, or before or by any Governmental Authority that would restrain, enjoin, prohibit or otherwise make illegal the consummation of the Merger.

8.4           No Brokers or Finders.  Neither Parent nor Merger Sub have retained, employed, or used any broker or finder in connection with the Merger.

8.5           No Reliance.  Parent has conducted to its satisfaction its own independent investigation of the Company and its Subsidiaries and, in making the determination to proceed with the transactions contemplated by this Agreement, Parent has relied on the results of its own independent investigation and the representations and warranties of the Company set forth in this Agreement and the Company Closing Certificate.  As of the time of execution and delivery of this Agreement by Parent, none of the officers of Parent listed in the definition of “Knowledge” set forth in this Agreement has actual conscious awareness of any breach of any of the representations and warranties of the Company set forth in this Agreement in Article VII (excluding Section 7.22, which shall not be deemed to be covered by this representation and except with respect to any facts or circumstances relating to the matters specifically described on Schedule N or in Sections 11.2(a)(v)-(xii)).  Parent acknowledges that all other representations and warranties that the Company or anyone purporting to represent the Company gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Company or its Subsidiaries, are hereby expressly excluded.  Parent acknowledges that neither the Company nor any other Person on the Company’s behalf has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries or the transactions contemplated by this Agreement not expressly set forth in Article VII or the Company Closing Certificate, and, without limiting the generality of the foregoing, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution in written or oral communication to Parent, or use by Parent of, any information, documents, projections, forecasts or other material made available to Parent in the electronic data room (except to the extent that the Company has made a representation or warranty in Article VII that it has provided or made available to Parent true and complete copies of any such materials), confidential information memoranda, management interviews and presentations or otherwise in expectation of the transactions contemplated by this Agreement.

8.6           Financial Capacity.  Parent and/or Merger Sub have, and will have at the Closing, access to (in each case, that is not subject to any condition or contingency) the financial resources to consummate the Merger and to make all payments required to be made by Parent or Merger Sub under the Transaction Documents.

ARTICLE IX
COVENANTS

9.1           Regulatory and Other Approvals; Cooperation; Contracts.

(a)           Parent and the Company shall cooperate with each other in making all filings with respect to, and obtaining the Mandatory Consents and Antitrust Approvals and making any other filings with Governmental Authorities as may be necessary in connection with the Merger.  Except with respect to filings being made pursuant to the HSR Act, any other Antitrust Laws or the Schedule M Filings, each of Parent and the Company shall promptly provide drafts to the other, allow reasonably adequate time for comment by the other and consult promptly with the other with respect to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Authorities, to the extent permitted by applicable Laws.  Parent and the Company shall:  (i) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in making any filing to, or obtaining any consent from, any Governmental Authority; and (ii) to the extent permitted by applicable Laws, promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any relevant Governmental Authority.

(b)           Parent and the Company shall make all appropriate filings necessary to obtain the Mandatory Consents and Antitrust Approvals, including filings pursuant to the HSR Act and any applicable Antitrust Laws and the Federal Power Act, in each case with respect to the transactions contemplated by this Agreement as soon as practicable but (i) with respect to the filings pursuant to the HSR Act, any applicable Antitrust Laws, the Federal Power Act and the Georgia Public Service Commission rules and regulations (as described in item 4 of Disclosure Schedule 7.2(a) in no event later than seven (7) Business Days after the date hereof, and (ii) with respect to the other notice filings set forth on Disclosure Schedule 7.2(c) that are required to be made prior to the Closing, prior to the deadline for making any such filings, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, any other applicable Antitrust Laws, the Federal Power Act and any other applicable Laws.  Without limitation of the foregoing, no Party or any of its respective Affiliates shall enter into any agreement with any Governmental Authority not to consummate the Merger, except with the prior written consent of the other Parties.  Subject to Section 9.1(c), the Parties shall use their commercially reasonable efforts to obtain the Mandatory Consents and early termination of the applicable waiting period under the HSR Act and any other Antitrust Laws, as applicable, and, to the extent available, under any other Laws relating to Mandatory Consents.  The filing fees with respect to any filing under the HSR Act or any other Antitrust Laws shall be split evenly between Parent and the Company.

(c)           Notwithstanding any other provision of this Agreement (including Sections 9.6 and 12.1(c)), nothing in this Agreement shall require Parent, the Company or any of their respective Affiliates to dispose of any of their assets or to limit their ability to conduct or operate any of their businesses or to consent to any disposition of  assets or limits on their ability to conduct or operate any of such businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, Permits or authorizations or to remove any impediments to the Merger relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding relating to any Antitrust Laws.  In addition, notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 9.1 shall require any Party to disclose to any other Party confidential information about third parties in connection with seeking approvals from Governmental Authorities to the extent that such disclosures would constitute violations of contractual obligations or legal duties; provided that, to the extent reasonably practicable, the Parties shall use commercially reasonable efforts to obtain the consent or approval of any such third parties to permit any such disclosures.

(d)           Subject to Section 9.1(c), if any Proceeding is instituted (or threatened), challenging the Merger as in violation of any Antitrust Laws, or if any Order is entered, enforced or attempted to be entered or enforced, by a court or other Governmental Authority, which Order would make the Merger illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the Merger, each of Parent and the Company shall use commercially reasonable efforts to contest and resist any such action or Proceeding and to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and to have such decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

(e)           The Company shall make the filings (in a form and substance reasonably acceptable to Parent) described on Schedule M (the “Schedule M Filings”) no later than thirty (30) days following the date hereof, unless, subsequent to the meetings with the appropriate members of the FERC staff as described below in this Section 9.1(e), in the opinion of the Company after consultation with Parent, a delay in the actual filings to consider the effect thereon of ongoing discussion with appropriate members of the FERC staff is deemed to be advisable, but in no event, later than the Closing Date.  Prior to the submission of the Schedule M Filings, the Company and Parent shall attend a meeting with the appropriate member of FERC staff to discuss the Schedule M Filings.  Such a meeting shall be scheduled by the Company at a time mutually convenient to the Company and Parent but in no event later than seven (7) days after the date hereof;

provided, however, that if FERC staff is not available within seven (7) days, the meeting shall occur as soon as practicable thereafter, but in any event prior to Closing.  Prior to the meeting with FERC staff, the Company shall promptly provide drafts of the Schedule M Filings to Parent and allow reasonably adequate time for comment by Parent.  The Company shall consult promptly with Parent with respect to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to FERC, to the extent permitted by applicable Laws.  Subsequent to the submission of the Schedule M Filings, the Company and Parent shall each be entitled to participate in any meetings, discussions, or settlement conferences with FERC staff arising from FERC staff’s review and consideration of the Schedule M Filings; provided that Parent shall in no way take positions that are adverse to the Company.  The Company shall be responsible for the submission of any amendments or supplements to the Schedule M Filings or any pleadings or other documentation in connection with matters covered by the Schedule M Filings and shall carry out its responsibilities in an active and diligent manner.  The Company shall provide Parent with a reasonable opportunity to comment prior to submitting any such documents to FERC.  Parent may, but shall not be required to, submit pleadings or other documentation to FERC on its own behalf and shall provide the Company with a reasonable opportunity to comment prior to submitting any such documents to FERC; provided that Parent shall not submit comments that are adverse the positions of the Company.  Following the execution of this Agreement and to the extent the matters addressed in the Schedule M Filings have not been fully and finally resolved prior to the Closing Date, the prosecution and administration of the Schedule M Filings shall be conducted in accordance with Schedule Q.

(f)            The Company shall comply with its obligations set forth on Schedule R.

9.2           Access to Information and Records; Inspection; Integration.

(a)           Subject to the requirements of Law and the Confidentiality Agreement, during the period prior to Closing, the Company shall, and shall cause its Subsidiaries to, give Parent, Merger Sub and their respective Affiliates, and its and their counsel, accountants and other Representatives:  (i) reasonable access during normal business hours with advance notice to all of the properties, books, records, Contracts (including customer Contracts and data related thereto and source materials associated with employment agreements and Equity Interest Equivalents of the Company Entities) and documents of the Company Entities for the purpose of any inspection, investigation and stress testing financial models as may be reasonably requested by Parent and Merger Sub (and the Company shall, and shall cause the other Company Entities to, make available or cause to be made available to Parent, Merger Sub and their Representatives all information with respect to the business and affairs of the Company Entities as Parent or Merger Sub may reasonably request, subject to applicable Laws including Antitrust Laws); (ii) reasonable access to key employees, agents and Representatives of the Company Entities for the purposes of such meetings and communications as Parent or Merger Sub may reasonably request to prepare for integration of the Company Entities into Parent’s and its Affiliates’ operations, subject to applicable Laws including Antitrust Laws; and (iii) the right to share such information among themselves solely for the purposes of this Agreement (in each case, except to the extent necessary to protect attorney-client privilege).  All books and records of the Company Entities necessary for, or material to, the conduct of their respective businesses or as required by the terms of this Agreement or applicable Law, including general ledgers, journal entries, fixed assets records, Tax Returns, Tax provisions, Tax registrations, Tax and book workpapers and other related supporting data shall be in the possession of the Company as of the Closing or shall be in the possession of the Company’s accountants and available to the Company and the Surviving Corporation at Closing.

(b)           The Company agrees to, and to cause the other Company Entities to, reasonably cooperate with Parent in conducting the inspections referred to in Section 9.2(a) and the Company shall have the right, but not the obligation, to have its personnel or Representatives present at any and all such inspections.  All inspections referred to in Section 9.2(a) shall be performed at Parent’s sole expense.

(c)           All due diligence conducted by Parent, Merger Sub, their Affiliates or any Person acting on Parent’s or its Affiliates’ behalf pursuant to or in connection with this Agreement or the Merger shall be conducted so as not to unreasonably disrupt the normal operations of the Company or any of its Affiliates and shall be subject to the terms of the Confidentiality Agreement.  Notwithstanding any other provision of this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that the terms of Section 9.1(e) do not give Parent, Merger Sub or any of their respective Affiliates or Representatives the right to contact, directly or indirectly, any customer, supplier or other third party with whom the Company has any business relationship in connection with this Agreement or the Merger without the express prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company hereby gives its consent for Parent, Merger Sub and their respective Affiliates and Representatives to contact and engage in such discussions with the Persons listed on Schedule H.

9.3           Conduct of the Company Entities Pending Closing.  From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, except as (i) contemplated or permitted by this Agreement, (ii) as set forth on Schedule I, or (iii) as otherwise approved in writing by Parent in its sole discretion, the Company covenants and agrees that the Company shall not and shall cause its Subsidiaries not to:

(a)           mortgage or pledge any of the assets or properties of the Company Entities or create any Lien (other than Permitted Encumbrances) thereupon;

(b)           issue, sell or transfer any capital stock or other Equity Interest in the Company Entities;

(c)           merge or consolidate with any other entity;

(d)           amend, or authorize the amendment of, its Organizational Documents, the Stockholders Agreement or the Stockholders Consent;

(e)           sell, lease, transfer, assign or otherwise dispose of, directly or indirectly, any of the assets and properties of the Company Entities, whether owned or leased, other than (i) immaterial assets sold in the Ordinary Course of Business or (ii) gas or electricity sold in the Ordinary Course of Business;

(f)            create, incur, assume or guarantee any Debt, except Debt created, incurred, assumed or guaranteed in the Ordinary Course of Business that will be discharged at or prior to Closing or that will be deducted from the Adjusted Base Price or reflected in Net Working Capital;

(g)           other than the Approved Capital Expenditures and up to a maximum aggregate amount of $500,000 in respect of capitalized salary, benefits and contractor costs relating to technology projects, make any capital expenditure (other than customer acquisition costs incurred in the Ordinary Course of Business) in excess of $250,000 individually or $1,500,000 in the aggregate;

(h)           (A) terminate or assign any rights or obligations under any Material Contract, except the termination of any Material Contract in connection with the Company’s exercise of remedies in the Ordinary Course of Business (provided, that, for purposes of clarification the term “terminate” as used in this clause (A) does not include any decision not to renew or extend any “evergreen” Material Contract), (B) enter into any Contract with any Related Party or any employee, except for Contracts relating to the sale of gas or electricity sold in the Ordinary Course of Business, or (C) make any amendment or modification to, or waive any provision of, a Material Contract except amendments, modifications or waivers in the Ordinary Course of Business which are not reasonably expected to cost or result in a loss of revenue to any one or more Company Entities in an amount in excess of $250,000 per Material Contract or $1,500,000 in the aggregate for all such amendments, modifications and waivers to Material Contracts or, with respect to the 2011 Notes and the 2011 Notes Indenture, as may be necessary to repay in full and retire the 2011 Notes on August 1, 2011 in the event that the Closing has not occurred on or prior to August 1, 2011,

(i)            settle or resolve any pending or threatened material litigation, unless such settlement or resolution creates no current or future obligation (other than the payment of cash that would be taken into account in the calculation of Net Working Capital) or Lien (other than Permitted Encumbrances) with respect to any assets or properties of the Company Entities;

(j)            agree to, request or adopt (A) any moratorium or suspension of payment of any Debt of the Company Entities, (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar official with respect to any Company Entity or any part of the assets and properties of the Company Entities, (C) an assignment for the benefit of creditors or an admission in writing of the inability of any Company Entity to pay its debts as they become due, or (D) any other thing under any applicable Law analogous to any of the foregoing (A) through (C);

(k)           except as required by Law or by existing Employee Benefit Plans, or as required under Section 9.8, (i) make or commit to make any wage, salary, benefits or other increases or grant any bonuses of any kind, whether monetary or otherwise, to any of the current or former directors, officers, employees, consultants, independent contractors or agents of the Company Entities; (ii) adopt, terminate, amend, modify or enter into any Employee Benefit Plan, Contract or arrangement related to any employees, consultants or independent contractors or any current or former director, officer, agent, independent contractor or employee of the Company Entities, except in the Ordinary Course of Business and as would not, in the aggregate, obligate the Company Entities to pay more than $25,000; (iii) employ new employees or terminate the employment of any Employees, consultants or independent contractors of the Company Entities; or (iv) make any other change in employment terms for any of the current or former directors, officers, employees, independent contractors or agents of the Company Entities, except in the Ordinary Course of Business and other than changes that would not, in the aggregate, obligate the Company Entities to pay more than $25,000 (it being understood, for the avoidance of doubt, that this clause (k) does not apply to Severance Obligations, which are addressed in clause (l) below);

(l)            except as required by applicable Law, make any change to any Severance Obligations;

(m)          make any distribution or dividend to Securityholders (or, in the case of any other Company Entity, the holders of any of its Equity Interests) that is not paid in full and completed prior to May 31, 2011 and taken into account in determining Net Working Capital;

(n)           except as contemplated by the Sempra Termination Agreement, redeem, purchase or otherwise acquire any of its Equity Interests;

(o)           permit any material insurance policy to be amended (except as required by applicable Law), cancelled or terminated;

(p)           (1) make any material change in its methods, principles or practices of accounting or in depreciation or amortization policies or rates adopted by them in effect on the date hereof, except as may be required to comply with changes in GAAP, (2) make or change any Tax election or change (or make a request to change) its Tax accounting methods, policies or procedures, except as may be required by changes in Law, (3) settle or compromise any Proceeding relating to any Tax liability except, in each case, as may be required by Law, (4) revalue any material asset except as required by GAAP on a basis consistent with past practice and the preparation of the Audited Financial Statements, (5) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (6) take any extraordinary actions with respect to the Company’s Tax matters, except as required by Law;

(q)           adopt a plan of complete or partial liquidation or other resolution providing for or authorizing a liquidation, dissolution, merger, consolidation or other restructuring;

(r)            enter into any forward hedging, swap, option or similar financially-settled Contract, or any other commodity, interest rate or currency exchange Contract, except pursuant to and in accordance with the Sempra Termination Agreement;

(s)           make or commit to make any capital investment in, or any acquisition of the Equity Interests of, any other Person;

(t)            make or commit to make any loan to, or any acquisition of the material assets of, any other Person;

(u)           cancel, compromise, waive or release any material right or material claim relating to or affecting any Company Entity, other than the settlement of accounts receivable in the Ordinary Course of Business;

(v)           enter into any market or line of business that any Company Entity is not operating in as of the date of this Agreement or exit any market or line of business in which any Company Entity is operating as of the date of this Agreement; or

(w)          enter into any agreement or make any commitment to take any of the type of action prohibited in the foregoing clauses of this Section 9.3.

9.4           Affirmative Covenants.  From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with its terms, and except as required or contemplated by this Agreement, the Company shall and shall cause its Subsidiaries to (i) conduct, in all material respects, the business of the Company Entities in the Ordinary Course of Business and as presently being conducted, (ii) use commercially reasonable efforts to take such action as may be necessary to maintain, preserve, renew and keep in force and effect the existence, rights and franchises of the Company Entities under applicable Laws, and (iii) use commercially reasonable efforts to preserve the Company and its Subsidiaries and the business organization of the Company and its Subsidiaries substantially intact, to keep available to the Company Entities the present officers and Employees and to preserve substantially intact their present relationships with suppliers, customers, lenders and others having business relationships with the Company Entities.

9.5           Return of Confidential Information.  Neither Party shall, directly or indirectly (without the prior written consent of the other Parties), release any Person from, or waive any provisions of, any confidentiality agreement entered into or to be entered into in connection with any discussions, meetings or negotiations regarding the potential sale of any Company Entity.

9.6           Further Assurances.  Subject to Section 9.11, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable in accordance with applicable Law, to consummate and make effective the Merger as expeditiously as practicable and to ensure that the conditions set forth in Article X are satisfied, insofar as such matters are within the control of such Party.  Prior to the Closing, each Party agrees to use commercially reasonable efforts to obtain, or cause to be obtained, all third party consents and approvals set forth on Disclosure Schedule 7.2(c). In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and the Securityholders Representative shall, insofar as such matters are within the control of such Person, take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents as may be reasonably requested by any Party or the Securityholders Representative for such purposes or otherwise to complete or perfect the Merger.

9.7           Notification; Disclosure Schedule Supplements.

(a)           From the date hereof until Closing, each Party shall promptly notify the other Parties in writing:  (i) if such Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations, warranties or covenants of such Party set forth herein, and (ii) any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger.  The Company shall deliver to Parent revised or supplemented Disclosure Schedules no later than five (5) Business Days prior to Closing to the extent necessary to:  (1) reflect information that existed on the date hereof and should have been included on one or more items of the Disclosure Schedules but was not; or (2) reflect information that came into existence after the date hereof and would have been required to be disclosed on one or more items of the Disclosure Schedules if such information was in existence on the date hereof (each, a “Schedule Update”).  Concurrently with the delivery of the revised Disclosure Schedules, the Company shall deliver to Parent a certificate, duly executed by an authorized officer of the Company, on behalf of the Company and not in his individual capacity, certifying that the Schedule Updates either (i) do not, in the aggregate, constitute a Material Adverse Effect or (ii) do, in the aggregate, constitute a Material Adverse Effect.

(b)           No Schedule Update shall be deemed to cure any breach for purposes of determining whether the conditions set forth in Article X have been fulfilled; provided, however, that notwithstanding the foregoing, Parent and Merger Sub hereby expressly consent and agree that:  (i) the Company may supplement or amend (1) Disclosure Schedule 7.1(h) in order to reflect any transfer of Common Stock by the Stockholders; (2) any other Disclosure Schedule in order to reflect any updates thereto resulting from actions taken by a Company Entity after the date hereof in compliance with Section 9.3 or as otherwise expressly required or permitted by this Agreement and (ii) any such supplement or amendment shall be deemed to cure any breach for purposes of determining whether the conditions set forth in Article X have been fulfilled.

(c)           No Schedule Update shall be deemed to cure any breach for purposes of the indemnification obligations set forth in Article XI; provided that, if (i) the Company certifies in good faith pursuant to the foregoing Section 9.7(a) that the Schedule Updates provided by the Company, in the aggregate, constitute a Material Adverse Effect or (ii) Parent notifies the Company in writing that it has determined that a Material Adverse Effect has occurred and, in either case, Parent elects (in its sole discretion) in a written notice to the Company to waive the conditions set forth in Section 10.1(a)(x) and consummate the Merger, then, notwithstanding anything in this Agreement to the contrary, Parent shall not be entitled to assert any indemnification claims pursuant to Article XI for any Losses relating to the facts, circumstances or matters described in any such Schedule Updates or that constitute the basis of such Material Adverse Effect.

9.8           Employee Matters.

(a)           The Company will adopt resolutions terminating any Employee Benefit Plan that is a defined contribution retirement plan (“Savings Plan”), and any other Employee Benefit Plan requested in writing by Parent to be terminated no later than seven (7) days prior to the Closing Date, in each case, effective not later than the day immediately preceding the Effective Time; provided, however, that Parent or an Affiliate of Parent will cause a tax-qualified Savings Plan of Parent to accept rollovers, including rollovers of loans, from any Savings Plan of the Company Entities with respect to Continuing Employees to the extent permitted under such Parent Savings Plan.  The Company will provide Parent with evidence that the Savings Plans and such other Employee Benefit Plans have been terminated in accordance with this Section 9.8(a) pursuant to resolution of the Board (the form and substance of which will be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) not later than the day immediately preceding the Effective Time.

(b)           Unless otherwise agreed in writing by Parent and the Company, the Company Entities shall terminate, as of the day immediately prior to the Closing, each officer or employee set forth on Schedule B.  Parent shall take such action as may be necessary so that on and after the Effective Time officers and employees of the Company Entities who are in the employ of the Company Entities immediately prior to the Closing (“Continuing Employees”) are provided, for a period of twelve (12) months following the Closing Date, with (i) employee benefits, plans and programs on substantially the same basis as officers and employees of Parent and its Subsidiaries having similar responsibilities and positions (“Parent Benefit Plans”) and (ii) annual cash compensation (including annual rate of cash base salary and wage rates, as applicable, and target cash incentive opportunities) that are no less favorable than such annual cash compensation levels maintained for and provided to such Continuing Employees immediately prior to the Closing.  For purposes of eligibility to participate and vesting, but not for benefit accrual purposes or for purposes of benefits under any defined benefit pension plan, in all Parent Benefit Plans, the Continuing Employees shall be credited with their years of service with the Company Entities and any predecessors thereof to the extent service with Parent and its Subsidiaries and any predecessors thereof is taken into account under such Parent Benefit Plans, except where the recognition of such service would result in a duplication of benefits with respect to the same period of service.  The eligibility of any Continuing Employee to participate in any Parent Benefit Plan that is a welfare benefit plan or program shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company Entities subject, in the case of any insured arrangement, to the approval and agreement of the applicable insurer.  Any amounts previously expended by Continuing Employees and their covered dependents under an Employee Benefit Plan for the plan year in which the Closing occurs for purposes of satisfying out-of-pocket requirements, deductibles and co-payments under any Employee Benefit Plan that is a welfare benefit plan or program for the benefit of any employee of any Company Entity shall be credited for purposes of satisfying such employee’s out-of-pocket requirements, deductibles and co-payments under any comparable Parent Benefit Plan; provided, however, that the Continuing Employees shall be responsible for providing the necessary information to Parent based on “explanation of the benefits” forms received by the Continuing Employee from the Employee Benefit Plans maintained by the Company Entities.  All individuals eligible to participate in any Company plan or arrangement contemplated above shall be immediately eligible to participate in the similar Parent Benefit Plan subject to the applicable terms and conditions of any such plan.  Nothing contained in this Section 9.8(b) shall create any rights in any Continuing Employee or former officer or employee (including any beneficiary or dependent thereof) of the Company Entities or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

(c)           Parent, Merger Sub and each Company Entity hereby agree that none of the provisions of this Section 9.8 is intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to enforce any obligations of Parent or the Merger Sub contained herein.  Nothing in this Agreement, express or implied, shall be construed to prevent Parent or any of its Subsidiaries from:  (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date; or (ii) terminating or modifying to any extent any Employee Benefit Plan, Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement that Parent or any of its Subsidiaries may establish or maintain.  Nothing in this Agreement shall be construed as an amendment to any Employee Benefit Plan, Parent Benefit Plan or any other compensation and benefit plans maintained for or provided to directors, officers or employees of Parent, its Subsidiaries or the Company Entities prior to or following the Closing Date.

9.9           Tax Treatment.  The Parties agree that for federal and state income Tax purposes they shall treat the Merger as a sale of the Common Stock by the Stockholders to Parent.

9.10         Tax Matters.

(a)           Filing of Tax Returns; Payment of Taxes.  The Surviving Corporation shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.  Reasonably in advance of filing, which for purposes of income Tax Returns shall be no later than thirty (30) days prior to the due date for filing any such Tax Return, the Surviving Corporation shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Securityholders Representative for its review and reasonable comment.  The Surviving Corporation shall cause such Tax Return (as revised to incorporate the Securityholders Representative’s reasonable comments) to be timely filed and shall provide a copy to the Securityholders Representative.

(b)           Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i)            in the case of Taxes that are either:  (A) based upon or related to income or receipts; or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries (and each partnership in which the Company and its Subsidiaries is a partner) ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period;

(ii)           in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii)          any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by payment of such franchise Tax.

(c)           Tax Refunds; Contests and Amendments.

(i)            The Surviving Corporation and the Securityholders Representative agree that any Tax refunds and interest thereon payable to the Company with respect to any Tax Period ending on or before the Closing Date shall be for the account of the Securityholders (other than any refund (A) resulting from the carryback or carryforward of a net operating loss, (B) reflected in the calculation of Net Working Capital, or (C) resulting from any other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of the Surviving Corporation).  The amount of any refunds of Taxes of the Company for any Tax period beginning after the Closing Date shall be for the account of the Surviving Corporation.  The amount of any refund of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Securityholders and the Surviving Corporation in accordance with the principles set forth in Section 9.10(b).  Within thirty (30) days after receipt of each such federal, state or local income Tax refund, the Surviving Corporation shall pay to the Securityholders  an amount equal to any refund and interest thereon the Securityholders are entitled to receive pursuant to this Section 9.10(c), net of reasonable costs or expenses incurred by the Surviving Corporation in procuring such refund (and any such payments to the Securityholders shall be made pro rata in accordance with their Percentage Share); provided, however, in the event there are Seller Taxes that have not been recovered pursuant to the terms of Article XI, and there are not sufficient funds in the Fixed Escrow Account to pay such Seller Taxes, the Surviving Corporation shall be entitled to retain such refund to the extent of such unrecovered Seller Taxes.

(ii)           The Securityholders Representative shall have the right to control the conduct and settlement of, and represent the Surviving Corporation’s interest in, any Tax Proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice for such purpose.  The Surviving Corporation shall have the right to participate in such Tax Proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such Tax Proceeding that does not relate to or affect a Seller Tax and that is not otherwise subject to indemnification by the Securityholders hereunder.  The Securityholders Representative and the Surviving Corporation shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for Taxes, at their own expense, in any Tax Proceeding involving a taxable period that includes but does not end on the Closing Date.  Notwithstanding the foregoing provisions of this Section 9.10, neither the Securityholders Representative nor the Surviving Corporation shall agree to any settlement with respect to any Tax Proceeding of the Surviving Corporation without the consent of the other Person if such settlement could reasonably be expected to affect, respectively, any Tax liability of the Securityholders or the Surviving Corporation, as applicable, that is not an indemnified Tax.

(iii)          Unless required by applicable Law or except as set forth below, the Surviving Corporation shall not amend any Tax Return or election made in connection with such Tax Return for any Tax Period ending on or before the Closing Date without the prior written consent of the Securityholders Representative.  Parent and the Surviving Corporation shall not, and shall cause their respective Affiliates to not, request that any tax examination be initiated with respect to any of the matters set forth on Schedule N.  Notwithstanding the foregoing, the Surviving Corporation may file or cause to be filed an amended Tax Return even if not required by applicable Law without the consent of the Securityholders

Representative; provided, however, that any additional Taxes resulting therefrom shall not constitute Seller Taxes and no indemnification may be asserted under Article XI with respect to any such additional Taxes

(iv)          If all or any portion of a refund to which the Securityholders are entitled and have received payment of pursuant to this Section 9.10(c) is required to be repaid or otherwise disallowed by any Taxing Authority, the amount of such refund required to be repaid or disallowed shall constitute a Parent Indemnifiable Loss.

(d)           Tax Cooperation.  The Surviving Corporation and the Securityholders Representative shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Surviving Corporation and any audit, litigation or other Proceeding with respect to Taxes imposed on the Surviving Corporation.  The Surviving Corporation shall preserve all information and Records relating to any liabilities for Taxes with respect to a Tax Period until the later of the expiration of all applicable statutes of limitation and extensions thereof or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any Record without first providing the other Person a reasonable opportunity to review and copy the same.  The Surviving Corporation shall permit the Securityholders Representative and its counsel, accountants and other advisors reasonable access (with the right to make copies) to the financial books and records of the Surviving Corporation and its counsel, accountants and other advisors (and their workpapers) for the purposes of this Section 9.10.  The Securityholders Representative agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Surviving Corporation (including with respect to the transactions contemplated hereby).

(e)           Transfer Taxes.  All state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement shall be borne 50% by the Securityholders (and such 50% shall be considered Transaction Costs, to the extent determinable as of the Closing Time, or Seller Taxes, to the extent not determinable as of, or otherwise paid at, the Closing Time) and 50% by Parent.

9.11         No Solicitation; Other Offers.

(a)           Except as expressly permitted pursuant to Section 9.11(b) and Section 9.11(c), the Company shall not, and it shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly:  (i) solicit, initiate, entertain or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal; (ii) provide any non-public information concerning the Company or any of its Subsidiaries to any Person or group who would reasonably be expected to make any actual or proposed Takeover Proposal; (iii) engage in any discussions or negotiations with respect to any Takeover Proposal; (iv) approve, support, adopt, endorse or recommend any Takeover Proposal; or (v) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations.  Except as expressly permitted pursuant to Section 9.11(b) and Section 9.11(c), the Board shall not directly or indirectly (A) fail to make, withdraw, change, modify or condition, in a manner adverse to Parent, the recommendation by the Board that the Securityholders adopt this Agreement (the “Company Recommendation”), (B) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, to the Securityholders a Takeover Proposal or Superior Proposal or (C) fail to recommend against a tender or exchange offer related to a Takeover Proposal or Superior Proposal in any position taken pursuant to Rule 14e-2 under the Exchange Act (any such action referred to in clauses (A)-(C) above, a “Company Adverse Recommendation Change”).

(b)           Notwithstanding anything to the contrary contained in this Section 9.11, if at any time prior to obtaining the Stockholder Consent, the Company or any of its Representatives receives a Takeover Proposal that was made or renewed after the date of this Agreement and did not result from or arise in connection with any breach of Section 9.11(a) and the Board (or a duly constituted committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take any of the following actions would be inconsistent with the Board’s fiduciary duties under applicable Law, then (i) the Company and its Representatives may provide information (including non-public information) to the applicable Bidder or provide access to the books, assets and personnel of the Company, and (ii) engage in any discussions or negotiations with such Bidder and its Representatives; provided that the Company shall only permit non-public information related to the Company to be provided pursuant to an Acceptable Confidentiality Agreement and, provided further, that the Company shall (A) deliver written notice to Parent no later than one (1) day after taking any action permitted pursuant to this Section 9.11(b) and, to the extent not previously delivered pursuant to Section 9.11(d), deliver a copy (or, if not in writing, an accurate written summary and description, including all material terms and information conveyed pursuant thereto) of the Takeover Proposal and any other materials, communication or information received by the Company or any of its Representatives (whether written or oral) in connection with or pursuant to such Takeover Proposal to Parent; (B) shall promptly (and in any event within 24 hours of providing such non-public information to the Bidder) provide to Parent any such non-public information that was not previously provided or made available to Parent; (C) within 24 hours of the Board’s (or a duly constituted committee thereof), the Company’s or any of its Representative’s receipt thereof, deliver a copy of (or, if not in writing, an accurate written summary and description, including all material terms and information conveyed pursuant thereto) any revisions, amendments, supplements or modifications to the Takeover Proposal or an updated Takeover Proposal and any other additional material documents, communications or information received by the Board (or a duly constituted committee thereof), the Company or any of its Representatives (whether written or oral) in connection with or pursuant to such Takeover Proposal; and (D) shall keep Parent reasonably informed orally and in writing as to the status of any material developments concerning the Takeover Proposal, including prompt written notice to Parent of any determination by the Board (or a duly constituted committee thereof) that a Superior Proposal has been made.

(c)           If the Board (or a duly constituted committee thereof) determines in its good faith judgment, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and that the failure to take any of the following actions would be inconsistent with the Board’s fiduciary duties under applicable Law, then, (i) the Board may effect a Company Adverse Recommendation Change, (ii) the Company may waive, modify, amend or release any standstill or similar provisions with respect to such Superior Proposal and (iii) the Company or its Subsidiaries may enter into a definitive agreement to consummate such Superior Proposal if the Company shall have, concurrently with entering into such agreement, terminated this Agreement pursuant to Section 12.1(e); provided, that during the two Business Day-notice period referred to in Section 9.11(d), the Company shall (I) be prohibited from taking any of the actions set forth in clauses (i) — (iii), and (II) have negotiated in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) to permit Parent and Merger Sub to make adjustments to the terms and conditions of this Agreement (as adjusted, a “Matching Bid”) as may be necessary to make the Merger contemplated under such Matching Bid equivalent to, or better than, the Superior Proposal.

(d)           The Company shall promptly (and, in any event, within one (1) Business Day after receipt thereof) notify Parent in writing in the event the Company, any of its Subsidiaries or any of their respective Representatives receives a Takeover Proposal, any request for non-public information concerning the Company or any of its Subsidiaries from any Person who would reasonably be expected to make a Takeover Proposal, or any request for discussions or negotiations related to any Takeover Proposal or potential Takeover Proposal (including any material changes related to the foregoing).  Such notice shall include the identity of the Person making such Takeover Proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).  The Company shall provide Parent at least two (2) Business Days prior written notice that the Board intends to make a Company Adverse Recommendation Change, which such notice shall include copies of all proposed definitive agreements with respect to the Superior Proposal.

(e)           Except as expressly permitted pursuant to this Section 9.11, the Board shall not grant any waiver or release under any “standstill agreement” with respect to any class of Equity Interests of the Company.  The Company shall not, and shall not permit its Subsidiaries or any of their respective Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 9.11.

(f)            Nothing contained in this Section 9.11 shall prohibit the Company from making any disclosure to the Stockholders that, in the good faith determination of the Board, after consultation with its outside legal counsel, is required by applicable Laws.

9.12         Indemnification of Officers, Directors, Employees and Agents.

(a)           From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries (the “Indemnified Company Parties”) against all claims, actions, damages, costs, expenses (including reasonable attorneys’ fees and other professionals’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement with the prior written approval of Parent or the Surviving Corporation, arising out of or relating to acts or omissions by them in their capacities as such, which acts or omissions occurred at or prior to the Effective Time, in each case as and to the fullest extent permitted under (1) the DGCL and (2) the terms of the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement (in all cases notwithstanding whether any such provisions are mandatory or permissive).  In determining whether an Indemnified Company Party is entitled to indemnification under this Section 9.12(a), if requested by such Indemnified Company Party, such determination shall be made by special, independent counsel selected by the Surviving Corporation and approved by the Indemnified Company Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Surviving Corporation or its Affiliates within the last three years (other than in connection with such matters).

(b)           Prior to Closing, the Company shall obtain, and pre-pay all premiums under, a directors’ and officers’ liability tail insurance policy effective for a period of six years following the Closing Date and Parent shall cause the Surviving Corporation (or any successor of the Surviving Corporation) to maintain, and not terminate or modify, such insurance policy for the entire term of such policy.

(c)           Parent and the Surviving Corporation shall not amend the certificate of incorporation or bylaws of the Surviving Corporation to modify the indemnification or exculpation provisions therein in a manner inconsistent with this Section 9.12 or otherwise adverse to the Indemnified Company Parties.

(d)           This Section 9.12 shall be for the benefit of, and shall be enforceable by, the Company’s current or former directors and officers, and their respective heirs, executor, administrators and estates.

9.13         Letters of Credit.  Parent and Merger Sub shall, or shall cause one or more of their Affiliates to, arrange for and deliver at Closing to the beneficiaries thereof substitute or replacement letters of credit (or other credit support mechanisms as may be acceptable to the beneficiaries thereof) for each of the letters of credit set forth on Schedule K.

9.14         Sempra Agreements.  The Company shall, and shall cause each other Company Entity to, comply in all material respects with all obligations imposed on any Company Entity pursuant to the Sempra Agreements and the Sempra Termination Agreement.  The Company shall not, nor shall it cause or permit any Company Entity to, amend, modify, waive or assign any rights or obligations under or otherwise change any term or provision of the Sempra

Termination Agreement, except any amendments, modifications or waivers that would not (i) relate to periods after the Effective Time, (ii) adversely affect the rights or obligations of Parent or the Surviving Corporation following the Effective Time and (iii) adversely affect the ability of the Company to consummate the Merger or perform its obligations hereunder.  Each of the Company and its Subsidiaries shall take all steps required to be performed by it to cause the consummation of the transactions contemplated by the Sempra Termination Agreement as of the Closing Date hereunder.

9.15         Satisfaction and Discharge of 2011 Notes and 2014 Notes.  Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, (a) take all actions necessary to execute (where applicable) and deliver in escrow (which escrow shall provide that it will be broken as of the Effective Time) to the trustee under the 2011 Notes Indenture the instruments referred to in Section 10.3(a)(iii)(J) and take all actions within its control to cause the trustee under the 2011 Notes Indenture to execute (where applicable) and deliver at the Effective Time to Parent the instruments and other documents referred to in Section 10.3(a)(iii)(I), and (b) take all actions necessary to execute (where applicable) and deliver in escrow (which escrow shall provide that it will be broken as of the Effective Time) to the trustee under the 2014 Notes Indenture the instruments referred to in Section 10.3(a)(iii)(J) and take all actions within its control  to cause the trustee under the 2014 Notes Indenture to execute (where applicable) and deliver at the Effective Time to Parent the instruments and other documents referred to in Section 10.3(a)(iii)(I); provided, however, that if (1) the Closing occurs on August 1, 2011, the Company shall not be obligated to take any actions in furtherance of satisfaction and discharge of the 2011 Notes, but shall be obligated to take any and all actions necessary to pay in full the 2011 Notes on August 1, 2011 in accordance with the terms of the 2011 Notes and the 2011 Notes Indenture and (2) the 2011 Notes have been paid in full prior to the Closing Date, the Company shall only be obligated to take the actions set forth in the foregoing clause (b).

9.16         Stockholder Consent.

(a)           Within two (2) Business Days following the execution of this Agreement, the Company shall prepare and caused to be delivered to Parent a draft of a consent solicitation statement (the “Consent Solicitation”) disclosing the terms of this Agreement and soliciting the Securityholders approval (via written consent of Stockholders substantially in the form attached hereto as Exhibit B) of this Agreement and the Merger.  The Company shall cause the Consent Solicitation to be delivered, mailed or otherwise provided to the Securityholders on the date that is no later than the first Business Day following the date on which Parent provides its comments to the draft Consent Solicitation (provided that, if such comments are delivered after 5:00 p.m. EDT, they shall be deemed to have been delivered prior to 5:00 p.m. EDT on the next day) (such date, the “Mailing Date”).  Following the Company’s written request to Parent, Parent shall promptly provide to the Company any non-confidential information relating to Parent or Merger Sub required for inclusion in the Consent Solicitation and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company.

(b)           The Company shall use its best efforts to obtain the Stockholder Consent as promptly as practicable after the date of this Agreement, which efforts shall include having members of management and the Board solicit each Stockholder by telephone, mail, email, in person and by other means in order to obtain such Stockholder’s signature to the Stockholder Consent and approval of this Agreement and the transactions contemplated herein.  Prior to the Effective Time, the Company shall continue to solicit the Stockholders after the Stockholder Consent is obtained in an effort to obtain the approval of as many Stockholders as reasonably practicable.

(c)           In the event that the Company has not received the Stockholder Consent on or before the date that is twenty-one (21) days following the Mailing Date, the Base Price shall be reduced by $1,500,000.  The Company shall keep Parent reasonably apprised of the Company’s efforts to obtain the Stockholder Consent and shall promptly, and in event within 24 hours after receipt thereof, notify Parent of its receipt of the Stockholder Consent.  After the Stockholder Consent is obtained, the Company shall keep Parent reasonably apprised of its efforts to obtain the signatures of those Stockholders who have not signed the Stockholder Consent and shall provide Parent with periodic status updates identifying those additional Stockholders who have signed the Stockholder Consent and those who have not executed the Stockholder Consent.

9.17         Advisory Agreements.  At Closing, the Company shall take such action as may be necessary to cause all agreements described on Schedule L to be terminated and for the parties thereto to release and waive, in a form and in substance reasonably acceptable to Parent, any and all claims that any of them may have under any such agreements.

9.18         Regulatory Notices.  Following the execution of this Agreement and prior to Closing, the Company shall, and shall cause each of its Subsidiaries to, deliver promptly (and in any event within five (5) Business Days following its transmittal or receipt) to Parent a copy of any material written correspondence with any regulatory agency that any Company Entity receives or transmits.

9.19         No Action Letter.  The Company shall, and shall cause its Subsidiaries and its Representatives to, reasonably cooperate with Parent and its Representatives in preparing and taking all actions necessary, including corresponding with the SEC, as reasonably requested, to obtain from the SEC, as soon as reasonably practicable following the Closing, a no-action letter providing, among other things, that upon the redemption or the satisfaction and discharge of the 2011 Notes Indenture and the 2014 Notes Indenture as contemplated by this Agreement, the Surviving Corporation shall cease to have any obligation to furnish or file any reports, schedules, registration statements or other documents with the SEC.

9.20         Securityholder List.  On the third Business Day prior to the Closing Date, the Company will deliver to both Parent and the Paying Agent, a complete and correct list of the owners of Common Stock and Company Restricted Share Units as of the third Business Day prior to the Closing Date, which list shall identify as to each Securityholder:  (1) name and address, (2) number of shares of Common Stock and Company Restricted Share Units held as of such date, (3) the stock certificate numbers with respect to shares of Common Stock and (4) the Percentage Share.

ARTICLE X

CONDITIONS PRECEDENT; CLOSING DELIVERIES

10.1         Conditions to Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Closing is subject to satisfaction (or waiver by Parent in writing in its sole discretion) of the following conditions as of the time of Closing:

(a)                      (i) (A) each of the representations and warranties of the Company set forth in Article VII (other than the Company Fundamental Representations) shall be true and correct when made and as of the Closing Date (except for any such representations and warranties made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that for purposes of determining whether the condition set forth in clause (A) has been satisfied, all “Material Adverse Effect,” materiality, material and similar qualifiers contained in the representations and warranties set forth in Article VII (other than the Company Fundamental Representations) shall be disregarded for all purposes and (B) the Company Fundamental Representations shall be true and correct in all material respects when made and as of the Closing Date; provided that Company Fundamental Representations that are qualified by material, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects, in each case except for any such representations and warranties made as of a specified date, which shall be true and correct as of such specified date;

(ii)           the Company shall have performed or complied with in all material respects each and every covenant, agreement and obligation required by this Agreement to be performed or complied with by the Company, as applicable, prior to or at the Closing;

(iii)          there shall not be any Order of any Governmental Authority in effect preventing consummation of the Merger and no action shall have been taken nor any Law shall have been enacted by any Governmental Authority that makes consummation of the Merger illegal;

(iv)          no Proceeding shall be pending that involves any challenge to, or that seeks damages or other relief in connection with, the Merger or that would reasonably be expected to have the effect of preventing, delaying, imposing limitations or conditions on or otherwise interfering in any material respect with the Merger;

(v)           all Mandatory Consents (in form and substance reasonably acceptable to Parent) shall have been obtained;

(vi)          all Antitrust Approvals shall have been obtained;

(vii)         all documents, instruments, certificates and other items required to be delivered by the Company at Closing pursuant to Section 10.3(a) shall have been delivered;

(viii)       (1) the “Closing” (as such term is defined in the Sempra Termination Agreement) shall have occurred in accordance with the terms and conditions thereof, (2) Parent shall have received evidence reasonably satisfactory to Parent that Sempra has made (or shall make concurrent with the Effective Time) the payments to the trustee under the 2011 Notes Indenture (if applicable) and the trustee under the 2014 Notes Indenture contemplated by Section 5.2(b) as directed by the Company as contemplated by this Agreement, and (3)  Parent shall have received a true and correct copy of the Sempra Termination Agreement, which agreement shall be in full force and effect, shall not have been amended or modified, and no Company Entity shall have waived any of its rights under such agreement or compliance with any term or provision of such agreement;

(ix)          the Stockholder Consent shall have been obtained and copies of all executed written consents received from Stockholders shall have been provided to Parent;

(x)           from the date of this Agreement through and including the Closing Date, no Material Adverse Effect shall have occurred;

(xi)          Parent shall have received evidence, reasonably satisfactory to Parent, of termination of the Company Savings Plans and other Company Employee Benefit Plans required to be terminated by Section 9.8(a);

(xii)         the consents set forth as Items 1-14 on Disclosure Schedule 7.2(c) (in form and substance reasonably acceptable to Parent) shall have been obtained;

(xiii)        the Escrow Agent shall have duly executed and delivered a counterpart of the Escrow Agreement to Parent;

(xiv)        the Escrow Agent shall have duly executed and delivered a counterpart of the Securityholders Representative Escrow Agreement to Parent;

(xv)         the Paying Agent shall have duly executed and delivered a counterpart of the Paying Agent Agreement to Parent;

(xvi)        the aggregate number of Dissenting Shares shall be no greater than 10% of the number of issued and outstanding shares of Common Stock;

(xvii)       Parent shall have received evidence, reasonably satisfactory to Parent, that the actions described in Section 9.15 have been taken;

(xviii)      no more than 100 commercial gas customers of the Company Entities shall have failed to consent (where such consent is required under the applicable Contract) to the modification of their Contracts as contemplated by Schedule R; and

(xix)         no state public utility commission shall have issued a notice or order or commenced a Proceeding (which notice, order, or Proceeding shall not have been withdrawn, vacated, or closed) challenging the legality or effectiveness of the actions taken with respect to existing gas Contracts by the Company or any of its Subsidiaries prior to Closing in connection with the performance of the Company’s obligations set forth in Schedule R.

10.2         Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to satisfaction (or waiver by the Company in its sole discretion) of the following conditions as of the time of Closing:

(a)           each of the representations and warranties of Parent and Merger Sub set forth in Article VIII (other than the representations and warranties set forth in the second sentence of Section 8.5) shall be true and correct when made and as of the Closing Date (except for any such representations and warranties made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that for purposes of determining whether the condition set forth in this sentence has been satisfied, all “Material Adverse Effect,” materiality and similar qualifiers contained in the representations and warranties set forth in Article VIII shall be disregarded for all purposes;

(b)           each of Parent and Merger Sub shall have performed or complied with in all material respects all of the covenants, agreements and obligations required by this Agreement to be performed or complied with by Parent or Merger Sub, as applicable, prior to or at the Closing;

(c)           there shall not be any Order of any Governmental Authority in effect preventing consummation of the Merger and no action shall have been taken nor any Law shall have been enacted by any Governmental Authority that makes consummation of the Merger illegal;

(d)           no Proceeding shall be pending that involves any challenge to, or that seeks damages or other relief in connection with, the Merger or that would reasonably be expected to have the effect of preventing, delaying, imposing limitations or conditions on or otherwise interfering in any material respect with the Merger;

(e)           all documents, instruments, certificates and other items required to be delivered at Closing by Parent pursuant to Section 10.3(b) shall have been delivered;

(f)            all Mandatory Consents (in a form and substance reasonably acceptable to the Company) shall have been obtained;

(g)           all Antitrust Approvals shall have been obtained;

(h)           the Escrow Agent shall have duly executed and delivered a counterpart of the Escrow Agreement to the Securityholders Representative;

(i)            the Escrow Agent shall have duly executed and delivered a counterpart of the Securityholders Representative Escrow Agreement to the Securityholders Representative;

(j)            the Paying Agent shall have duly executed and delivered a counterpart of the Paying Agent Agreement to the Securityholders Representative;

(k)           the “Closing” (as such term is defined in the Sempra Termination Agreement) shall have occurred in accordance with the terms and conditions thereof; and

(l)            the Stockholder Consent shall have been obtained.

10.3         Deliveries at Closing.

(a)           Deliveries of the Company.  At Closing, the Company shall deliver or cause to be delivered each of the following, the delivery of which shall be a condition to the obligations of Parent and Merger Sub to consummate the Closing; provided, however, that the delivery of the items listed in Section 10.3(a)(iii)(I) and Section 10.3(a)(iii)(J) below shall occur at or immediately after the Effective Time and the delivery of such items shall not be a condition to the obligations of Parent and Merger Sub to consummate the Closing:

(i)            the payments set forth in Section 5.2 by wire transfer of immediately available funds to the applicable accounts or Persons designated in Section 5.2;

(ii)           to the Escrow Agent and Parent:

(A)          a counterpart of the Escrow Agreement duly executed by the Securityholders Representative; and

(B)           a counterpart of the Securityholders Representative Escrow Agreement duly executed by the Securityholders Representative;

(iii)          to Parent:

(A)          a duly executed certificate of the Company, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date certifying as to the matters set forth in Sections 10.1(a)(i) 10.1(a)(ii), 10.1(a)(ix), 10.1(a)(xviii), and certifying, to the Knowledge of the Company, as to the matters set forth in Section 10.1(a)(xix) (the “Company Closing Certificate”);

(B)           a duly executed certificate of the secretary of the Company, delivered on behalf of the Company and not in his individual capacity, certifying as to the certificate of incorporation and the bylaws of the Company and the resolutions of the Board (or the board of directors of the applicable Company Entities) authorizing and approving the execution, delivery and performance of this Agreement, all other Transaction Documents to which the Company is a party and the Sempra Termination Agreement by the Company or the applicable Company Entities party thereto;

(C)           a certificate of existence and good standing of each Company Entity, issued by the jurisdiction of such Company Entity’s state of formation (or with respect to a foreign Company Entity, the equivalent documents under the relevant jurisdiction if applicable) and dated not more than five (5) Business Days prior to the Closing Date;

(D)          all consents, authorizations or approvals obtained by any Company Entity as of the Closing in furtherance of the Merger, including all Company Mandatory Consents obtained by the Company as of the Closing;

(E)           a duly executed certificate of non-foreign status from the Company that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(F)           a copy of the fully executed Sempra Termination Agreement;

(G)           the written resignation of any Person (in form and substance reasonably satisfactory to Parent) requested by Parent in such Person’s capacity as a director, officer or manager of any Company Entity, effective as of the Effective Time;

(H)          the Certificate of Merger duly executed by the Company;

(I)            each of the following: (i) if the Closing occurs prior to August 1, 2011, an instrument executed by the trustee under the 2011 Notes Indenture, in form and substance reasonably satisfactory to Parent, referred to in the first sentence of Section 11.1 of the 2011 Notes Indenture acknowledging that such Indenture has been satisfied and discharged as contemplated by such Section 11.1, (ii) an instrument executed by the trustee under the 2014 Notes Indenture, in form and substance reasonably satisfactory to Parent, referred to in the first sentence of Section 11.1 of the 2014 Notes Indenture acknowledging that such Indenture and the Security Documents have been satisfied and discharged as contemplated by such Section 11.1; (iii) all UCC termination agreements or statements and other filings from the trustee under the 2014 Notes Indenture to terminate any Lien, security interest or control agreement securing the obligations under the 2014 Notes Indenture and (iv) all documents reasonably necessary to terminate and effect the release of funds subject to the Escrow and Security Agreement, dated as of September 22, 2009, among the Company, the trustee under the 2014 Notes Indenture and Law Debenture Trust Company of New York, as escrow agent;

(J)            duly executed copies of each of the following documents each of which shall be in form acceptable for delivery to Law Debenture Trust Company of New York, as trustee under the 2011 Notes Indenture and 2014 Notes Indenture (it being understood and agreed by Parent and the Company that drafts of each of the following shall have been prepared by the Company prior to the Effective Time and provided to Parent for review reasonably in advance of the Effective Time) (provided that if the 2011 Notes have been paid in full prior to the Closing or will be paid in full on the Closing Date, the documents set forth in clause (1)-(3) shall not be required to be delivered and, instead, the Company shall deliver to Parent evidence (reasonably satisfactory to Parent) of such payment in full):

(1)           irrevocable instructions from the Company executed by an Existing Company Officer on behalf of the Company directing Law Debenture Trust

Company of New York, as trustee under the 2011 Notes Indenture, to apply that portion of the Bond Deposit pertaining to the 2011 Notes to the payment of the 2011 Notes at maturity of the 2011 Notes on August 1, 2011;

(2)           the Officers’ Certificate (as defined in the 2011 Notes Indenture) referred to in Section 11.1 of the 2011 Notes Indenture executed by an Existing Company Officer on behalf of the Company;

(3)           the Opinion of Counsel (as defined in the 2011 Notes Indenture) referred to in Section 11.1 of the 2011 Notes Indenture of Paul, Hastings, Janofsky & Walker LLP, as counsel to the Company;

(4)           a notice of redemption contemplated by Section 3.7 of the 2014 Notes Indenture executed by an Existing Company Officer on behalf of the Company and delivered by the Company calling for redemption of the 2014 Notes on the later of (x) thirty (30) days after the Closing Date (or the next succeeding Business Day if the date that is thirty (30) days after the Closing Date is not a Business Day) and (y) August 1, 2011, together with irrevocable instructions executed by an Existing Company Officer on behalf of the Company directing Law Debenture Trust Company of New York, as trustee under the 2014 Notes Indenture, to have such have redemption notice mailed no more than sixty (60) days nor less than thirty (30) days prior to the contemplated redemption date;

(5)           irrevocable instructions from the Company executed by an Existing Company Officer on behalf of the Company directing Law Debenture Trust Company of New York, as trustee under the 2014 Notes Indenture, to apply that portion of the Bond Deposit pertaining to the 2014 Notes to the payment of the 2014 Notes upon redemption of the 2014 Notes;

(6)           the Officer’s Certificate (as defined in the 2014 Notes Indenture) referred to in Section 11.1 of the 2014 Notes Indenture executed by an Existing Company Officer on behalf of the Company; and

(7)           the Opinion of Counsel (as defined in the 2014 Notes Indenture) referred to in Section 11.1 of the 2014 Notes Indenture from Paul, Hastings, Janofsky & Walker LLP, as counsel to the Company; and

(K)          to Parent and the Paying Agent, a complete and correct list of the owners of Common Stock and Company Restricted Share Units as of immediately prior to the Effective Time identifying as to each Securityholder:  (1) name and address, (2) number of shares of Common Stock and Company Restricted Share Units held as of immediately prior to the Effective Time, (3) the stock certificate numbers with respect to shares of Common Stock, (4) the Percentage Share and (5) the portion of the Closing Date Payment to be paid to each such Securityholder at the Closing.

(b)           Parent’s Deliveries.  At Closing, Parent shall deliver each of the following, the delivery of which shall be a condition to the obligation of the Company to consummate the Closing:

(i)            the payments set forth in Section 5.3(a)-5.3(e) by wire transfer of immediately available funds to the applicable accounts or Persons designated in Section 5.3;

(ii)           to the Escrow Agent, the Company and the Securityholders Representative, a counterpart of the Escrow Agreement duly executed by Parent;

(iii)          to the Paying Agent, the Company and the Securityholders Representative, a counterpart of the Paying Agent Agreement duly executed by Parent;

(iv)          to the Company and the Securityholders Representative:

(A)          a duly executed certificate of Parent, dated as of the Closing Date certifying as to the matters set forth in Sections 10.2(a) and 10.2(b) (the “Parent Closing Certificate”);

(B)           a duly executed certificate of the secretary of Parent, delivered on behalf of Parent and not in his individual capacity, certifying as to the certificate of incorporation and bylaws of Parent and Merger Sub and the resolutions of the governing body of each of Parent and Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and all other Transaction

Documents to which such Person shall be a party, by such Person; and

(C)           a certificate of existence and good standing in respect of each of Parent and Merger Sub, issued by the jurisdiction of incorporation of each of Parent and Merger Sub, dated no earlier than five (5) Business Days prior to the  Closing Date.

ARTICLE XI
INDEMNIFICATION

11.1         Survival.

(a)           Subject to Section 11.1(b), all of the representations and warranties and covenants made in this Agreement or in the Company Closing Certificate or Parent Closing Certificate and the right of an Indemnified Person to assert any claim for indemnification in respect thereof pursuant to this Article XI shall survive Closing and expire and have no further force and effect, and no claim may be asserted hereunder for any of the matters set forth in Sections 11.2(a)(i)-(xii) after the date which is 547 days after the date of the Closing Date (the “General Indemnification Termination Date”); provided, however, that notwithstanding the foregoing, (i) the covenants and other agreements set forth in this Agreement, the other Transaction Documents or any certificate delivered in connection with this Agreement or any of the other Transaction Documents that by their terms or nature are to performed after the General Indemnification Termination Date shall survive the General Indemnification Termination Date until fully performed and (ii) the Parent Indemnitees may assert claims and collect for Indemnifiable Losses relating to the items set forth on Schedule N solely to the extent permitted and contemplated by Schedule N and subject to Section 11.6.  Notwithstanding anything in this Agreement to the contrary, but subject to Section 11.1(b), any claim asserted prior to the General Indemnification Termination Date or the applicable termination date set forth on Schedule N shall survive until the final resolution thereof.

(b)           The Fixed Escrow Amount, less any portion thereof previously distributed to Parent pursuant to this Agreement and the Escrow Agreement, if any, shall be released to the Paying Agent for distribution to the Securityholders on the dates or upon the occurrence of the events set forth on Schedule N or as otherwise provided by this Agreement and the Escrow Agreement.

11.2         Indemnification.

(a)           Indemnification by Securityholders.  Subject to the limitations set forth in Sections 11.1 and 11.3, from and after the Effective Time, the Securityholders shall indemnify, defend and hold harmless Parent, the Surviving Corporation, each of Parent’s and the Surviving Corporation’s respective Affiliates and each of Parent’s and the Surviving Corporation’s respective Representatives in each case existing after the Closing (all such foregoing Persons, collectively, the “Parent Indemnitees”) from and against any Losses the Parent Indemnitees may suffer, sustain or become subject to (including any Losses the Parent Indemnitees may suffer, sustain or become subject to after the General Indemnification Termination Date relating to claims validly asserted hereunder prior to such date) arising out of, in connection with or resulting from (“Parent Indemnifiable Losses”):

(i)            any breach or inaccuracy of any representation or warranty made by the Company under Article VII or in the Company Closing Certificate; provided, however, that, solely for purposes of calculating Parent Indemnifiable Losses, if any such representation or warranty is qualified by the use of the term “Material Adverse Effect” or by the word “material” or by any word formed from such words, then such representation or warranty shall be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation or warranty;

(ii)           any nonfulfillment or breach of any covenant, agreement or obligation required to be performed by the Company prior to or at the Effective Time under this Agreement or the Securityholders Representative or the Securityholders after the Effective Time (including this Article XI);

(iii)          any amounts required to pay the Bond Deposit, or any Debt, Transaction Costs or Change in Control Costs not paid at or prior to Closing and not taken into account in determining the Net Working Capital, the Adjusted Base Price or the Final Adjustment Amount hereunder;

(iv)          any and all Seller Taxes (excluding any Seller Taxes that are the subject of Schedule N, which Seller taxes shall be governed exclusively by Schedule N);

(v)           any failure of the Company Entities to make the necessary declarations to the customs authorities in Canada or the United States and to obtain the necessary authorization from the U.S. Department of Energy with respect to the importation of natural gas from Canada;

(vi)          the Pennsylvania Public Utility Commission Informal Investigation of MXenergy’s Marketing of its Residential Electric Generation Supplier Services — File No. BP8 2201861 or any subsequent formal investigation by the Pennsylvania Public Utility Commission arising therefrom;

(vii)         any failure of the Company Entities to include the disclosure statement known as the “Schumer Box” in certain Contracts as required pursuant to the State of New York Public Service Commission Uniform Business Practices;

(viii)        the review by the Georgia Public Service Commission of the telemarketing campaign conducted in 2010 by the telemarketing vendor Global on behalf of MxEnergy Inc;

(ix)          the execution of Contracts for the sale of retail electric power in New Jersey, New York, Massachusetts and Texas in the name of MxEnergy Inc. as opposed to MxElectric;

(x)           any material misstatements or omissions in the any SEC Documents or the Consent Solicitation;

(xi)          with respect to the matters described on Schedule 11.2(a)(xi);

(xii)         with respect to the matters described on Schedule 11.2(a)(xii); and

(xiii)        with respect to any of the matters described on Schedule N as and to the extent set forth on Schedule N.

(b)           Indemnification by Parent and the Surviving Corporation.  Subject to the limitations set forth in Section 11.1 and Section 11.3, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless the Securityholders and their Affiliates and Representatives, in each case existing after the Closing (the “Company Indemnitees”), from and against any Losses the Company Indemnitees may suffer, sustain or become subject to arising out of, in connection with or resulting from (“Company Indemnifiable Losses”):

(i)            any breach or inaccuracy of any representation or warranty made by Parent or Merger Sub under Article VIII or in the Parent Closing Certificate; or

(ii)           any nonfulfillment or breach of any covenant, agreement or obligation required to be performed by Parent or Merger Sub, prior to or at the Effective Time, or the Surviving Corporation, after the Effective Time, under this Agreement.

(c)           Notwithstanding any provision of this Agreement to the contrary, in no event shall Company Indemnifiable Losses include any Parent Indemnifiable Losses.

11.3         Limits on Indemnification.

(a)           Aggregate Liability.  The aggregate liability of Parent and the Surviving Corporation to indemnify the Company Indemnitees from and against any Company Indemnifiable Losses shall be limited, in the aggregate, to an amount equal to the Fixed Escrow Amount.  The aggregate liability of the Securityholders to indemnify the Parent Indemnitees from and against any Parent Indemnifiable Losses shall be limited to the

Fixed Escrow Amount and the amounts from time to time available in the Fixed Escrow Account shall be the Parent Indemnitees sole recourse in respect of any Parent Indemnifiable Losses.  Without limitation of the foregoing, the aggregate liability of the Securityholders to indemnify the Parent Indemnitees from and against any and all Parent Indemnifiable Losses relating to claims asserted under Sections 11.2(a)(i)-(xii) shall be limited to the amounts from time to time remaining in the General Indemnity Escrow and, subject to Schedule N, the Regulatory Indemnity Escrow and in no event shall any Parent Indemnitees be entitled to assert any indemnification claims relating to Sections 11.2(a)(i)-(xii) against the Specific Indemnity Escrow or the Waiver Escrow, it being understood that the Parties have agreed that the Parent Indemnitees sole recourse in respect of any Parent Indemnifiable Losses relating to (A) claims asserted under Sections 11.2(a)(i)-(xii) shall be the amounts from time to time available in the General Indemnity Escrow and the Regulatory Indemnity Escrow and (B) claims asserted under Sections  11.2(a)(xiii) shall be the amounts set forth on Schedule N.

(b)           Deductible Threshold.  The Parent Indemnitees shall not be entitled to be indemnified for Parent Indemnifiable Losses pursuant to Section 11.2(a)(i) and Sections 11.2(a)(iv)-(xii) unless and until the aggregate amount of all such Parent Indemnifiable Losses exceeds $2,000,000 (the “Deductible Threshold”); provided, however, that the Parent Indemnitees shall not be entitled to be indemnified pursuant to Section 11.2(a)(i) and Sections 11.2(a)(iv)-(xii) for any Losses with respect to any individual items or matter unless the amount thereof exceeds $20,000 (the “De Minimis Threshold”), and if the De Minimis Threshold is not exceeded with respect to any individual Loss, then none of the Losses with respect to such item or matter will count toward satisfying the Deductible Threshold.  Notwithstanding the foregoing, the Deductible Threshold and De Minimis Threshold shall not apply to (and the Parent Indemnitees shall be entitled to be indemnified for all Parent Indemnifiable Losses relating to) any claims asserted under Section 11.2(a)(i) insofar as such claims relate to (1) any breach of a Company Fundamental Representation, (2) any breach of the representations set forth in clauses (a)-(c) of Section 7.2 (or, in the case of clauses (1) and (2), to the extent related to any such representations and warranties, any breach of any certificate delivered by or on behalf of the Company to Parent prior to or at the Closing in connection with this Agreement), (3) the certification in the Company Closing Certificate relating to the matters set forth in Section 10.1(a)(xviii) and Section 10.1(a)(xix), or (4) any claims asserted under Section 11.2(a)(ii), Section 11.2(a)(iii) and Section 11.2(a)(xiii). Parent Indemnifiable Losses from any claims to which the Deductible Threshold does not apply shall not be considered in the calculation of the Deductible Threshold.  Subject to the foregoing, after the Deductible Threshold is exceeded, the Parent Indemnitees shall be entitled to be paid the entire amount of any Parent Indemnifiable Losses pursuant to Section 11.2(a)(i) and Sections 11.2(a)(iv)-(xii) in excess of (but not including) the Payment Indemnifiable Losses previously included in the calculation of the Deductible Threshold, subject to the other limitations on recovery and recourse set forth in this Agreement.

(c)           Other Limitations.

(i)            No Indemnifying Party shall be liable for any Indemnifiable Losses unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Party with respect thereto prior to the General Indemnification Termination Date or, with respect to the matters set forth on Schedule N, to the extent permitted and contemplated by Schedule N; provided, however, that claims for any Indemnifiable Losses validly asserted hereunder prior to the General Indemnification Termination Date or, with respect to the matters set forth on Schedule N, to the extent permitted and contemplated by Schedule N, shall survive until they are finally resolved pursuant to the terms hereof and the Escrow Agreement.   Notices to the Securityholders as Indemnifying Parties need only be furnished to the Securityholders Representative.

(ii)           No matter that gives rise to an adjustment under Section 5.6, will be the subject of or eligible for a claim by any Parent Indemnitee for indemnification under this Article XI; provided that, Parent shall have the right to withdraw funds from the Fixed Escrow Account to the extent permitted by Sections 5.6(g) and 5.6(h).

(iii)          Without limitation, the indemnification obligations set forth in this Article XI also shall be subject to the limitations set forth in Section 9.7(c) and Section 13.16.

(iv)          Without limitation of Section 9.7(c), the liability of the Securityholders to indemnify the Parent Indemnitees pursuant to Section 11.2(a)(i) shall not include Parent Indemnifiable Losses relating to a breach by the Company of any of its representations and warranties set forth in Article VII (excluding Section 7.22) of which any of the officers of Parent (or its Affiliates) listed in the definition of “Knowledge” has actual conscious awareness as of the time of the execution and delivery of this Agreement by Parent.  For the avoidance of doubt, subject to Section 9.7(c), the foregoing waiver in this Section 11.3(c)(iv) does not apply to any indemnity set forth in Section 11.2(a)(v) - 11.2(a)(xiii).

(d)           Cooperation.  An Indemnified Person shall, at the Indemnifying Party’s request and expense, cooperate in the defense of any matter subject to indemnification hereunder.

(e)           Reduction for Tax Benefit or Loss; Insurance.  The amount of any Indemnifiable Losses payable under Article XI by an Indemnifying Party shall be reduced by (i) the net present value of Tax savings or benefits actually realized by the Indemnified Person that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Indemnifiable Losses and (ii) all proceeds from insurance or other third party indemnification actually received by the Indemnified Person.

(f)            Mitigation.  Each Indemnified Person shall take and shall cause its respective Affiliates to take all reasonable steps to mitigate and otherwise minimize the Indemnifiable Losses to the maximum extent reasonably practicable upon and after becoming aware of any event which would reasonably be expected to give rise to any Indemnifiable Losses.  Notwithstanding the foregoing, no failure on the part of any Indemnified Person to satisfy its obligations under this Section 11.3(f) shall relieve any Indemnifying Party from its indemnification obligation under Article XI of this Agreement; provided, however, that the foregoing shall not limit or affect an Indemnifying Party’s remedies for breach of this Section 11.3(f) that are otherwise available pursuant to this Agreement or applicable Law.

(g)           Sole and Exclusive Remedy; Fraud.  THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE XI ARE THE PARTIES’, THE SECURITYHOLDERS REPRESENTATIVE’S AND THE SECURITYHOLDERS’ SOLE AND EXCLUSIVE REMEDY AFTER THE EFFECTIVE TIME RELATING IN ANY WAY TO A BREACH OF THIS AGREEMENT.  Notwithstanding any other provision of this Agreement to the contrary, the liability of any Person under this Article XI shall be in addition to, and not exclusive of, any other liability that such Person may have at law or equity based on such Person’s fraudulent acts, fraudulent omissions or intentional misrepresentation.  None of the provisions set forth in this Agreement, including the provisions set forth in this Section 11.3, shall be deemed a waiver by any Person of (or a limitation on) any right or remedy that such Person may have at law or equity based on any other Person’s fraudulent acts, fraudulent omissions or intentional misrepresentation.

(h)           Characterization of Payments.  The Parties shall treat any payments made pursuant to this Article XI as an adjustment to the purchase price for federal Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Surviving Corporation causes such payment not to be treated as an adjustment to, or refund of, the purchase price for federal Tax purposes.

11.4         Matters Involving Third Parties.

(a)           If any third party shall notify any Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Article XI, the Indemnified Person shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.  The notice described in this Section 11.4(a) shall describe the Third Party Claim in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary and if then estimable) of the Indemnifiable Loss that has been or may be suffered.

(b)           The Indemnifying Party shall have the right to defend the Indemnified Person against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Person, so long as:  (i) the Indemnifying Party notifies the Indemnified Person, within thirty (30) days after the Indemnified Person has given written notice of the Third Party Claim to the Indemnifying Party (unless in such notice the Indemnified Person certifies, in good faith, that the failure to assume such defense within fifteen (15) days would materially prejudice the Indemnified Person by a delay in assuming the defense beyond fifteen (15) days, in which case, the Indemnified Person shall have the right to assume the defense subsequent to the expiration of such fifteen (15) day period if the Indemnifying Party fails to so assume the defense thereof as provided in and subject to Section 11.4(d)), that the Indemnifying Party is assuming the defense of such Third Party Claim and shall indemnify the Indemnified Person against such Third Party Claim in accordance with the terms and limitations of this Article XI; and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner.

(c)           So long as the conditions set forth in Section 11.4(b) are and remain satisfied:  (i)  the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 11.4(b); (ii) the Indemnified Person may retain separate co-counsel at its sole cost and expense (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Person if (A) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Claim or (B) the Indemnified Person’s counsel shall have advised the Indemnified Person in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel; and (iii)  the Indemnifying Party may not, without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), enter into a settlement with respect to a Third Party Claim; provided that, the Indemnifying Party may, without the prior written consent of the Indemnified Person, enter into a settlement of a Third Party Claim so long as it (1) does not impose an injunction or other equitable relief upon the Indemnified Person, (2) involves the payment of money damages for which sufficient funds remain in the Fixed Escrow Account and (3) includes an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Person and all of its Affiliates and Representatives from all liability with respect thereto.

(d)           Notwithstanding Sections 11.4(b) and 11.4(c), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Person shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third Party Claim:  (i) as to which the Indemnifying Party fails to assume the defense within thirty (30) days after the Indemnified Person gives notice thereof to the Indemnifying Party (unless in such notice the Indemnified Person certifies, in good faith, that the failure to assume such defense within fifteen (15) days would materially prejudice the Indemnified Person by a delay in assuming the defense beyond fifteen (15) days), in which case, the Indemnified Person shall have the right to assume the defense subsequent to the expiration of such fifteen (15) day period if the Indemnifying Party fails to so assume the defense thereof); (ii) to the extent the Third Party Claim seeks an Order, injunction or other equitable relief against the Indemnified Person which, if successful, would adversely affect in any material respect the business, operations, assets or financial condition of the Indemnified Person; (iii) in the case where the Indemnifying Party fails to satisfy its obligations under Section 11.4(b)(ii) or  Section 11.4(c)(ii); or (iv) in the case where the Securityholders are the Indemnifying Party and the Third Party Claim in issue and the Indemnified Losses in connection therewith involve or are reasonably likely to involve an amount in excess of 150% of the amount remaining in the applicable portion of the Fixed Escrow Amount available for the satisfaction of such Third Party Claim and Parent Indemnifiable Losses (after taking into account the other unresolved Parent Indemnifiable Losses asserted in good faith against such portion of the Fixed Escrow Amount).  Notwithstanding anything to the contrary in this Section 11.4, if an Indemnified Person assumes control of the defense of any Third Party Claim, the costs incurred by such Indemnified Person in connection with the defense of such Third Party Claim shall not be included in the calculation of Indemnifiable Losses relating to such Third Party Claim and shall be paid solely by the Indemnified Person; provided that, nothing in this Section 11.4(d) shall limit the Parent’s or the Surviving Corporation’s right to recover legal fees as and to the extent set forth on Schedule N.

(e)           If an Indemnified Person assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.4, such Indemnified Person may enter into any settlement, compromise, admission or acknowledgement of the validity of such Third Party Claim without obtaining the prior written consent of the Indemnifying Party; provided, however, that the Indemnified Person shall make no settlement, compromise, admission or acknowledgment that would  (i) pursuant to its terms, impose any liability or obligation (under this Article XI or otherwise) on the part of the Indemnifying Party or (ii) any admission that the Securityholders in their capacity as Securityholders were at fault in connection with matter, omission or event giving rise to the Third Party Claim, in each case without the prior written consent of the Indemnifying Party.

(f)            If an Indemnified Person assumes control of the defense of any Third Party Claim in accordance with the provisions of Section 11.4(d)(ii) or (iv) and a judgment or arbitral award is rendered against such Indemnified Person or any of its Affiliates, then the Indemnifying Party shall be liable for only 50% of the Losses otherwise subject to indemnification hereunder with respect to such judgment or arbitral award.

(g)           Notwithstanding anything to the contrary, the control, defense and prosecution of the Schedule M Filings shall be governed exclusively by Section 9.1(e) and Schedule Q.

11.5         Direct Claims.  In any case in which an Indemnified Person seeks indemnification hereunder that is not subject to Section 11.4 because no Third Party Claim is involved, the Indemnified Person shall notify the Indemnifying Party in writing of any Indemnifiable Losses that such Indemnified Person claims are subject to indemnification under the terms hereof.  The notice shall describe the indemnification sought in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary and if then estimable) of the Indemnifiable Loss that has been or may be suffered.  Subject to the limitations set forth in Sections 11.1 and 11.3, the failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

11.6         Construction with Tax Indemnity.  Notwithstanding any provision of this Agreement to the contrary, the Securityholders shall only be obligated to indemnify Parent Indemnitees for Taxes to the extent such Taxes constitute Seller Taxes.

11.7         No Waiver.  Except as provided in Section 11.3(c)(iv) and Section 9.7, and the last sentence of Section 12.1, the fact that Parent, Merger Sub or any other Person has Knowledge (or any other knowledge) of any breach of this Agreement will not affect or otherwise limit in any respect any of the rights of Parent, Merger Sub, the Surviving Corporation or the Parent Indemnitees under this Agreement, including Sections 11.2, 12.1(d) and 12.1(e).

11.8         Schedule N.  The terms and provisions of this Article XI are subject in all respects to the terms and conditions of Schedule N.

ARTICLE XII
TERMINATION OF AGREEMENT

12.1         Termination of Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing as provided in this Section 12.1, subject to Section 12.3:

(a)           Parent and the Company may terminate this Agreement by mutual written consent at any time before Closing;

(b)           Either Parent or the Company may terminate this Agreement by written notice to the other if Closing shall not have occurred on or before September 15, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of any condition to Closing set forth in Section 10.1 or Section 10.2 to occur on or before such date;

(c)           Parent or the Company may terminate this Agreement by written notice to the other if any Governmental Authority shall have issued a final, non-appealable Order, decree, ruling or other action shall have taken any other action (which Order, decree or ruling Parent and the Company shall use their commercially reasonable efforts to cause to be removed), in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such Order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party that did not use commercially reasonable efforts to cause to be removed any such Order, decree, ruling or other action as and to the extent required by Section 9.1;

(d)           Parent or the Company may terminate this Agreement by written notice to the other if there shall have been any breach of any representation, warranty, covenant or agreement contained in this Agreement, by such other Party (which in the case of the right of termination of the Company, shall also include any breach by Merger Sub) which breach:  (i) would give rise to the failure of a condition to Closing set forth in Sections 10.1 or Section 10.2; and (ii) either (A) cannot be cured or (B) if it can be cured, has not been cured prior to the first to occur of (x) the date that is twenty (20) days following receipt by the breaching party of written notice of such breach, or (y) the date immediately preceding the Termination Date; provided, however, that notwithstanding anything in this Agreement to contrary, Parent’s or Merger Sub’s breach of the representations and warranties in Section 8.5 may not form the basis for the Company’s termination of this Agreement pursuant to this Section 12.1(d) and shall not give rise to Parent’s obligation to pay the Reverse Break-Up Fee as a result of a termination under this Section 12.1(d);

(e)           Parent may terminate this Agreement by written notice to the Company if, as of immediately prior to the Closing, any one or more of the representations and warranties of the Company set forth in Article VII is not true, correct and complete in all material respects and the failure, individually or in the aggregate, to be so true, correct and complete in all material respects would reasonably be expected to be adverse to the Company Entities, taken as a whole, or the business of the Company Entities, taken as a whole, in any material respect (determined as if such representations and warranties were made as of the date hereof and as of immediately prior to the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such specified date); provided that, for purposes of determining whether the foregoing standard has been met, all “Material Adverse Effect,” materiality and similar qualifiers contained in the representations and warranties set forth in Article VII shall be disregarded for all purposes; and, provided further that, the foregoing shall not be deemed, interpreted or construed to mean (or require Parent to establish the occurrence of) a Material Adverse Effect;

(f)            Parent may terminate this Agreement by written notice to the Company if the Stockholder Consent is not obtained, and a copy of all signatures of Stockholders comprising such Stockholder Consent are not delivered to Parent, on or prior to the date that is thirty (30) days from the Mailing Date;

(g)           Parent may terminate this Agreement by written notice to the Company if the Company fails to make, withdraws, changes, conditions or modifies, in a manner adverse to Parent, the Company Recommendation or makes a Company Adverse Recommendation Change; or

(h)           the Company may terminate this Agreement if, prior to obtaining the Stockholder Consent, the Company (i) executes a binding agreement to implement a Superior Proposal, such termination to be effective upon delivery to Parent of a written notice of termination pursuant to this Section 12.1(h), which notice shall be delivered to Parent contemporaneously with executing such binding agreement to implement a Superior Proposal and shall be accompanied by a copy of the executed agreement implementing the Superior Proposal and (ii) pays the Break-Up Fee to Parent contemporaneously with the delivery in clause (i).

For purposes of Sections  12.1(d) and 12.1(e), Parent and Merger Sub shall not be entitled to exericse their termination rights pursuant thereto as a result of any breach by the Company of any of its representations and warranties of which any of the officers of Parent (or its Affiliates) listed in the definition of “Knowledge” had actual conscious awareness as of the time of the execution and delivery of this Agreement by Parent.

12.2         Procedure for and Effect of Termination.  Any Party terminating this Agreement pursuant to Section 12.1 shall give written notice thereof to each other Party, whereupon this Agreement shall, subject to Section 12.3, automatically terminate.  Upon termination of this Agreement there shall be no liability or obligation hereunder on the part of Parent, Merger Sub or the Company or their respective Affiliates, directors, officers, employees or stockholders, except that:  (i) Article I (to the extent relevant to this Article XII or Article XIII), this Article XII and Article XIII shall survive such termination; and (ii) no such termination shall relieve any Party from liability for fraud.  Any termination of this Agreement pursuant to Section 12.1 by Parent shall constitute a termination by and on behalf of Parent and Merger Sub.  If this Agreement is terminated pursuant to Section 12.1, each Party shall, within ten (10) Business Days following such termination (except where a Party is seeking to compel specific performance as aforesaid with the obligation to close the Merger), return or destroy all documents and other materials received from the other Parties relating to this Agreement and the Merger, and all confidential information received by each Party with respect to any other Party shall be treated in accordance with the terms of Section 13.10.

12.3         Termination Fees.

(a)           If this Agreement is terminated by Parent pursuant to Sections 12.1(f) or 12.1(g), or by the Company pursuant to Section 12.1(h), the Company shall pay, or cause to be paid, to Parent the Break-Up Fee.

(b)           If this Agreement is terminated (i) by (A) Parent or the Company pursuant to Section 12.1(b), and at the time of such termination (x) all of the conditions to Closing set forth in Section 10.1 have been satisfied and (y) the Company is ready, willing and able to comply with all of its obligations under Section 10.3(a), or (B) by the Company pursuant to Section 12.1(d) and at the time of the Company’s termination pursuant to Section 12.1(d) the Company is not then in breach of this Agreement, which breach would permit Parent to terminate this Agreement, or (ii) by Parent pursuant to Section 12.1(e), Parent shall pay, or cause to be paid, to the Company the Reverse Break-Up Fee.

(c)           Any Break-Up Fee or Reverse Break-Up Fee owed pursuant to this Section 12.3 shall be due and payable in full contemporaneously with the termination of this Agreement.

(d)           Each of the Company, Parent and Merger Sub acknowledges and agrees that, subject to the rights set forth in this Section 12.3(d):  (i) the Company’s right to receive payment of the Reverse Break-Up Fee shall, in the circumstances in which such fee is owed and paid, constitute the sole and exclusive remedy of the Company and the Securityholders, and their respective Affiliates, for all Losses suffered as a result of the termination of this Agreement and the failure of the consummation of the Merger; (ii) Parent’s right to receive payment of the Break-Up Fee shall, in the circumstances in which such fee is owed and paid, constitute the sole and exclusive remedy of Parent and Merger Sub, and their respective Affiliates, for all Losses suffered as a result of the termination of this Agreement and the failure of the consummation of the Merger, (iii) that the agreements contained in this Section 12.3 are an integral part of this Agreement, (iv) each of the Break-Up Fee and the Reverse Break-Up Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as applicable, in the circumstances in which such amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (v) without these agreements, the Parties would not enter into this Agreement.  Parent may pursue either a grant of specific performance pursuant to Section 13.15 or the payment of the Break-Up Fee in accordance with this Section 12.3, provided, that under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and the Break-Up Fee.  The Company may pursue either a grant of specific performance pursuant to Section 13.15 or the payment of the Reverse Break-Up Fee in accordance with this Section 12.3, provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and the Reverse Break-Up Fee.

ARTICLE XIII
MISCELLANEOUS

13.1         Press Releases and Public Announcements.  Except as may otherwise be required by securities Laws, applicable stock exchange rules and regulations and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, (with respect to which the Parties shall consult in advance if practicable under the circumstances) there shall be no press release or public communication concerning the Merger, this Agreement or the transactions contemplated hereby prior to Closing by any Party except with the prior written consent of the Parties not originating such press release or communication, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, the Company shall have the right to disclose the existence of  this Agreement in any Form 8-K filed by the Company following the date hereof and shall have the right to file this Agreement in connection with any such Form 8-K as the Company deems necessary or desirable in its sole discretion.  The Company shall provide Parent with a draft of any Form 8-K to be filed by the Company which discloses or discusses this Agreement or the transactions contemplated hereby at least two (2) Business Days prior to filing for Parent’s review and comment, and the Company shall consider in good faith all comments of Parent in such Form 8-K prior to its filing.  Prior to Closing, Parent and the Company shall consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, the form and content of any application or report to be made to any Governmental Authority that relates to the Merger.

13.2         No Third Party Beneficiaries.  Except as expressly provided for otherwise in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.3         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign or transfer this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, which approval may be denied in any such other Party’s sole discretion; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to any Affiliate of Parent without obtaining the consent of the Company, but only if such assignment will not affect materially and adversely the ability of such assignee to consummate the Merger and any such assignment shall not relieve Parent of any of its obligations under this Agreement or otherwise limit or affect such obligations in any matter.  Any attempted assignment in violation of this Section 13.3 shall be void.

13.4         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

13.5         Notices.  All notices, requests, demands, claims and other communications hereunder must be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) five (5) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) days after being sent by overnight carrier, (iii) on the date sent by facsimile or electronic mail transmission with confirmation of transmission and receipt, if sent during normal business hours of the recipient and, if not, on the next Business Day or (iv) on the date of delivery if delivered personally, and, in each case, addressed to the intended recipient as set forth below:

If to Parent or Merger Sub:	Constellation Energy Group, Inc.
100 Constellation Way, 1700P
Baltimore, MD 21202
Attn: Matthew Bauer
Fax: (410) 470-4245

with a copy to:	Constellation Energy Group, Inc.
100 Constellation Way, 1800P
Baltimore, MD 21202
Attn: Charles A. Berardesco, Esq.,
General Counsel
Fax: (410) 470-3049

If to the Company:	MXenergy Holdings Inc.
595 Summer Street, Suite 300
Stamford, CT 06901

Attn: Jeffrey A. Mayer, President and Chief Executive Officer
Fax: (203) 425-9562

If to the Securityholders Representative:	Mx SR LLC
c/o Charterhouse Group, Inc.
535 Madison Ave.
New York, N.Y. 10022
Attn: William M Landuyt, Managing Director
Phone: (212) 584-3216
Facsimile: (212) 750-9704
Email: wlanduyt@charterhousegroup.com

With a copy (which shall not constitute notice) to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attn: Stephen Rubin
Phone: (212) 969-3330
Email: srubin@proskauer.com

Any Party or the Securityholders Representative may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties and the Securityholders Representative notice in the manner herein set forth.

13.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  The Parties and the Securityholders Representative hereby consent to the jurisdiction of any state or federal court located in the State of Delaware which has jurisdiction over the subject matter of any dispute brought before such court and irrevocably agree that all actions or Proceedings related to this Agreement shall be litigated in such courts and each Party and the Securityholders Representative waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The Parties and the Securityholders Representative agree that service upon it by registered mail shall constitute proper service of process; provided, however, that nothing herein shall affect the right to serve process in any other manner permitted by Law.

13.7         Entire Agreement; Amendment.  This Agreement (including the Exhibits, Schedules and Disclosure Schedules), the Confidentiality Agreement, the other Transaction Documents and the other certificates, documents and instruments to be executed and delivered pursuant hereto and the other Transaction Documents constitute the entire agreement among the

Parties and the Securityholders Representative with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, correspondence, undertaking, agreements, or representations by or among the Parties and the Securityholders Representative, written or oral, to the extent they have related in any way to the subject matter of this Agreement.  No amendment or modification of any provision of this Agreement made prior to the Effective Time shall be valid unless the same shall be in writing and signed by all of the Parties.  No amendment or modification of any provision of this Agreement made following the Effective Time shall be valid unless the same shall be in writing and signed by Parent, the Surviving Corporation and the Securityholders Representative.  Pursuant to Section 251(d) of the DGCL, at any time prior to the Certificate of Merger becoming effective pursuant to Section 103 of the DGCL and this Agreement, the boards of directors of the Constituent Corporations may amend this Agreement; provided that any amendment made following adoption of this Agreement by the stockholders of the Constituent Corporations shall comply with the provisions of Section 251(d) of the DGCL.  Pursuant to Section 251(d) of the DGCL, to the extent otherwise permitted by this Agreement, at any time prior to the Certificate of Merger becoming effective pursuant to Section 103 of the DGCL and this Agreement, this Agreement may be terminated and the Merger abandoned by the boards of director of either Constituent Corporation, notwithstanding the approval of this Agreement by the stockholders of either Constituent Corporation.

13.8         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated herein is not effected in any manner materially adverse to any Party.

13.9         Transaction Expenses.  Except as expressly provided herein, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

13.10       Confidentiality.  Except as required by applicable Laws or stock exchange rules or regulations, all terms and provisions of this Agreement, any information obtained in due diligence or in the review of title, or any other information obtained from the Company shall be subject to the terms of the Confidentiality Agreement; provided, however, that, if Closing occurs, Parent shall no longer be obligated to maintain as confidential any records or other information to the extent relating to the assets or business of the Company Entities or the business conducted by the Company Entities.

13.11       Disclosure Schedules.  The information in the Disclosure Schedules constitutes:  (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of the Company as set forth in this Agreement; or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission of liability or as an admission that such information is material to, outside the Ordinary Course of Business of, or required to be disclosed by, the Company or constitutes a Material Adverse Effect.  Capitalized terms used in the Disclosure Schedules that are not defined therein and which are defined herein shall have the meanings given to them in this Agreement.  The captions contained in the Disclosure Schedules are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or the Agreement.

13.12       Non-Waiver.  No waiver by any Party of any default by any other Party or the Securityholders Representative in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party or the Securityholders Representative from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party or the Securityholders Representative from future performance of the same provision, condition or requirement.  Any delay or omission of any Party or the Securityholders Representative, in whole or in part, to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of any Party to perform its obligations hereunder shall not release any other Party from the performance of such obligations.

13.13       Captions.  The captions in this Agreement are for convenience only, and shall not be considered a part of or affect the meaning or interpretation of any provision of this Agreement.

13.14       Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.15       Specific Performance.  Subject to Section 12.3(d), the Parties recognize that, if any Party should refuse or fail to perform under the provisions of this Agreement, monetary damages alone will not be adequate and the other Parties shall therefore be entitled, in addition to any other remedies that may be available (but which shall be subject to limitations expressly set forth in this Agreement), including money damages, and without the necessity of posting bond or proving actual damages have resulted or would result in the absence thereof, to obtain specific performance of the terms of this Agreement.  In the event of any action to enforce this Agreement specifically, each Party hereby waives the defense that there is an adequate remedy at law.

13.16       Limitations.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE; PROVIDED, HOWEVER, THIS SECTION 13.16 SHALL NOT LIMIT THE RIGHT OF A PARENT INDEMNITEE TO RECOVER ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, TO THE EXTENT ACTUALLY PAID AFTER THE EFFECTIVE TIME BY ANY PARENT INDEMNITEE TO ANY THIRD PARTY.  NOTHING CONTAINED IN THIS SECTION 13.16 SHALL AFFECT OR LIMIT ANY RIGHTS OR CLAIMS THAT ANY PARTY MAY HAVE AS A RESULT OF FRAUD OF ANY OTHER PARTY.

13.17       Waiver of Jury Trial.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OF THE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:

CONSTELLATION ENERGY RESOURCES, LLC

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Vice President

MERGER SUB:

NUTMEG MERGER SUB, INC.

By:	/s/ Sean J. Klein
Name:	Sean J. Klein
Title:	Secretary

Signature Page to Agreement and Plan of Merger

COMPANY:

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

SECURITYHOLDERS REPRESENTATIVE:

MX SR LLC

By:	Charterhouse Equity Partners IV, L.P.
(sole member of MX SR LLC)
Its:	Managing Member

By:	CHUSA Equity Investors IV, L.P.
Its:	General Partner

By:	Charterhouse Equity IV, LLC.
Its:	General Partner

By:	/s/ William M. Landuyt
Name:	William M. Landuyt
Title:	Authorized Signer

Signature Page to Agreement and Plan of Merger

Exhibit A

FINAL

Form of Escrow Agreement

INDEMNITY AND ADJUSTMENT ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of                   , 2011 (this “Escrow Agreement”), is being entered into by and among Mx SR LLC, a Delaware limited liability company (the “Securityholders Representative”), solely in its capacity as the Securityholders Representative under the Merger Agreement (as defined below), Constellation Energy Resources, LLC, a Delaware limited liability company (“Parent”), and Manufacturers and Traders Trust Company (the “Escrow Agent”).

Recitals

WHEREAS, Parent, Nutmeg Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and MXenergy Holdings Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated May 12, 2011 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), setting forth certain terms and conditions pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (referred to herein as, the “Surviving Corporation”).

WHEREAS, pursuant to Section 5.3(a)(i) of the Merger Agreement, (a) a portion of the consideration payable to the stockholders of the Company and other holders of equity interests in the Company (collectively, the “Securityholders”) under the Merger Agreement in an aggregate amount equal to $15,000,000 (the “General Indemnity Escrow Amount”) has been delivered to the Escrow Agent for purposes of satisfying certain indemnification obligations of the Securityholders pursuant to the Merger Agreement, (b) a portion of the consideration payable to the Securityholders under the Merger Agreement in an aggregate amount equal to $20,000,000 (the “Specific Indemnity Escrow Amount”) has been delivered to the Escrow Agent for purposes of satisfying certain indemnification obligations of the Securityholders relating to certain of the tax matters described in and pursuant to Schedule N of the Merger Agreement, (c) a portion of the consideration payable to the Securityholders under the Merger Agreement in an aggregate amount equal $7,000,000 has been delivered to the Escrow Agent for purposes of satisfying certain indemnification obligations of the Securityholders relating to certain regulatory matters described in and pursuant to Schedule N of the Merger Agreement (the “Regulatory Indemnity Escrow Amount”), and (d) a portion of the consideration payable to the Securityholders under the Merger Agreement in an aggregate amount equal to $1,000,000 (the “Waiver Indemnity Escrow Amount”) has been delivered to the Escrow Agent for purposes of satisfying certain gross receipts tax indemnification obligations of the Securityholders as described in and pursuant to Schedule N of the Merger Agreement.

WHEREAS, pursuant to Section 5.3(b) of the Merger Agreement, a portion of the consideration payable to the Securityholders under the Merger Agreement in an aggregate amount equal to $[                        ] (the “Adjustment Escrow Amount”) has been delivered to the Escrow Agent for the purpose of satisfying the obligations of the Securityholders under the Merger Agreement, if any, to pay Parent (or, as directed by Parent, the Surviving Corporation)

any amounts that may be owing as a result of certain purchase price adjustments to be determined pursuant to Section 5.6 of the Merger Agreement.

WHEREAS, the Escrow Agent and the Securityholders Representative are party to that certain Securityholders Representative Escrow Agreement, dated as of the date hereof, pursuant to which funds were deposited in an escrow account to compensate and reimburse the Securityholders Representative for the performance of its duties under the Merger Agreement (as amended, supplemented or modified from time to time, the “Securityholders Representative Escrow Agreement”).

WHEREAS, the General Indemnity Escrow Amount, the Specific Indemnity Escrow Amount, the Regulatory Indemnity Escrow, the Waiver Indemnity Escrow Amount and the Adjustment Escrow Amount are to be held in escrow by the Escrow Agent pursuant hereto and released in accordance with the terms hereof.

WHEREAS, Manufacturers and Traders Trust Company and Parent are party to that certain Payment Agent Agreement, dated as of [                   ], 2011 (the “Payment Agent Agreement”), pursuant to which Manufacturers and Traders Trust Company has agreed to serve as payment agent for disbursement of the consideration to be paid to the Securityholders under and pursuant to the Merger Agreement.  Manufacturers and Traders Trust Company, in its capacity as the payment agent under the Payment Agent Agreement, is referred to herein as the “Payment Agent”.

WHEREAS, the Escrow Agent is willing to serve as escrow agent on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                       Interpretation.  The descriptive headings of the several sections and subsections of this Escrow Agreement are inserted for convenience only and shall not be a part of this Escrow Agreement for purposes of interpretation or otherwise.  Section and subsection references contained herein are references to sections and subsections of this Escrow Agreement unless otherwise specified.  Terms such as “herein,” “hereunder” and “hereof” refer to this Escrow Agreement as a whole and not to any specific section or subsection.  With respect to all terms in this Escrow Agreement, the singular includes the plural and the plural the singular, and words importing any gender include the other genders.  Each of the Securityholders Representative, Parent and the Escrow Agent may be referred to herein individually as a “Party” and, together as the “Parties”.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2.                                       Appointment; The Escrow Accounts.

(a)                                  Parent and the Securityholders Representative hereby appoint the Escrow Agent as their agent to maintain the Escrow Accounts (as defined below), to receive, hold and disburse the Escrow Funds (as defined below) and to perform the other duties expressly set forth herein, and the Escrow Agent hereby accepts such appointment on the terms and conditions set forth in this Escrow Agreement.  The Escrow Agent shall (i) account for the Escrow Accounts separately from all other funds held by the Escrow Agent in any capacity, (ii) hold the Fixed Escrow Funds (as defined below) wholly segregated from all other funds held by the Escrow Agent in any capacity and (iii) hold the Adjustment Escrow Funds (as defined below), the General Indemnity Escrow Funds (as defined below), the Regulatory Indemnity Escrow Funds (as defined below), the Specific Indemnity Escrow Funds (as defined below) and the Waiver Indemnity Escrow Funds (as defined below) each wholly segregated from the others.

(b)                                 As of the date of this Escrow Agreement, the Escrow Agent will establish and maintain on its books (i) a segregated account for the General Indemnity Escrow Amount (the “General Indemnity Escrow Account”), (ii) a segregated account for the Specific Indemnity Escrow Amount (the “Specific Indemnity Escrow Account”), (iii) a segregated account for the Regulatory Indemnity Escrow Amount (the “Regulatory Indemnity Escrow Account”), (iv) a segregated account for the Waiver Letter Indemnity Escrow Amount (the “Waiver Indemnity Escrow Account” and, together with the General Indemnity Escrow Account, the Regulatory Indemnity Escrow Account and the Specific Indemnity Escrow Account, the “Fixed Escrow Accounts”) and (iv) a segregated account for the Adjustment Escrow Amount (the “Adjustment Escrow Account” and, together with the Fixed Escrow Accounts, the “Escrow Accounts”).

(c)                                  As of the date of this Escrow Agreement, the Escrow Agent hereby acknowledges receipt of (1) the General Indemnity Escrow Amount (together with all other money and other property deposited in, or to the credit of, the General Indemnity Escrow Account from time to time during the term of this Escrow Agreement, the “General Indemnity Escrow Funds”), (2) the Specific Indemnity Escrow Amount (together with all other money and other property deposited in, or to the credit of, the Specific Indemnity Escrow Account from time to time during the term of this Escrow Agreement, the “Specific Indemnity Escrow Funds”), (3) the Regulatory Indemnity Escrow Amount (together with all other money and other property deposited in, or to the credit of, the Regulatory Indemnity Escrow Account from time to time during the term of this Escrow Agreement, the “Regulatory Indemnity Escrow Funds”), (4) the Waiver Indemnity Escrow Amount (together with all other money and other property deposited in, or to the credit of, the Waiver Indemnity Escrow Account from time to time during the term of this Escrow Agreement, the “Waiver Indemnity Escrow Funds” and together with the General Indemnity Escrow Funds, the Specific Indemnity Escrow Funds and the Regulatory Indemnity Escrow Funds, the “Fixed Escrow Funds”) and (5) the Adjustment Escrow Amount (together with all other money and other property deposited in, or to the credit of, the Adjustment Escrow Account from time to time during the term of this Escrow Agreement, the “Adjustment Escrow Funds”).  The Fixed Escrow Funds and the Adjustment Escrow Funds are referred to herein, collectively, as the “Escrow Funds”. Any earnings, dividends or interest credited to (A) the General Indemnity Escrow Account will be added to the General Indemnity Escrow Amount, (B) the Specific Indemnity Escrow Account will be added to the Specific Indemnity Escrow Amount, (C) the Regulatory Indemnity Escrow Account will be added to the Regulatory Indemnity Escrow Amount, (E) the Waiver Indemnity Escrow Account will be added to the Waiver Indemnity Escrow Amount and (D) the Adjustment Escrow Account will be added to the Adjustment Escrow Amount.

(d)                                 During the term of this Escrow Agreement, the Escrow Funds shall remain in the Escrow Accounts and shall be invested, at the joint written instruction of the Securityholders Representative and Parent, in any one or more Qualified Investments.  As used herein, “Qualified Investments” shall mean (i) cash, (ii) obligations of, or obligations fully guarantee as to the timely payment of principal and interest by, the United States of America with a maturity date of one year or less from the date of the investment, (iii) certificates of deposit with an investment term of six months or less from the date of investment with any bank or trust company organized under the laws of the United States of America or the laws or any state thereof which have a long-term debt rating from Moody’s Investor’s Service, Inc. of at least Aa or from Standard & Poor’s Corporation of at least AA, and (iv) money market mutual funds available to the Trust Department of the Escrow Agent, including any proprietary fund for which the Escrow Agent or an affiliate that is an investment advisor or provides other services to such fund and receives reasonable compensation for such services.  In the absence of joint written instructions from Parent and the Securityholders Representative, the Escrow Agent shall invest the Escrow Funds in item (iv) noted above.

3.                                       Disbursement Procedures.

(a)                                  The Escrow Agent is hereby authorized to make disbursements of all or any portion of the Escrow Funds only with respect to claims that constitute Liquidated Claims pursuant to paragraph 10(b)(ii)-(iii) of Schedule N of the Merger Agreement or in accordance with Section 3(b) below.

(b)                                 Parent may deliver unilateral written instructions to the Escrow Agent directing disbursement of amounts to Parent from the Regulatory Indemnity Escrow Account, which instructions shall set forth payment instructions for such portion of the Regulatory Indemnity Escrow Funds to be distributed and shall include a certification from Parent that the amounts requested therein represent FERC Legal Fees (as defined in Schedule N of the Merger Agreement) incurred by one or more Parent Indemnitees after the Closing Date (as defined in the Merger Agreement) and prior to the time immediately following the distribution made pursuant to paragraphs 6(c) or 6(d) of Schedule N of the Merger Agreement.  Notwithstanding

the foregoing, the aggregate amount disbursed to Parent (or its designees) pursuant to this Section 3(b) shall not exceed:

(i)                           $200,000 for the first year after the date of this Escrow Agreement;

(ii)                        $150,000 for the second year after the date of this Escrow Agreement; and

(iii)                     $100,000 for the third year after the date of this Escrow Agreement.

4.                                       Other Disbursement Matters.

(a)                                  The Escrow Agent shall comply with judgments or orders issued or process entered by any court with respect to the Escrow Funds, including, without limitation, any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices.  If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to the Securityholders Representative, the Securityholders, Parent, the Surviving Corporation or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(b)                                 In the event that the Parties deliver funds transfer instructions, whether in writing, by facsimile, electronic mail or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call to the authorized person or persons of the Parties delivering such instructions, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent.  The Parties agree that such security procedure is commercially reasonable.

(c)                                  The Escrow Agent shall furnish monthly statements to each of the Securityholders Representative and Parent setting forth the activity in the Escrow Accounts.  In addition, the Escrow Agent shall notify the Securityholders Representative and Parent in writing promptly after the release of funds in excess of $1,000,000 from any Escrow Account, which notice shall specify the amount of such release.

(d)                                 In the event that the Escrow Agent makes any payment to the Securityholders Representative or Parent pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to an Escrow Account or another Person or is subsequently invalidated, declared to be fraudulent, set aside and/or required to be repaid to a receiver, trustee or other Person under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, the Securityholders Representative and Parent irrevocably authorize the Escrow Agent to deduct any such amounts from the General Indemnity Escrow Funds without prior notice or demand to any Person (provided that the Escrow Agent shall provide the Securityholders Representative and Parent prompt written notice following any such deductions).  Any amounts deducted from the General Indemnity Escrow Funds due to non-payment by the Securityholders Representative pursuant to the foregoing sentence shall reduce any amounts payable to Payment Agent for disbursement to the Securityholders out of the General Indemnity Escrow Funds without prior notice or demand to any Person; provided that the Escrow Agent shall provide the Securityholders Representative and Parent prompt written notice following any such reductions and further provided that any such deduction shall be treated as a Liquidated Claim (as such term is defined in the Merger Agreement).  If the amount of the General Indemnity Escrow Funds is insufficient to pay any fees and expenses due to the Escrow Agent by the Securityholders Representative pursuant to the foregoing sentence then the Securityholders Representative shall be obligated to collect such fees and expenses from the Securityholders pursuant to the Merger Agreement and remit such funds so collected promptly to the Escrow Agent.  Any amounts deducted from the General Indemnity Escrow Funds due to non-payment by shall reduce any amounts payable to Parent out of the General Indemnity Escrow Funds and, to the extent there are insufficient funds validly payable to Parent out of the General Indemnity Escrow Funds, Parent shall pay to the Payment Agent for disbursement to the Securityholders any amounts deducted from any portion of the General Indemnity Escrow Funds validly payable to the Securityholders hereunder.

(e)                                  The Securityholders Representative may instruct that the Escrow Agent deliver any Escrow Funds that are otherwise to be delivered to the Payment Agent for disbursement to the Securityholders in accordance with the terms of this Agreement to the Securityholders Representative to satisfy any amounts that are owing, or that the Securityholders Representative reasonably believes may become owing, to the Securityholders Representative under Section 2.4 of the Merger Agreement.

5.                                       Fees and Expenses.  The Securityholders Representative and Parent shall be responsible for, and shall pay to the Escrow Agent on demand, the Escrow Agent’s fees in connection with the services rendered by the Escrow Agent hereunder, as set forth on Schedule A attached hereto, and will reimburse the Escrow Agent for all reasonable other out-of-pocket expenses paid or incurred by it in the performance of its duties under this Escrow Agreement (including, without limitation, overnight delivery charges and reasonable fees of outside attorneys).  Such fees and expenses shall be borne one-half by the Securityholders Representative and one-half by Parent; provided that the fees and expenses owed by the Securityholders Representative (including pursuant to Section 6(e)) shall be deducted from the account established pursuant to the Securityholders Representative Escrow Agreement as and when due and owing.  If the fees and expenses due to the Escrow Agent by Parent hereunder are not paid when due, or if the Parent’s obligations to the Escrow Agent under Section 6(e) hereof are not satisfied on demand, then the Securityholders Representative and Parent irrevocably authorize the Escrow Agent to deduct any such amounts from the General Indemnity Escrow Funds without prior notice or demand to any Person (provided that the Escrow Agent shall provide the

Securityholders Representative and Parent prompt written notice following any such deductions).  Any amounts deducted from the General Indemnity Escrow Funds due to non-payment by Parent pursuant to the foregoing sentence shall reduce any amounts payable to Parent out of the General Indemnity Escrow Funds and, to the extent there are insufficient funds validly payable to Parent out of the General Indemnity Escrow Funds, Parent shall pay to the Payment Agent for disbursement to the Securityholders any amounts deducted from any portion of the General Indemnity Escrow Funds validly payable to the Securityholders hereunder.  If the amount deposited pursuant to the Securityholders Representative Escrow Agreement is insufficient to pay any fees and expense due to the Escrow Agent by the Securityholders Representative pursuant to this Escrow Agreement (including pursuant to Section 6(e)), then the Securityholders Representative and Parent irrevocably authorize the Escrow Agent to deduct any such amounts from the General Indemnity Escrow Funds without prior notice or demand to any Person (provided that the Escrow Agent shall provide the Securityholders Representative and Parent prompt written notice following any such deductions). If the amount of the General Indemnity Escrow Funds is insufficient to pay any fees and expenses due to the Escrow Agent by the Securityholders Representative pursuant to the foregoing sentence then the Securityholders Representative shall be obligated to collect such fees and expenses from the Securityholders pursuant to the Merger Agreement and remit such funds so collected promptly to the Escrow Agent.   Any amounts deducted from the General Indemnity Escrow Funds due to non-payment by the Securityholders Representative pursuant to the foregoing sentence shall reduce any amounts payable to Payment Agent for disbursement to the Securityholders out of the General Indemnity Escrow Funds.  If the amount of the General Indemnity Escrow Funds is insufficient to pay any fees and expenses due to the Escrow Agent by Parent or the Securityholders Representative pursuant to this Escrow Agreement, then, upon written notice to Parent and the Securityholders Representative, the Escrow Agent may suspend performance of its obligations under this Escrow Agreement until it has been paid all such fees and expenses, without incurring any liability to any person.

6.                                       Duties; Liabilities and Indemnification.

(a)                                  The Escrow Agent shall have only those duties and responsibilities as are expressly set forth herein, and no other duty, obligation or covenant, fiduciary or otherwise, shall be implied or enforceable against the Escrow Agent by any person.

(b)                                 Without limiting the effect of Section 6(a) hereof, the Escrow Agent shall have no obligation or liability to the Securityholders Representative, Parent or the Surviving Corporation (or any Person claiming through any of them): (i) to review, examine, enforce, administer or take notice of any agreement, instrument or document other than this Escrow Agreement and any notices delivered pursuant to the terms hereof; (ii) to evaluate or determine the validity or legality of any action or omission by any other person; (iii) to make any payment to the Securityholders Representative (or the Payment Agent or the Securityholders), Parent or the Surviving Corporation from any source other than the Escrow

Accounts; (iv) to communicate with any person other than as expressly provided in this Escrow Agreement; (v) for any action or omission of the Escrow Agent taken or made upon the written instructions of the Securityholders Representative or Parent in accordance with the terms of this Escrow Agreement; (vi) for any action or omission of any third party or any federal or state bank regulator; (vii) for any other action or omission of the Escrow Agent under or in connection with this Escrow Agreement taken or made in good faith and without gross negligence or willful misconduct; and (viii) for special, incidental, consequential, indirect or punitive damages in any event (other than in the case of gross negligence or willful misconduct), even if the Escrow Agent has been advised or was otherwise aware of the likelihood of such loss or damages and regardless of the form of action.

(c)                                  The Escrow Agent may execute any of its powers and perform any of its duties hereunder by or through its attorneys, agents, receivers or employees.  The Escrow Agent is entitled to advice of counsel concerning all matters hereunder, and may act on the opinion or advice of counsel, accountants, engineers or surveyors selected in good faith by the Escrow Agent.  The Escrow Agent is not responsible for any loss or damage resulting from any action or non-action taken or made in good faith in reliance on any such opinion or advice.

(d)                                 The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.   The Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e)                                  Each of Securityholders Representative, on behalf of the Securityholders, and Parent will indemnify and hold the Escrow Agent and each of its officers, directors, employees and affiliates (the “Indemnified Parties”) harmless from and against any and all claims, suits, liabilities, costs, damages and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by an Indemnified Party and arising out of or relating to this Escrow Agreement, except any such claims, suits, liabilities, costs, damages or expenses suffered or incurred by an Indemnified Party as a result of the gross negligence or willful misconduct of any Indemnified Party.  Parent and the Securityholders Representative, on behalf of the Securityholders, shall each be liable for one-half of the payments owing to the Escrow Agent under this Section 6(e).

7.                                       Term; Termination.

(a)                                  This Escrow Agreement shall terminate on first to occur of (i) the date as of which all Escrow Funds in the Escrow Accounts have been disbursed or released in accordance with this Escrow Agreement and (ii) the date that is five business days after the date on which the Securityholders Representative and Parent give joint written notice to the Escrow Agent that this Escrow Agreement shall terminate.

(b)                                 The Escrow Agent may resign as escrow agent hereunder upon 30 days’ prior written notice to the Securityholders Representative and Parent.  The Securityholders Representative and Parent may at any time, with or without cause, remove the Escrow Agent by giving 10 days’ prior written notice signed by both the Securityholders Representative and Parent to the Escrow Agent.  If the Escrow Agent shall resign or be removed, a successor escrow agent, which shall be a bank or trust company having offices in New York, NY and assets in excess of $2 billion, shall be appointed jointly by the Securityholders Representative and Parent and notified to the Escrow Agent by written notice signed by the Securityholders Representative and Parent and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest in and to all cash and property held hereunder of such predecessor Escrow Agent.  No such resignation or removal shall discharge any liability or obligations of the Escrow Agent arising prior to the effective time of such resignation or removal.

(c)                                  All obligations of the Escrow Agent hereunder shall cease and terminate on the effective date of its resignation or removal and its sole responsibility thereafter shall be to hold the Escrow Funds for a period of 30 calendar days following the effective date of resignation or removal, at which time, if a successor escrow agent shall have been appointed and have accepted such appointment in a writing to the Securityholders Representative and Parent, then upon written notice thereof given by the Securityholders Representative and Parent to the resigning or removed Escrow Agent, the resigning or removed Escrow Agent shall deliver the Escrowed Funds to the successor escrow agent.  If a successor escrow agent shall not have been appointed within a 30-day period from the Escrow Agent’s resignation or removal, for any reason whatsoever, the resigning or removed Escrow Agent may deliver the Escrow Funds to a court of competent jurisdiction in the county in which the Escrow Funds are then being held and give written notice of the same to the Securityholders Representative and Parent. The Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.

(d)                                 The resigning Escrow Agent shall be entitled to payment, solely from the Escrow Funds, of any unpaid fees and expenses and to reimbursement for any expenses incurred in connection with the transfer of the Escrow Funds pursuant to and in accordance with the provisions of this Section 7.

8.                                       Representations and Warranties.

(a)                                  Each Party represents and warrants that: (i) it is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority to enter into this Escrow Agreement and to perform its obligations and consummate the transactions contemplated hereby, (ii) the execution, delivery and performance of this Escrow Agreement have been duly authorized by all necessary action on the part of such Party, and this Escrow Agreement has been duly executed and delivered by such Party; (iii) this Escrow Agreement constitutes a valid and binding agreement of such Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally; and (iv) there is no proceeding pending or, to the best of such Party’s knowledge, threatened challenging the validity or enforceability of this Escrow Agreement against such Party or that would adversely affect such Party’s ability to perform its obligations under this Escrow Agreement.

(b)                                 Contemporaneously with the execution and delivery of this Escrow Agreement, each of the Securityholders Representative and Parent shall deliver an incumbency certificate, in form and substance satisfactory to the Escrow Agent, as to the officers authorized to act on its behalf under this Escrow Agreement.  The Securityholders Representative and Parent shall update their respective incumbency certificates from time to time to reflect any changes in such authorized officers.

9.                                       Assignment; Resignation of Securityholders Representative.  The Escrow Agent acknowledges and agrees that the Securityholders Representative has the right to resign as securityholders representative under and pursuant to the terms of the Merger Agreement at any time.  In the event the Securityholders Representative resigns from its role as securityholders representative under the Merger Agreement, the Securityholders Representative shall have the right to assign this Escrow Agreement and its rights and obligations hereunder to the person selected to replace the Securityholders Representative as securityholders representative under and pursuant to the terms of the Merger Agreement without the consent of the Escrow Agent or any other Party; provided that the replacement securityholders representative shall agree to be bound by the terms and conditions of this Escrow Agreement as fully as if it were an original signatory hereto.  All obligations of the resigning Securityholders Representative hereunder shall cease and terminate on the effective date of its resignation (which shall not be earlier than 10 days from the date of its resignation).

10.                                 Disputes.  In the event of any dispute with respect to the Escrow Accounts or the Escrow Funds, the interpretation of this Escrow Agreement or the rights and obligations of the Parties hereunder, or to the propriety of any action contemplated by the Escrow Agent hereunder, or if the Escrow Agent in good faith is in doubt as to what action should be taken hereunder, then, in any such case, the Escrow Agent shall not be obligated to resolve the dispute or disagreement or to make any disbursement of all or any portion of the Escrow Funds, but may commence an action in the nature of an interpleader and seek to deposit such funds with a court of competent jurisdiction, and thereby shall be discharged from any further duty or obligation with respect to the Escrow Accounts and any Escrow Funds.

11.                                 Notices.  All communications and notices permitted or required under this Escrow Agreement shall be in writing and shall be sent: (i) by hand delivery; (ii) by commercial overnight courier; (iii) by certified mail, postage prepaid, return receipt requested; or (iv) by facsimile transmission or electronic mail delivery of a PDF file, to a Party using the following information, or such other information as a Party has given to the other Parties in the manner specified in this Section 11:

If to the Securityholders

Representative:	Mx SR LLC
c/o Charterhouse Group, Inc.
535 Madison Ave.
New York, N.Y. 10022
Attn: William M Landuyt, Managing Director
Phone: (212) 584-3216
Facsimile: (212) 750-9704
Email: wlanduyt@charterhousegroup.com

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
(Eighth Avenue & 41st Street)
New York, NY 10036-8299
Attn: Stephen Rubin
Phone: (212) 969-3330
Email: srubin@proskauer.com

If to the Escrow Agent:	Manufacturers and Traders Trust Company
MD2-CS58
25 South Charles Street
Baltimore, Maryland 21201
Fax: (410) 244-4236
Attn: Corporate Trust Dept.

If to Parent:

Constellation Energy Resources, LLC
c/o Constellation Energy Group, Inc.
100 Constellation Way, 1700P
Baltimore, MD 21202
Fax: (410) 470-4245
Attn: Matt Bauer

with a copy to:	Constellation Energy Group, Inc.
100 Constellation Way, 1700P
Baltimore, MD 21202
Fax: (410) 470-3049
Attn: Charles A. Berardesco, Esq., General Counsel

A notice hereunder shall be deemed given: (a) upon receipt, in the case of hand delivery; (b) one day after delivery to the courier, in the case of commercial overnight courier; (c) five calendar days after deposit in the U.S. mail, in the case of certified mail, regardless of the date of actual delivery; or (d) when completely sent and received upon delivery by electronic mail transmission or, in the case of facsimile transmission, as evidenced by a transmission or activity report of the sender’s facsimile machine.  If a notice under this Escrow Agreement is refused by the addressee thereof, then the notice shall be deemed to have been given and effective as of the date provided in this Section 11.

12.                                 Other Agreements.  This Escrow Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  This Escrow Agreement (including the above recitals which are a substantive part hereof) and the schedules and exhibits hereto constitute the complete and exclusive expression of the terms of the agreement between the Parties, and supersede all prior or contemporaneous oral or written agreements, arrangements and understandings among the parties with respect to the subject matter of this Escrow Agreement.  No amendment to this Escrow Agreement shall be effective unless it is in writing and signed by duly authorized representatives of each of the Parties hereto.  A purported waiver of any right or condition set forth herein shall not be valid for any purpose unless in writing and signed by the Party against whom such waiver is asserted.  This Escrow Agreement is for the sole and exclusive benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns, and there are no third party beneficiaries of this Escrow Agreement.

13.                                 Identifying Information; Tax Treatment.

(a)                                  The Securityholders Representative and Parent acknowledge that a portion of the identifying information requested by the Escrow Agent is required in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and agree to provide any additional information reasonably requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which the Escrow Agent is subject, in a timely manner.  Prior to or in connection with the execution of this Escrow Agreement, Parent shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-8 or W-9, as applicable.  Parent represents that all identifying information provided to the Escrow Agent, including without limitation, its respective taxpayer identification number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date provided.

(b)                                 The Securityholders Representative and Parent acknowledge and agree that (i) Parent shall be treated as the owner of the Escrow Funds, and all interest and other income earned from the investment and reinvestment of the Escrow Funds, or any portion thereof (the “Escrow Income”), shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8.  Parent shall be subject to tax on the Escrow Income and any such tax shall be paid by Parent.

14.                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

15.                                 Counterparts. This Escrow Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

(Remainder of this page intentionally left blank; signatures begin on next page).

IN WITNESS WHEREOF, the Parties, by their duly authorized officers, have executed this Escrow Agreement as of the date set forth above.

MX SR LLC, as Securityholders Representative

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:
Name:
Title:

CONSTELLATION ENERGY RESOURCES, LLC

By:
Name:
Title:

Schedule A

The Escrow Agent fees per Escrow Account are as follows:

1. Initial Review and Set-up Fee:	$ 1,000.00

2. Annual Administration Fee:	$ 1,500.00

3. Custody Fee (Assets not in Money Market Funds)	$ See below

• Up to $10,000,000	$ Five basis points *

• Over $10,000,000	$ Four basis points *

*Custody Fee is based on the market value of the assets held in aggregate in each Escrow Account on a calendar quarter end.

4. Investment Transactions	$ 20.00 each

• Buy / Sell / Maturity

• Money market funds do not incur this charge

5. Disbursement Fees	$ 20.00 each

6. Out-of-Pocket Expenses:	**

**Out-of-Pocket Expenses include the customary expenses such as postage, shipping charges, cost of checks, travel, stationery, tax and governmental reporting, notices, audit requests, UCC filings and continuation statements, etc., that will be passed on as incurred.   Out-of-Pocket Expenses are typically four to five percent of the Annual Administration Fee.

The Initial Review and Set-up Fee and Annual Administration Fee are payable upon the execution of the Escrow Agreement.  The Annual Administration Fee covers a full year in advance, or any part thereof, and is not pro-rated.

The fees on this Schedule A are subject to change and possible increase after two years from the date of this Agreement.

i

Exhibit B

Form of Stockholder Consent

MXENERGY HOLDINGS INC.

WRITTEN CONSENT SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

Unless otherwise indicated below, the undersigned, a stockholder of record of the capital stock of MXenergy Holdings Inc. (“Holdings”) on May 12, 2011 (the “Record Date”), does hereby adopt the following recitals and resolution in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, the Fourth Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws of Holdings with respect to any and all shares of Class A Common Stock of Holdings held by the undersigned, with respect to:

•      the Class A Common Stock of Holdings, voting as a separate class; and

•                  the Class A Common Stock of Holdings, the Class B Common Stock of Holdings, and the Class C Common Stock of Holdings, voting together as a single class.

Agreement and Plan of Merger

WHEREAS, the board of directors of Holdings has approved, declared advisable and recommended that the stockholders of Holdings adopt the Agreement and Plan of Merger in the form attached to Holdings’ Solicitation of Written Consent of Stockholders, dated May 12, 2011 (the “Solicitation Statement”) as Annex A (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Constellation Energy Resources, LLC, a Delaware limited liability company (“Constellation”), Nutmeg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Constellation (“Merger Sub”), and Holdings, pursuant to which, among other things, Merger Sub will merge with and into Holdings, with Holdings continuing as the surviving corporation and a wholly owned subsidiary of Constellation (the “Merger”); and

WHEREAS, the undersigned stockholder acknowledges receipt of the Solicitation Statement.

NOW, THEREFORE BE IT RESOLVED, that the undersigned stockholder does hereby adopt the Merger Agreement.

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED BELOW, THE UNDERSIGNED HEREBY ADOPTS THE FOREGOING RECITALS AND RESOLUTION AND ADOPTS THE MERGER AGREEMENT.

☐ CONSENT	☐ DOES NOT CONSENT	☐ ABSTAIN

Dated	Stockholder Name		Class of Shares	Number of Shares Held of Record as of the Record Date
Class A
,	Name:		Common
2011		(Print name of stockholder)	Stock

By:
(Signature of stockholder)

Title (if any):

Consent of Joint Tenant or Joint Owner (if any)

Date: , 2011	Name::

(Print name of joint tenant or joint owner)

By::
(Signature of joint tenant or joint owner)

Note: When shares are held jointly, EACH holder should sign.  When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR CONSENT AS FOLLOWS:

•                                          If by mail, to the Company’s Secretary at the following address:

MXenergy Holdings, Inc.
595 Summer Street, Suite 300
Stamford, Connecticut  06901
Attention:  Philip Mittleman, Secretary

•                                          If by email, send as an Adobe Portable Document Format (PDF) attachment to the Company’s Secretary at the following email address:  pmittleman@mexnergy.com

•                                          If by facsimile, to: (203) 316-0417, attention, Philip Mittleman, Secretary

MXENERGY HOLDINGS INC.

WRITTEN CONSENT SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

Unless otherwise indicated below, the undersigned, a stockholder of record of the capital stock of MXenergy Holdings Inc. (“Holdings”) on May 12, 2011 (the “Record Date”), does hereby adopt the following recitals and resolution in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, the Fourth Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws of Holdings with respect to any and all shares of Class B Common Stock of Holdings held by the undersigned, with respect to:

•                  the Class B Common Stock of Holdings, voting as a separate class; and

•                  the Class A Common Stock of Holdings, the Class B Common Stock of Holdings, and the Class C Common Stock of Holdings, voting together as a single class.

Agreement and Plan of Merger

WHEREAS, the board of directors of Holdings has approved, declared advisable and recommended that the stockholders of Holdings adopt the Agreement and Plan of Merger in the form attached to Holdings’ Solicitation of Written Consent of Stockholders, dated May 12, 2011 (the “Solicitation Statement”) as Annex A (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Constellation Energy Resources, LLC, a Delaware limited liability company (“Constellation”), Nutmeg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Constellation (“Merger Sub”), and Holdings, pursuant to which, among other things, Merger Sub will merge with and into Holdings, with Holdings continuing as the surviving corporation and a wholly owned subsidiary of Constellation (the “Merger”); and

WHEREAS, the undersigned stockholder acknowledges receipt of the Solicitation Statement.

NOW, THEREFORE BE IT RESOLVED, that the undersigned stockholder does hereby adopt the Merger Agreement.

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED BELOW, THE UNDERSIGNED HEREBY ADOPTS THE FOREGOING RECITALS AND RESOLUTION AND ADOPTS THE MERGER AGREEMENT.

☐ CONSENT	☐ DOES NOT CONSENT	☐ ABSTAIN

Dated	Stockholder Name		Class of Shares	Number of Shares Held of Record as of the Record Date
Class B
,	Name:		Common
2011		(Print name of stockholder)	Stock

By:
(Signature of stockholder)

Title (if any):

Consent of Joint Tenant or Joint Owner (if any)

Date: , 2011	Name::

(Print name of joint tenant or joint owner)

By::
(Signature of joint tenant or joint owner)

Note: When shares are held jointly, EACH holder should sign.  When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR CONSENT AS FOLLOWS:

•                                          If by mail, to the Company’s Secretary at the following address:

MXenergy Holdings, Inc.
595 Summer Street, Suite 300
Stamford, Connecticut  06901
Attention:  Philip Mittleman, Secretary

•                                          If by email, send as an Adobe Portable Document Format (PDF) attachment to the Company’s Secretary at the following email address:  pmittleman@mexnergy.com

•                                          If by facsimile, to: (203) 316-0417, attention, Philip Mittleman, Secretary

MXENERGY HOLDINGS INC.

WRITTEN CONSENT SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

Unless otherwise indicated below, the undersigned, a stockholder of record of the capital stock of MXenergy Holdings Inc. (“Holdings”) on May 12, 2011 (the “Record Date”), does hereby adopt the following recitals and resolution in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, the Fourth Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws of Holdings with respect to any and all shares of Class C Common Stock of Holdings held by the undersigned, with respect to:

•                  the Class A Common Stock of Holdings, the Class B Common Stock of Holdings, and the Class C Common Stock of Holdings, voting together as a single class.

Agreement and Plan of Merger

WHEREAS, the board of directors of Holdings has approved, declared advisable and recommended that the stockholders of Holdings adopt the Agreement and Plan of Merger in the form attached to Holdings’ Solicitation of Written Consent of Stockholders, dated May 12, 2011 (the “Solicitation Statement”) as Annex A (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Constellation Energy Resources, LLC, a Delaware limited liability company (“Constellation”), Nutmeg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Constellation (“Merger Sub”), and Holdings, pursuant to which, among other things, Merger Sub will merge with and into Holdings, with Holdings continuing as the surviving corporation and a wholly owned subsidiary of Constellation (the “Merger”); and

WHEREAS, the undersigned stockholder acknowledges receipt of the Solicitation Statement.

NOW, THEREFORE BE IT RESOLVED, that the undersigned stockholder does hereby adopt the Merger Agreement.

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED BELOW, THE UNDERSIGNED HEREBY ADOPTS THE FOREGOING RECITALS AND RESOLUTION AND ADOPTS THE MERGER AGREEMENT.

☐ CONSENT	☐ DOES NOT CONSENT	☐ ABSTAIN

Dated	Stockholder Name		Class of Shares	Number of Shares Held of Record as of the Record Date
Class C
,	Name:		Common
2011		(Print name of stockholder)	Stock

By:
(Signature of stockholder)

Title (if any):

Consent of Joint Tenant or Joint Owner (if any)

Date: , 2011	Name::

(Print name of joint tenant or joint owner)

By::
(Signature of joint tenant or joint owner)

Note: When shares are held jointly, EACH holder should sign.  When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR CONSENT AS FOLLOWS:

•                                          If by mail, to the Company’s Secretary at the following address:

MXenergy Holdings, Inc.
595 Summer Street, Suite 300
Stamford, Connecticut  06901
Attention:  Philip Mittleman, Secretary

•                                          If by email, send as an Adobe Portable Document Format (PDF) attachment to the Company’s Secretary at the following email address:  pmittleman@mexnergy.com

•                                          If by facsimile, to: (203) 316-0417, attention, Philip Mittleman, Secretary

Exhibit C

FINAL

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

NUTMEG MERGER SUB, INC.

(a Delaware corporation)

with and into

MXENERGY HOLDINGS INC.

(a Delaware corporation)

Pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned entity submits this Certificate of Merger for filing and hereby certifies that:

1.                                       The name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name of Entity	Entity Type	State of Organization

Nutmeg Merger Sub, Inc.	Corporation	Delaware

MXenergy Holdings Inc.	Corporation	Delaware

2.                                       An Agreement and Plan of Merger among the constituent corporations (the “Plan of Merger”) providing for the merger of Nutmeg Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and MXenergy Holdings Inc., a Delaware corporation and sole surviving corporation (the “Survivor”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

3.                                       The name of the surviving corporation in the merger shall be MXenergy Holdings Inc. and it is to be governed by the laws of the State of Delaware.

4.                                       The certificate of incorporation of the Survivor shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and made a part hereof.

5.                                       The executed Plan of Merger is on file at a place of business of the Survivor at the following address:

MXenergy Holdings Inc.

100 Constellation Way, 1700P

Baltimore, MD 21202

6.                                       A copy of the Plan of Merger will be furnished by the Survivor, on request and without cost, to any stockholder of either constituent corporation.

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7.                                       The merger shall be effective upon the filing of this certificate of merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the          day of                         , 2011.

MXENERGY HOLDINGS INC.

By:
Name:
Title:

SIGNATURE PAGE TO

CERTIFICATE OF MERGER

EXHIBIT A

Certificate of Incorporation of the Survivor

A-1

Exhibit D

Final

Form of Certificate of Incorporation of Surviving Corporation

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MXENERGY HOLDINGS INC.

MXenergy Holdings Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 24, 2005; the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 2005; the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 22, 2009; the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 27, 2010 and the Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 17, 2011.  The Corporation hereby files this Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”), duly adopted in accordance with the provisions of Sections 228 and 251 of the General Corporation Law of the State of Delaware.

This Amended and Restated Certificate restates and integrates and amends the Fourth Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

FIRST:                                                         The name of the corporation is MXenergy Holdings Inc.

SECOND:                                        The address of the Corporation’s registered office in the State of Delaware is in New Castle County located at 1209 Orange Street, Wilmington, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:                                                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                         The Corporation is authorized to issue one thousand (1,000) shares of common stock with a par value of one cent ($.01) each.  The Board of Directors may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of such shares, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such shares.

FIFTH:                                                         The number of Directors of the Corporation shall be as set forth in the Bylaws but in no event shall be less than the minimum number required by the General Corporation Law of the State of Delaware.  Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SIXTH:                                                       (a)                                  The Corporation shall indemnify, and upon request shall advance expenses, (1) to each person who is or was a Director or officer of the Corporation and (2) upon approval of the Board of Directors, to each such person who is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as currently or hereafter in effect.

(b)                                 The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of directors or stockholders or otherwise.

(c)                                  Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Sixth shall not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

SEVENTH:                                   To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.  No modification or repeal of the provisions of this Article Seventh shall limit or eliminate the

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limitation on liability provided to Directors hereunder with respect to any act or omission occurring prior to such modification or repeal.

EIGHTH:                                            In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of stockholders entitled to vote with respect thereto to alter and repeal the Bylaws made by the Board of Directors.

NINTH:                                                     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, and all rights, preferences and privileges of any nature conferred upon stockholders, Directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Ninth.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation, which restates and amends the provisions of the Fourth Amended and Restated Certificate of Incorporation, and which has been duly adopted in accordance with Sections 228 and 251 of the General Corporation Law of the State of Delaware, has been duly executed by its duly authorized officer this        day of             , 2011.

By:
Name:
Title: [President]

[Signature Page to Fifth Amended and Restated

Certificate of Incorporation of MXenergy Holdings Inc.]

Exhibit E

FINAL

Form of Bylaws of Surviving Corporation

MXENERGY HOLDINGS INC.

FIFTH AMENDED AND RESTATED BYLAWS

Effective as of [                        , 2011]

ARTICLE I

STOCKHOLDERS

SECTION 1.01.                Annual Meeting. MXenergy Holdings Inc. (the “Company”) shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers on any date during the period of April 6 through May 6 as determined year to year by the Board of Directors.  The time and location of the meeting shall be determined by the Board of Directors.

SECTION 1.02.                Special Meetings.  Special meetings of the stockholders shall be held upon the calling by the Chairman of the Board or the President, or by the Board of Directors by vote at a meeting or by unanimous written consent.  The business at all special meetings shall be confined to that specifically named in the notice thereof. The time and location of the meeting shall be determined by the Board of Directors.

SECTION 1.03.                Notice of Meetings; Waiver of Notice.  Written notice of every meeting of the stockholders, whether annual or special, stating the place, day and hour of such meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the business proposed to be transacted, shall be given by the Secretary to each stockholder entitled to vote at such meeting not less than ten (10) days but not more than sixty (60) days before the date fixed for such meeting.  Notice is given to a stockholder when it is personally delivered to the stockholder, left at the stockholder’s residence or usual place of business, deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Company or delivered by a form of electronic transmission consented to by the stockholder.  Notwithstanding the foregoing provisions, notice of any meeting of stockholders is waived by any stockholder who is present at the meeting in person or by proxy, except when a person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, or who, before or after the meeting, signs a waiver of notice or provides a waiver by electronic transmission, which is filed with the records of stockholders’ meetings.  A meeting of the stockholders convened on the date for which it was called may be adjourned from time to time without further notice if the time, place and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at the adjourned meeting are announced at the meeting at which the adjournment is taken.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 1.04.                Organization of Meeting.  All meetings of the stockholders shall be called to order by the Chairman of the Board, or in his or her absence by the President, or in his or her absence by a Vice President; or in the case of the absence of such officers, then by any stockholder, whereupon the meeting shall organize by electing a chairman.  The Secretary of the Company, if present, shall act as Secretary of the meeting, unless some other person shall be elected by the meeting to act.  Minutes of the meeting shall be kept by the Secretary thereof, and placed in the record books of the Company.

SECTION 1.05.                Quorum; Voting.  Unless otherwise provided by law or the Company’s certificate of incorporation, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum for the transaction of business, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter, other than the election of Directors, which properly comes before the meeting.  Directors shall be elected by a plurality of the votes cast in person or by proxy at the meeting.  In the absence of a quorum, the

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stockholders present in person or by proxy, by majority vote and without notice other than as required by law or these Bylaws, may adjourn the meeting from time to time until a quorum shall attend.  In the event that at any meeting a quorum exists for the transaction of some business but does not exist for the transaction of other business, the business as to which a quorum is present may be transacted by the stockholders present in person or by proxy who are entitled to vote thereon.

SECTION 1.06.                General Right to Vote; Proxies.  At all meetings of the stockholders each stockholder shall be entitled to one vote for each share of common stock standing in the stockholder’s name and, when preferred or preference stock is entitled to vote, such number of votes as shall be provided in the certificate of incorporation of the Company for each share of preferred and preference stock standing in the stockholder’s name, and the votes shall be cast by stockholders in person or by lawful proxy.

SECTION 1.07.                Conduct of Voting.  At all meetings of stockholders, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by the Chairman of the meeting.

SECTION 1.08.                Consent of Stockholders in Lieu of Meeting.  Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of stockholders’ meetings a written consent which sets forth the action and is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

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ARTICLE II

BOARD OF DIRECTORS

SECTION 2.01.                Function of Directors.  The business and affairs of the Company shall be managed under the direction of its Board of Directors.  All powers of the Company may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute, or by the Company’s certificate of incorporation or these Bylaws.  Except as otherwise provided herein, the Board of Directors shall appoint the officers for the conduct of the business of the Company and determine their duties and responsibilities.  The Board of Directors may remove any officer.

SECTION 2.02.                Number of Directors.  The number of Directors shall be set at three (3); provided, however, that the number of Directors may be increased or decreased by the Board of Directors but in no event will be less than three (3) Directors or more than fifteen (15) Directors.

SECTION 2.03.                Election and Tenure of Directors.  The stockholders shall elect each Director to hold office until such Director’s successor is duly elected and qualified or until his or her death, resignation or removal.

SECTION 2.04.                Removals and Vacancies.  The stockholders, at any meeting duly called and at which a quorum is present, may remove any Director or Directors from office by the affirmative vote of the holders of a majority of the outstanding shares entitled to be cast for the election of Directors, and may by plurality vote to elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed Directors.  Any vacancy occurring in the Board of Directors from any cause other than by reason of a removal or an increase in the number of Directors, may be filled by a majority of the remaining Directors although such majority is less than a quorum.  Any vacancy occurring by reason of an increase in the number of Directors may be filled by action of a majority of the Directors.  A Director elected by the Board of Directors to fill a vacancy shall hold office until such Director’s successor is duly elected and qualified.

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SECTION 2.05.                Regular Meetings.  A regular meeting of the Board of Directors shall be held immediately after the annual meeting of the stockholders or any special meeting of the stockholders at which a Board of Directors is elected and, thereafter, regular meetings of the Board of Directors shall be held on such dates during each year as may be designated from time to time by the Board of Directors.  All meetings of the Board of Directors shall be held at the general offices of the Company or elsewhere, as ordered by the Board of Directors.

SECTION 2.06.                Special Meetings.  Special meetings of the Board of Directors may be held at any time and, unless the meeting shall be held solely by remote communication, place upon call by the Chairman of the Board or, in the absence of the Chairman of the Board, the President, or upon a call by a majority of the Board of Directors by vote at a meeting, or in writing or by electronic transmission (addressed to the Secretary of the Company) with or without a meeting.

SECTION 2.07.                Notice of Meeting.  The Secretary shall give notice to each Director of each regular and special meeting of the Board of Directors.  The notice shall state the time and, unless the meeting shall be held solely by remote communication, place of the meeting.  Notice is given to a Director when it is delivered personally to the Director, left at the Director’s residence or usual place of business, or transmitted electronically or by telegraph or telephone, at least twenty-four (24) hours before the time of the meeting or, in the alternative, deposited in the mail addressed to the Director’s address as it shall appear on the records of the Company, at least seventy-two (72) hours before the time of the meeting.  Notice of any meeting of the Board of Directors is waived by any Director who attends the meeting or who, before or after the meeting, signs a waiver of notice or provides a waiver by electronic transmission which is filed with the records of the meeting.  Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

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SECTION 2.08.                Quorum; Action by Directors.  Unless a greater proportion is required by law or the Company’s certificate of incorporation, the action of a majority of the Directors present at a meeting at which a quorum is present is action of the Board of Directors.  A majority of the entire Board of Directors shall constitute a quorum for the transaction of business.  In the absence of a quorum, the Directors present, by majority vote and without notice other than by announcement, may adjourn the meeting from time to time until a quorum shall attend.  Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors.

SECTION 2.09.                Meeting by Conference Telephone.  Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means constitutes presence in person at a meeting.

SECTION 2.10.                Compensation.  Each member of the Board of Directors, other than salaried officers and employees of the Company or one of its affiliates, shall be paid, if so specified, an annual retainer fee, in such amounts and on such schedule as shall be specified from time to time by the Board of the Directors.  The chairman of each committee of the Board of Directors, other than salaried officers and employees of the Company or one of its affiliates, shall be paid, if so specified, an annual retainer fee in such amounts and on such schedule as shall be specified from time to time by the Board of Directors.

Each member of the Board of Directors, other than salaried officers and employees of the Company or one of its affiliates, shall be paid such fee as shall be specified from time to time by the Board of Directors for attending each regular or special meeting of the Board of Directors or of any committee thereof.  Each member shall be paid reasonable traveling expenses incident to attendance at meetings.

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A Director who serves the Company in any other capacity also may receive compensation for such other services, pursuant to a resolution of the Directors.

ARTICLE III

COMMITTEES

SECTION 3.01.                Committees.  The Board of Directors may appoint from among its members an Executive Committee and other committees composed of one (1) or more Directors and delegate to these committees any of the powers of the Board of Directors, except approving or adopting, or recommending to the stockholders, any action which requires stockholder approval (other than the election or removal of directors), or adopting, amending or repealing any of the Bylaws.  Each committee may fix rules of procedure for its business.  A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee.  The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a Director to act in the place of an absent member.  Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting if all members of the committee consent thereto in writing, or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of the proceedings of the committee.  The members of a committee may conduct any meeting thereof by conference telephone or other communications equipment in accordance with the provisions of Section 2.09.

SECTION 3.02.                Emergency.  In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Company by its Directors and officers as contemplated by the Company’s certificate of incorporation and bylaws, any two (2) or more available members of the then incumbent Executive Committee shall constitute a quorum of that committee for the full conduct and management of the affairs and business of the Company in accordance with the provisions of Section 3.01.  If no Executive Committee is then appointed or in the event of the unavailability, at such time, of a minimum of

7

two (2) members of the then incumbent Executive Committee, the available Directors shall elect an Executive Committee consisting of any two (2) members of the Board of Directors, whether or not they be officers of the Company, which two (2) members shall constitute the Executive Committee for the full conduct and management of the affairs of the Company in accordance with the foregoing provisions of this Section.  This Section shall be subject to implementation by resolution of the Board of Directors passed from time to time for that purpose.  Any provisions of the Bylaws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by the Board of Directors or by any interim Executive Committee acting under this Section that it shall be to the advantage of the Company to resume the conduct and management of the Company’s affairs and business specified by such resolutions, other provisions of the Bylaws and any such implementary resolutions.

ARTICLE IV

OFFICERS

SECTION 4.01.                Executive Officers.  The Company shall have a President, a Secretary and a Treasurer.  The Board of Directors shall also elect such other officers as they may deem necessary for the conduct of the business and affairs of the Company.  A person may hold more than one office in the Company but may not serve concurrently as both President and Vice President of the Company.  Any officer of the Company has authority to sell, assign, transfer, and deliver any bonds, stocks and other securities owned by the Company.

SECTION 4.02.                Chairman of the Board.  The Chairman of the Board, if one is elected by the Board of Directors, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present.  He or she shall have such powers as are from time to time assigned by the Board of Directors.

SECTION 4.03.                President.  In the absence of the Chairman of the Board, the President shall perform all duties of the Chairman of the Board.  He or she shall have general

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charge and supervision of the assets and affairs of the Company; may sign and execute, in the name of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company; and, in general, shall perform all duties incident to the office of a president of a corporation, and such other duties as are from time to time assigned by the Board of Directors.

SECTION 4.04.                Vice Presidents.  Each Vice President shall have such powers and duties as may be assigned by the Board of Directors, the Chairman of the Board or the President.  A Vice President may be designated by the Board of Directors or the Chairman of the Board to perform, in the absence of the President, all the duties of the President.

SECTION 4.05.                Secretary.  The Secretary shall attend all meetings of the stockholders and Directors and shall notify the stockholders and Directors of such meetings in the manner provided in these Bylaws.  He or she shall record the proceedings of all such meetings in books kept for that purpose.  He or she shall have such other powers and duties as may be assignedby the Board of Directors, the Chairman of the Board or the President, as well as the specific powers assigned by these Bylaws.

SECTION 4.06.                Treasurer.  The Treasurer shall have the care and custody of the funds and valuable papers of the Company, and shall receive and disburse all moneys in such manner as may be prescribed by the Board of Directors or the Chairman of the Board.  He or she shall have such other powers and duties as may be assigned by the Board of Directors, the Chairman of the Board or the President, as well as the specific powers assigned by these Bylaws.

SECTION 4.08.                Assistant Officers.  Each Assistant Officer can act in the place of the person holding the office to which his or her position relates and perform all of the duties of such officer.  In addition, he or she shall have such powers as are from time to time assigned by the person holding the office to which his position relates, the President, the Chairman of the Board or the Board of Directors.

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SECTION 4.09.                Compensation.  Compensation for officers of the Company shall be fixed by the Board of Directors of the Company or pursuant to authority delegated by the Board of Directors.

SECTION 4.10.                Election, Tenure and Removal of Officers.  The Board of Directors shall elect the officers.  An officer shall serve until such officer’s successor is duly elected and qualified or until his or her death, resignation or removal.  The Board of Directors may remove an officer or agent at any time.  The removal of an officer or agent does not prejudice any of his contract rights.  The Board of Directors (or any committee or officer authorized by the Board of Directors) may fill a vacancy which occurs in any office.

ARTICLE V

STOCK

SECTION 5.01.                Certificates for Stock.  Each stockholder is entitled to certificates which represent and certify the shares of stock he or she holds in the Company.  Each stock certificate shall include on its face the name of the Company, the name of the stockholder, and the class of stock and number of shares it represents.  It shall be in such form, not inconsistent with law or with the Company’s certificate of incorporation, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors.  Each stock certificate shall be signed by the Chairman of the Board, the President, or a Vice President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer.  Each certificate may be sealed with the actual corporate seal or a facsimile of it, if a seal has been adopted, or in any other form and the signatures may be either manual or facsimile signatures.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

SECTION 5.02.                Transfers.  The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue,

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transfer and registration of certificates of stock; and may appoint transfer agents and registrars thereof.  The duties of transfer agent and registrar may be combined.

SECTION 5.03.                Record Date and Closing of Transfer Books.  The Board of Directors may set a record date for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights.  The record date may not be more than sixty (60) days nor less than ten (10) days before the date on which the action requiring the determination will be taken.

SECTION 5.04.                Stock Ledger.  The Company shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds.  The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection.  The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, within or without the State of Delaware or, if none, at the principal office or the principal executive offices of the Company.

SECTION 5.05.                Lost Stock Certificates.  The Board of Directors of the Company may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Company.  In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the receipt of a bond sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss, theft or destruction of the old certificate or the issuance of such new certificate or the order of some court having jurisdiction in the premises.

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ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.01.                                                 Fiscal Year.  The fiscal year of the Company shall be the twelve calendar month period ending December 31 in each year, unless otherwise provided by the Board of Directors.

SECTION 6.02.                                                 Books and Records.  The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors.  The books and records of the Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection.  Minutes shall be recorded in written form but may be maintained in the form of a reproduction.

SECTION 6.03.                                                 Corporate Seal.  The Board of Directors may provide a suitable seal, bearing the name of the Company, which shall be in the charge of the Secretary.  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

SECTION 6.04.                                                 Bonds.  The Board of Directors may require any officer, agent or employee of the Company to give a bond to the Company, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

SECTION 6.05.                                                 Voting Upon Shares in Other Corporations.  Stock of other corporations or associations, registered in the name of the Company, may be voted by the Chairman of the Board, the President, any Vice President, or a proxy appointed by any of them.  The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

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SECTION 6.06.                                                 Execution of Documents.  A person who holds more than one office in the Company may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

SECTION 6.07.                                                 Amendments.  The Board of Directors shall have the power and authority to amend, alter or repeal all or any provisions of these bylaws and may from time to time make additional bylaws.

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Exhibit F

FINAL

Form of Paying Agent Agreement

PAYMENT AGENT AGREEMENT

This Payment Agent Agreement, dated as of                                 , 2011 (this “Agreement”) by and among Constellation Energy Resources, LLC, a Delaware limited liability company (“Parent”), Manufacturers and Traders Trust Company, a New York state chartered commercial bank, as Payment Agent (the “Payment Agent”), and, except with respect to Sections 3.6 and 4.1-4.5, Mx SR LLC, a Delaware limited liability company, as Securityholders Representative under the Merger Agreement (as defined below) (the “Securityholders Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated May 12, 2011 (as the same may be amended from time to time, the “Merger Agreement”) by and among Parent, Nutmeg Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and MXenergy Holdings Inc., a Delaware corporation (the “Company”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger (the “Surviving Corporation”);

WHEREAS, by virtue of the Merger, at the Effective Time, among other things, the shares of Common Stock of the Company issued and outstanding as of immediately prior to the Effective Time, other than shares of Common Stock with respect to which dissenters’ rights have been properly exercised and any treasury shares (collectively, the “Shares”) will be converted into the right to receive cash in the manner, and subject to the terms and conditions, set forth in the Merger Agreement;

WHEREAS, by virtue of the Merger, at the Effective Time, among other things, the Company Restricted Share Units granted and unvested as of immediately prior to the Effective Time (collectively, the “RSUs”) will be converted into the right to receive cash in the manner, and subject to the terms and conditions, set forth in the Merger Agreement;

WHEREAS, at the Closing, the Securityholders Representative, Parent and Manufacturers and Traders Trust Company, in its capacity as an escrow agent, will enter into an escrow agreement, effective as of the Closing, pursuant to which amounts will be deposited in escrow accounts maintained by Manufacturers and Traders Trust Company, in its capacity as escrow agent, for the purposes of satisfying the indemnification obligations of the Securityholders (as defined below) under the Merger Agreement and paying amounts that may be owing pursuant to certain purchase price adjustments to be determined pursuant to the terms of the Merger Agreement (as it may be amended from time to time, the “Indemnity and Adjustment Escrow Agreement”);

WHEREAS, at the Closing, the Securityholders Representative and Manufacturers and Traders Trust Company, in its capacity as an escrow agent, will enter into an escrow agreement, effective as of the Closing, pursuant to which amounts will be deposited in an escrow account maintained by Manufacturers and Traders Trust Company, in its capacity as escrow agent, for the purpose of compensating and reimbursing the Securityholders Representative in connection with the performance of its duties under the Merger Agreement (as it may be amended from time to time, the “Securityholders Representative Escrow Agreement”);

WHEREAS, pursuant to the Merger Agreement, Parent is required to pay certain amounts to the Securityholders in accordance with the terms and conditions set forth therein;

WHEREAS, Securityholders Representative desires that the Payment Agent act as paying agent for the Securityholders, subject to the terms and conditions of this Agreement, for the purpose of distributing cash to which the Securityholders are entitled pursuant to the Merger Agreement; and

WHEREAS, the contents of this Agreement shall be treated as Confidential Data as defined herein.

NOW THEREFORE, in consideration of these premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Capitalized terms used and not otherwise defined herein or in the Merger Agreement shall have the meanings set forth below:

“Eligible Securityholder” means any Securityholder from whom the Payment Agent has received a properly completed and executed Letter of Transmittal or, in the case of any owner of RSUs and only with respect to such RSUs, a Surrender Agreement and, in the case of a Securityholder holding Shares, either (i) stock certificates representing such Shares surrendered in accordance with the Letter of Transmittal or (ii) a properly executed affidavit of loss and bond pursuant to Section 3.5.

“Employer Tax Amount” means the aggregate amount of the employees’ share of the applicable federal, state and local income tax withholding and Social Security, Medicare, state disability, unemployment and other taxes that will be payable by the Parent, the Surviving Corporation or their respective Affiliates in respect of the payment of Escrow Funds to the holders of RSUs.

“Escrow Agent” means Manufacturers and Traders Trust Company, as escrow agent under the Indemnity and Adjustment Escrow Agreement and the Securityholders Representative Escrow Agreement, and its successors and assigns in the capacity as Escrow Agent thereunder.

“Escrow Funds” means any amounts deposited with the Payment Agent by the Escrow Agent pursuant to the terms of the Indemnity and Adjustment Escrow Agreement and the Securityholders Representative Escrow Agreement.

“Percentage Share” means, with respect to each Securityholder, the percentage of the Fully Diluted Common Stock held by a Securityholder as of immediately prior to the Effective Time, as set forth opposite each such Securityholder’s name on Schedule A attached hereto (as such Schedule A may be modified or updated in accordance with the terms of this Agreement).

“Stockholder” means a holder of Shares.

“Surrender Agreement” means the document in the form attached as Exhibit B.

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ARTICLE 2

SECURITYHOLDER INFORMATION

2.1                                 Securityholder Information.

(a)                                  Immediately prior to the Closing, the Parent shall deliver to the Payment Agent Schedule A hereto which shall set forth a complete and correct list of the owners of Shares and the owners of RSUs (collectively, the “Securityholders”) as of immediately prior to the Effective Time, identifying: (i) the name of each Securityholder, (ii) the address of each Securityholder, (iii) the number of Shares and RSUs, as applicable, owned by each Securityholder, (iv) the stock certificate numbers with respect to the Shares owned by each Securityholder, (v) the Percentage Share of each Securityholder, and (vi) the portion of the Closing Date Payment (as defined below) to be paid by the Payment Agent to each Securityholder expressed in dollar amounts.

(b)                                 Schedule A may be modified or revised from time to time (i) by joint written notice to the Payment Agent from Parent and the Securityholders Representative as and to the extent necessary to reflect  the exercise of dissenters’ rights by Securityholders and any errors existing at the time of execution of this Agreement and (ii) by written notice to the Paying Agent and Parent from the Securityholders Representative or (at the sole discretion of the Payment Agent) any individual Securityholder as and to the extent necessary to reflect updated addresses for Securityholders.

(c)                                  The Paying Agent shall provide Parent or the Securityholders Representative with a copy of the then current version of Schedule A within two (2) Business Days of Parent’s or the Securityholders Representative’s request therefor.

2.2                                 Merger Agreement.  To the extent that the Payment Agent has any questions regarding the terms and conditions contained in the Merger Agreement or the interpretation thereof, the Payment Agent shall raise such questions with Parent and the Securityholders Representative.

2.3                                 Dissenting Shares.

(a)                                  If any Stockholder becomes a holder of Dissenting Shares, Parent shall so notify the Payment Agent. Should any Dissenting Shares be presented to the Payment Agent for exchange, the Payment Agent shall promptly inform Parent and the Securityholders Representative and Parent shall provide the Payment Agent with written instructions as to the disposition of such Dissenting Shares. The Payment Agent will supply to Parent and/or the Surviving Corporation and the Securityholders Representative copies of the Letter of Transmittal and return envelopes to be enclosed in any mailings made by Parent and/or the Surviving Corporation to holders of Dissenting Shares.

(b)                                 If the Surviving Corporation receives certificates representing Dissenting Shares and pays cash directly to the holders of such Dissenting Shares, Parent will, or will cause the Surviving Corporation to, promptly deliver the certificates representing such Dissenting Shares, with an explanatory instruction letter to the Payment Agent and the Securityholders Representative, instructing that the Dissenting Shares are to be cancelled, and further specifying whether Parent, the Surviving Corporation or the Payment Agent will be responsible for any tax reporting for the disbursement of funds to the holder of such Dissenting Shares.  Any amounts previously deposited with the Payment Agent in respect of such Dissenting Shares shall be promptly released to Parent.

2.4                                 Initial Payment Fund.  On the Closing Date, Parent shall deposit with the Payment Agent, in trust for the benefit of the Stockholders, cash in immediately available funds (such cash being hereinafter referred to as the “Initial Payment Fund”) sufficient to pay the Merger Consideration to be paid by Parent, subject to the terms of the Merger Agreement, in respect of each Share outstanding immediately prior to the Effective Time.  The Initial Payment Fund shall be held by the Payment Agent, pending payment or other disbursement in accordance herewith, in a segregated account established at the Payment Agent for the holding of such funds, and the Initial Payment Fund will not be accessed for any payment or purpose other than as set forth in this Section 2.4.  Upon receipt of written instructions

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executed by Parent, the Payment Agent shall invest and reinvest any cash in the Initial Payment Fund in any one or more Qualified Investments.  As used herein, “Qualified Investments” shall mean (i) cash, (ii) obligations of, or obligations fully guarantee as to the timely payment of principal and interest by, the United States of America with a maturity date of one year or less from the date of the investment, (iii) certificates of deposit with an investment term of six months or less from the date of investment with any bank or trust company organized under the laws of the United States of America or the laws or any state thereof which have a long-term debt rating from Moody’s Investor’s Service, Inc. of at least Aa or from Standard & Poor’s Corporation of at least AA, and (iv) money market mutual funds available to the Trust Department of the Payment Agent, including any proprietary fund for which the Payment Agent or an affiliate is an investment advisor or provides other services to such fund and receives reasonable compensation for such services.  In the absence of written instructions from Parent, the Payment Agent shall invest any cash in the Initial Payment Fund in item [(ii)] noted above.  The Payment Agent will pay to Parent any amounts of interest or earnings on the Initial Payment Fund by wire transfer on a monthly basis.

ARTICLE 3

LETTERS OF TRANSMITTAL

3.1                                 Letter of Transmittal Mailing.  As soon as practicable after the Effective Time (and in any event within two (2) Business Days thereafter), the Payment Agent shall send a Letter of Transmittal to each Stockholder, in the form attached hereto as Exhibit A (the “Letter of Transmittal”), together with (i) a substitute Form W-9, which is included within the Letter of Transmittal, or (ii) IRS Form W-8BEN, if the holder has a foreign address (the documents described in clauses (i) and (ii), collectively, the “Tax Forms”).  Such Letter of Transmittal will advise such Stockholder of the procedure for surrendering to the Payment Agent stock certificates representing Shares in exchange for cash.

3.2                                 Request for Information by Securityholders.  The Payment Agent will promptly (and in any event within two (2)Business Days) respond to any telephone, email or mail requests from Securityholders for information relating to the Letters of Transmittal or the surrender of stock certificates and the payment of cash therefor.

3.3                                 Proper Form.  The Payment Agent will examine the Letters of Transmittal and certificates representing Shares delivered or mailed to the Payment Agent by the Stockholders to ascertain that (i) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein, (ii) no stop transfer instructions are outstanding against the certificates (which determination shall be based solely on the information provided to the Payment Agent under Section 2.1 above), (iii) the stock certificates have been duly endorsed or assigned for transfer or have been delivered to the Payment Agent, where required, and are otherwise in proper form for surrender, (iv) any other documents contemplated by a Letter of Transmittal are properly completed and duly executed in accordance with the Letter of Transmittal, (v) such Shares do not constitute Dissenting Shares, and (vi) the documentation received from the Stockholder includes the properly completed and executed applicable Tax Form.  If the applicable Tax Form is not provided to the Payment Agent by a Securityholder, or is not properly completed and executed, the Payment Agent shall contact the applicable Securityholder and attempt to obtain a properly completed and executed Tax Form.  If such Securityholder fails to respond and deliver a properly completed and executed Tax Form within 20 days after the Payment Agent’s attempt to contact such Securityholder, the Payment Agent shall, provided the other conditions to payment are satisfied, make payment of the Closing Date Payment and any subsequent Escrow Fund Payments (as defined below) to such Securityholder (and such payments will be subject to applicable withholding as set forth in Section 3.6 below).  In cases where the Letter of Transmittal has been improperly completed or executed or where the Shares presented are not in proper form for transfer,

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or if some other irregularity exists in connection with their surrender, including any irregularity relating to stop transfer instructions, the Payment Agent will seek instructions from Parent and the Securityholders Representative and will, thereafter, take such actions as are reasonably within its authority under this Agreement to cause such irregularity to be corrected.  The Payment Agent is not authorized to waive an irregularity in connection with the surrender of Shares, except following receipt of the prior written approval of an Authorized Representative of Parent and the Securityholders Representative authorizing the Payment Agent to waive such irregularity; provided that the Payment Agent and Parent agree that Parent and the Securityholders Representative waiving such irregularity in accordance with this Agreement shall not cause the Payment Agent to be subjected to any potential liability related thereto. In the absence of such waiver by Parent and the Securityholders Representative, the Payment Agent is authorized not to accept such stock certificates for exchange and will return to the surrendering Stockholder by trackable mail method to such Stockholder’s address as set forth on Schedule A, the Letter of Transmittal, any stock certificates surrendered in connection therewith and any other documents received therewith, together with a written explanation of the reason for the Payment Agent’s determination not to accept the stock certificates for exchange.  Parent acknowledges and agrees that Securityholders holding RSUs shall not be required to submit any documentation other than a Surrender Agreement and the applicable Tax Form in order to become an Eligible Securityholder and to receive Escrow Funds Payments hereunder.

3.4                                 Payments.

(a)                                  Payment of Merger Consideration.  Parent hereby directs the Payment Agent, consistent with this Agreement, the Letters of Transmittal and Schedule A (as the same may be amended, modified or revised from time to time in accordance with this Agreement), to mail by first class mail to each Eligible Securityholder holding Shares a check drawn, or remit a bank wire transfer (if applicable), in an amount set forth on Schedule A directly opposite from such Securityholder’s name (each such amount the “Closing Date Payment”) as soon as reasonably practicable (but in all events within two (2) Business Days) following the receipt of (i) a Letter of Transmittal and (ii) stock certificate(s) representing Shares (subject to Section 3.5 below). Wire transfer instructions will be provided for each Securityholder electing a bank wire transfer by direction of the Securityholder in accordance with the Letter of Transmittal, if applicable.  Checks shall be made payable to the holder of record of the Shares, or to the person, if any, whose name has been specified in the Letter of Transmittal received by the Payment Agent with respect to payment for such Shares.  Parent and the Payment Agent acknowledge and agree that no payment from the Initial Payment Fund will be made to Securityholders in respect of RSUs.

(b)                                 Payment of Escrow Funds.  Parent hereby directs the Payment Agent, upon each receipt of Escrow Funds from the Escrow Agent pursuant to the terms of the Indemnity and Adjustment Escrow Agreement or the Securityholders Representative Escrow Agreement, to mail by first class mail to each Eligible Securityholder, a check drawn, or remit a bank wire transfer (if applicable), in an amount equal to such Securityholder’s Percentage Share (as set forth on Schedule A directly opposite from such Securityholder’s name) of such Escrow Funds, subject to any withholding of taxes in accordance with Section 3.6 hereof (each such payment, an “Escrow Funds Payment”) as soon as reasonably practicable following receipt of the Escrow Funds (but in all events within two (2) Business Days).  Wire transfer instructions will be provided for each Securityholder electing a bank wire transfer by direction of the Securityholder in accordance with the Letter of Transmittal, if applicable.  Checks shall be made payable to the holder of record of the Shares or RSUs, as applicable, or to the person, if any, whose name has been specified in the Letter of Transmittal or Surrender Agreement, as applicable, received by the Payment Agent.

3.5                                 Lost, Stolen or Destroyed Certificates.  If any Stockholder reports to the Payment Agent that such Securityholder’s failure to surrender a certificate representing any Shares is due to the

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loss or destruction of such certificate, the Payment Agent shall require such Stockholder to furnish an affidavit of loss and, if requested by the Payment Agent, a $100 payment to the Payment Agent and/or an indemnity bond in the amount of the consideration to be paid to the Stockholder in respect of such lost certificates; provided, however, that in no event shall a Stockholder be required to pay more than 5% of the total amount of the consideration which may be received by it pursuant to the Merger Agreement for the lost, destroyed or stolen Certificates (or such lesser amount as Parent may reasonably agree to) in order to obtain such indemnity bond, and in the event the cost of such indemnity bond would exceed 5%, then the Stockholder shall only be required to purchase an indemnity bond providing the maximum amount of coverage that may be purchased for a price equal to 5% of the total amount of the consideration which may be received by the Stockholder for the lost, destroyed or stolen Certificates.  Upon receipt of such affidavit of loss, Parent instructs the Payment Agent to effect payment to the Securityholder as though it had surrendered its stock certificate.

3.6                                 Tax Reporting and Withholding.

(a)                                  Payments to Securityholders.  The Payment Agent will prepare and mail to each Securityholder on behalf of Parent, other than with respect to the RSUs, the appropriate Internal Revenue Service (“IRS”) Form 1099-B or other applicable form for each Securityholder with respect to all payments made (including any withheld amounts treated as made) under this Agreement unless Parent directs otherwise prior to payment to the Securityholder.  The Payment Agent will file copies of such Forms 1099-B or other applicable form with the IRS or other taxing authority before the deadline for remittance and information reporting in accordance with the Treasury Regulations. With respect to the holders of RSUs, Parent will, or Parent will cause the Surviving Corporation to, handle or cause to be handled any tax reporting that must be done on IRS Form W-2, 1099 MISC or other applicable forms.

(b)                                 IRS Tax Identification Forms and Withholding.  The Payment Agent shall be considered the payor with respect to payments made to the Securityholders other than with respect to RSUs on behalf of Parent pursuant to the terms of this Agreement, including payments of Escrow Funds. Accordingly, the Payment Agent is considered the “withholding agent” for purposes of such payments as that term is defined under the United States Treasury Regulations.  The Payment Agent will solicit the Tax Forms as part of the Letter of Transmittal mailing to the Stockholders.  The Payment Agent will determine from the materials reviewed pursuant to Section 3.3 whether it has obtained the properly completed and executed Tax Forms from each Securityholder other than with respect to RSUs.  The Payment Agent shall remit copies of all Tax Forms received from Securityholders to Parent upon written request from Parent.  To the extent the Payment Agent is required to withhold any taxes from payments to a Securityholder other than with respect to RSUs, the Payment Agent shall cause such amounts to be withheld and deposited with the IRS in accordance with United States Treasury Regulations.  Such amounts will be withheld only from the Securityholders other than with respect to RSUs with respect to whom the applicable properly completed and executed Tax Forms were not received, was not properly completed, or if such Tax Forms indicate that the Securityholder is not exempt from tax withholding, and the withheld amount shall be treated as having been paid to such Securityholder for purposes of satisfying Parent’s obligation to pay such Securityholder in accordance with the Merger Agreement.

Promptly after the Payment Agent receives Escrow Funds, Parent and the Surviving Corporation (or the designee of either) shall determine the corresponding Employer Tax Amount with respect to Escrow Funds to be distributed to Securityholders surrendering RSUs. Parent or Surviving Corporation shall solicit appropriate tax forms from the holders of RSUs.  Notwithstanding the foregoing provisions of this Section 3.6(b), promptly after the determination of the Employer Tax Amount, the Payment Agent shall pay by wire transfer of immediately available funds such Employer Tax Amount to a payroll processor designated in writing by Parent, or such other person that is responsible for the preparation and payment of employment tax returns and remittance of the Employer

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Tax Amount with and to the IRS and other applicable taxing authorities, in each case, for remittance to the IRS and other applicable taxing authority in respect of employee employment tax.  Parent, Surviving Corporation or such person designated by Parent or Surviving Corporation shall be the “withholding agent” with respect to all payments with respect to the RSUs.

(c)                                  Indemnification.  Parent shall indemnify, defend and hold the Payment Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Payment Agent arising out of or in connection with the performance of the Payment Agent’s obligations under the terms of this Section 3.6 unless such tax, late payment, interest, penalty or other expense resulted from the gross negligence or willful misconduct of the Payment Agent or the failure to comply with Section 3.6(b).  The indemnification provided by this Section 3.6(c) is in addition to the indemnification provided in Section 5.5 and shall survive the resignation or removal of the Payment Agent and the termination of this Agreement.

3.7                                 Submission of Stock Certificates by Stockholders Not of Record but Who Have Acquired Their Shares in Due Course.  Certain stock certificates representing Shares may be tendered by Securityholders who are holders in due course but are not registered holders.  Upon submission of such a certificate duly endorsed or with assignments duly executed by the registered holder of the Shares represented thereby (or by such registered holder’s duly appointed agent, attorney, executor, administrator, guardian or other fiduciary), together with the requisite medallion guarantee of signature (and evidence of authority if appropriate), and in accordance with the Securities Transfer Association guidelines, if such certificate is accompanied by a duly completed and executed Letter of Transmittal, the Payment Agent will be entitled to treat such certificate as if surrendered by the registered holder thereof, and make the requisite payment to the holder in due course.

3.8                                 Cancellation of Surrendered Stock Certificates.  At the time of the payments pursuant to Section 3.4(a) above, the Payment Agent will cancel each stock certificate surrendered in exchange for such payment.  For the term of this Agreement the Payment Agent will maintain on a continuing basis a list of Eligible Securityholders, and at the request of Parent or the Securityholders Representative, the Payment Agent will inform it as to which Securityholders are Eligible Securityholders.  The Payment Agent will also make available to Parent such other information as it may have in its possession and as Parent may reasonably request from time to time.  After the Paying Agent has paid and canceled the stock certificates surrendered, such canceled certificates shall be returned to the Parent at the address provided in this Agreement unless otherwise notified in writing by the Parent of an alternate address.

3.9                                 Database of Electronic Records.  Subject to applicable law and regulation and this Section 3.9, the Payment Agent shall maintain (a) electronic records in a retrievable database or (b) physical records of all received:  (i) stock certificates, (ii) Letters of Transmittal, and (iii) Tax Forms, and the Payment Agent shall provide a copy of such records to Parent and the Securityholders Representative upon written request (at the requesting party’s expense).  The Payment Agent shall also maintain such electronic records or physical records for the time period required by applicable law and regulation.

3.10                           Mailing of Second Letter of Transmittal and Unexchanged Securityholder Program.  No later than four months after the Effective Time or upon the earlier request in writing of Parent, the Payment Agent shall send a second Letter of Transmittal to any Securityholder that is not an Eligible Securityholder, or that has been otherwise identified by Parent in such request.  From time to time upon the request in writing of Parent and at Parent’s expense, the Payment Agent shall utilize the services of an unexchanged stockholder search company (a “Search Company”) for the purpose of locating Securityholders that have not surrendered Shares or submitted Letters of Transmittal and assisting them in doing so.  If an additional agreement with a Search Company needs to be signed in order to fulfill the

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request of Parent, such agreement shall be on terms and conditions reasonably acceptable to the Payment Agent and Parent.

ARTICLE 4

UNCLAIMED PROPERTY

4.1                                 Unclaimed Property Administration.  Subject to applicable unclaimed property laws, the Payment Agent will initiate unclaimed property reporting services for unclaimed Shares and cash distributions, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation.  Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property laws or regulations.

4.2                                 Information about Unclaimed Property.  Parent shall assist the Payment Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder.

4.3                                 Inquiries about Unclaimed Property.  The Payment Agent shall assist Parent or the Surviving Corporation in responding to inquiries from administrators of state unclaimed property laws or regulations regarding reports filed on their behalf or in response to requests to confirm the name of a reclaiming owner.  The Payment Agent shall exercise reasonable efforts to obtain release agreements from the various states offering such release agreements with respect to reports and abandoned property delivered to them and indemnification agreements from those states willing to provide them.

4.4                                 Remittance of Unclaimed Property.  The Payment Agent or its duly appointed agent shall timely remit unclaimed funds to the appropriate state or jurisdiction, as provided for under applicable unclaimed property law or regulation.  The Payment Agent shall provide such reports regarding unclaimed property services hereunder as Parent may reasonably request from time to time.

4.5                                 Lost Security Holder Search Services.  Pursuant to Securities and Exchange Commission (“SEC”) rules (See SEC Rule 240.17 Ad-17, as amended), the Payment Agent is required to provide the following services regarding lost security holder accounts, which together constitute Standard Search Services: (a) conduct a national database search between three and twelve months after a lost security holder account is identified; (b) if the first national database search is not successful in locating the holder, conduct a second search between six and twelve months later; and (c) report to the SEC in required filings, information about the age of lost security holder accounts and amounts escheated to the various states. Exceptions to the SEC search requirements include deceased security holders, security holders that are not natural persons (e.g., corporations, partnerships), and cases where the value of all amounts due to the security holder are less than $25.

ARTICLE 5

RIGHTS OF THE PAYMENT AGENT

5.1                                 Advice of Counsel.

(a)                                  Advice in Case of Defective Submission.  The Payment Agent is authorized to cooperate with and furnish information to Parent and the Securityholders Representative and shall seek

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and follow, and may rely upon, advice of Parent or its counsel with respect to any action to be taken by the Payment Agent if the Payment Agent receives any of the following:

(i)                           any request for payment with respect to certificates claimed to be lost or stolen;

(ii)                        any submission of stock certificates not accompanied by a duly completed and executed Letter of Transmittal;

(iii)                     any request that payment be made with respect to any Shares or RSUs to any person other than the registered holder thereof (except as provided for in Section 3.7 above); or

(iv)                    any request by a Securityholder that the Payment Agent take any action other than that specified in this Agreement with respect to the exchange of his or her Shares or the making or payments hereunder.

(b)                                 Advice in Other Cases.  Notwithstanding the provisions of Section 5.l(a) above, the Payment Agent may, when the Payment Agent deems it desirable and after prior consultation with Parent, seek advice of the Payment Agent’s own counsel in connection with the Payment Agent’s services as Payment Agent hereunder and the Payment Agent shall be entitled in to rely in good faith upon any such advice received in writing and to be compensated for the fees and expenses of such counsel as provided in Section 5.2 below.

5.2                                 Fees and Expenses.  The Payment Agent shall receive, from Parent, as compensation for the performance of its duties as such hereunder, the fees set forth on Schedule B.  All reasonable and documented out-of-pocket costs reasonably incurred by the Payment Agent under this Agreement will be reimbursed to the Payment Agent by Parent.  Such costs may include, but are not limited to, postage mail insurance, stationery and supplies, checks, envelopes, paper stock and reasonable fees and expenses of counsel.  Payment Agent agrees that it will endeavor to obtain competitive rates for out-of-pocket costs; however, these costs as passed on to Parent may include charges to cover the cost of receipt and handling of invoices.

5.3                                 Authorized Company Representatives.  Set forth on Exhibit B hereto is a list of the names, titles, and specimen signatures of the persons authorized by Parent and the Securityholders Representative to give the Payment Agent any further instructions in connection with the Payment Agent acting as Payment Agent hereunder (such persons, the “Authorized Representatives”).

5.4                                 Reliance upon Certificates, Instructions.  The Payment Agent shall be protected in relying and acting, or refusing to act, without further investigation upon any written certificate or certification, instruction, direction, statement, request, consent, agreement, or other written instrument (collectively “Certificates and Instructions”) whatsoever furnished to the Payment Agent by an Authorized Representative, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Payment Agent shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons.  The Payment Agent shall have no responsibility or liability for the accuracy or inaccuracy of such Certificates and Instructions.

5.5                                 Standard of Care; Indemnification.

(a)                                  Payment Agent shall have only those duties and responsibilities as expressly set forth herein, and no other duty, obligation or covenant, fiduciary or otherwise, shall be implied or

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enforceable against Payment Agent by any person.  Without limiting the effect of the immediately preceding sentence, Payment Agent shall have no obligation or liability to any party hereto (or any person claiming through any of them) (i) to review, examine, enforce, administer or take notice of any agreement, instrument or document other than this Agreement or as expressly provided in this Agreement, (ii) to determine whether any condition precedent to a disbursement of funds hereunder, other than as expressly set forth in this Agreement, have been or will be satisfied or otherwise to investigate any notice received by Payment Agent hereunder, (iii) to evaluate or determine the validity or legality of any action or omission by any other person, (iv) to make any payment to any person from any source other than a fund or account established pursuant to the terms of this Agreement, or  as expressly set forth in this Agreement, (v) to communicate with any person other than as expressly provided for in this Agreement, (vi) for any action or omission of Payment Agent taken or made upon any instruction expressly provided for in this Agreement, other than as the result of the bad faith, gross negligence or willful misconduct of Payment Agent, (vii) for any action or omission of any third party, including any other party hereto or any federal or state bank regulator, and (viii) for any other action or omission of, or for errors in judgment, by the Payment Agent under or in connection with this Agreement taken or made in good faith and without gross negligence or willful misconduct.

(b)                                 Parent will indemnify, defend, protect and hold harmless the Payment Agent from and against any and all losses, liabilities, costs, damages or expenses, including. without limitation, reasonable attorneys’ fees and expenses, incurred or made, arising out of or in connection with the performance of the Payment Agent’s obligations under the provisions of this Agreement, including but not limited to, acting, or refusing to act in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, record, instructions or other instrument or document believed by the Payment Agent in good faith to be valid, genuine and sufficient; provided, however, such indemnification shall not apply to any such act or omission resulting from the willful misconduct or gross negligence of the Payment Agent.  The indemnities provided by this Section 5.5 shall survive the resignation or discharge of the Payment Agent or the termination of this Agreement.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Payment Agent or Parent be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Payment Agent or Parent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

5.6                                 Term.  Parent and the Payment Agent agree that this Agreement shall terminate upon the later of: (a) written notice from the Securityholders Representative, Parent or the Escrow Agent that all funds held in escrow pursuant to the Indemnity and Adjustment Escrow Agreement have been disbursed or (b) upon completion of all unclaimed property reporting and escheatment obligations arising in connection with the Merger and the duties of the Payment Agent pursuant to this Agreement.  If, upon termination of this Agreement, any Shares remain unexchanged or other payments remain unpaid and moneys and/or securities on deposit hereunder are not escheatable in accordance with unclaimed property laws and regulations, any remaining moneys, securities and property shall be delivered by the Payment Agent to Parent.  Thereafter, Parent shall be responsible for compliance with unclaimed property obligations.  In the event that this Agreement is terminated for any reason while any moneys and/or securities are on deposit hereunder, such moneys and/or securities shall be delivered by the Payment Agent to Parent promptly following such termination.

5.7                                 Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the Payment Agent, Parent and,  in the case of an amendment or modification to any Section other than Sections 3.6 and 4.1-4.5, the Securityholders Representative; provided, that each of Parent and the Securityholders Representative may amend Exhibit B (solely with respect to its authorized persons set forth therein) at any time, and from time to time, upon

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written notice to the Payment Agent and Parent or the Securityholders Representative, as applicable. Any inconsistency between this Agreement, on the one hand, and the Merger Agreement or the Letter of Transmittal, on the other hand, shall be resolved in favor of the Merger Agreement or the Letter of Transmittal, as applicable; provided that (a) the Payment Agent is not a party to the Merger Agreement and is not subject to its terms, and (b) the rights and obligations of the Payment Agent shall be governed solely by the provisions of this Agreement, without reference to the Merger Agreement.  In the absence of written notice from Parent to the effect that an inconsistency exists between the Merger Agreement or Letter of Transmittal, on the one hand, and this Agreement, on the other hand, the Payment Agent shall be entitled to assume that no such inconsistency exists and shall not have any duty to inquire as to the existence of any such inconsistency.

5.8                                 Notices.  All notices to be given by any party to another party under this Agreement shall be in writing and shall be deemed effective (a) on the date of delivery if made by personal delivery (including delivery by any commercial delivery service); (b) three (3) days after deposit for delivery by registered or certified mail, postage prepaid, return receipt requested; or (c) on the date of delivery if sent by facsimile or electronic mail transmission followed by confirmation by telephone or mail delivery pursuant to subsection (b), in each case at the addresses set forth below (or at such other address as a party may notify the other parties of in accordance with this Section 5.9):

If notice to Parent:

Constellation Energy Resources, LLC

c/o Constellation Energy Group, Inc.

100 Constellation Way, 1700P

Baltimore, MD 21202

Attention:

Telephone:

Facsimile:  (410) 470-4245

Email:

With a copy (which shall not constitute notice) to:

Constellation Energy Group, Inc.

100 Constellation Way, 1700P

Baltimore, MD 21202

Attention:   Charles A. Berardesco, Esq., General Counsel

Facsimile:  (410) 470-3049

E-Mail:

If notice to the Payment Agent:

Manufacturers and Traders Trust Company

Attention: Corporate Trust Operations

One M&T Plaza, 8th Floor

Buffalo, NY 14203

Attention:

Telephone:

Facsimile:

Email:

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If notice to the Securityholders Representative:

Mx SR LLC

c/o Charterhouse Group, Inc.

535 Madison Ave.

New York, N.Y. 10022

Attn:  William M Landuyt, Managing Director

Phone: (212) 584-3216

Facsimile:  (212) 750-9704

Email:  wlanduyt@charterhousegroup.com

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

(Eighth Avenue & 41st Street)

New York, NY  10036-8299

Attn:  Stephen Rubin

Phone:  (212) 969-3330

Email:  srubin@proskauer.com

5.9                                 Counterparts and Severability.  This Agreement may be executed in one or more counterparts, including by facsimile or electronic mail delivery of a pdf file, each of which shall be deemed an original and all of which together shall constitute one instrument.  If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

5.10                           Law; Waiver of Jury Trial.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the non-exclusive jurisdiction and laws of the State of Delaware.  EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT.

5.11                           Assignment; Resignation of Securityholders Representative.

(a)                                  This Agreement may not be assigned by any party hereto without prior written consent of the other parties hereto; provided that (i) the Securityholders Representative may assign its rights under this Agreement to any successor Securityholders Representative elected or selected to replace it in accordance with the terms of the Merger Agreement without the consent of any party hereto, so long as the replacement Securityholders representative shall agree to be bound by the terms and conditions of this Agreement as fully as if it were an original signatory hereto, and (ii) Parent may assign any or all of its rights under this Agreement to any one or more Securityholders without the consent of any party hereto.

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(b)                                 Notwithstanding anything to the contrary in this Agreement, if at any time the Securityholders Representative shall have resigned and no replacement Securityholders Representative shall have been designated in accordance with the terms of the Merger Agreement:

(i)                           any requirement in this Agreement to deliver notice to the Securityholders Representative shall be deemed to be satisfied upon the delivery of notice to each of the Securityholders at the applicable addresses set forth on Schedule A; and

(ii)                        Parent may take any action that is to be taken by the Securityholders Representative or that requires the consent or approval of the Securityholders Representative pursuant to this Agreement if (1) Parent delivers written notice of its intention to take such action to the Payment Agent and each of the Securityholders at the applicable addresses set forth on Schedule A and (2) within fifteen (15) Business Days after the date of such written notice, Parent does not receive written notice from a replacement Securityholders Representative appointed in accordance with the terms of the Merger Agreement objecting to Parent or the Surviving Corporation, as applicable, taking such action; provided, that, if Parent’s or the Surviving Corporation’s inability to take the applicable action prior to the delivery of notice to the Securityholders or the expiration of such fifteen-Business Day period would materially prejudice the rights of Parent or the Surviving Corporation, then Parent or the Surviving Corporation, as applicable, may, in good faith, take such action and thereafter shall deliver prompt written notice thereof to the Securityholders.

5.12                           Payment Matter.  In the event that Payment Agent makes any payment to any party pursuant to this Agreement and for any reason such payment (or any portion thereof) is required to be returned to any account or fund hereunder or to another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient shall repay to Payment Agent upon written request the amount so paid to it. [NTD:  Is this a provision required by the Payment Agent?]

5.13                           Compliance with Orders.  Payment Agent shall comply with judgments or orders issued or process entered by any court with respect to the funds held by it hereunder, including, without limitation, any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction in the matter and in accordance with its normal business practices.  If the Payment Agent complies with any such judgment, order or process, then it shall not be liable to any party hereto or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

ARTICLE 6

CONFIDENTIAL DATA

6.1                                 Confidential Data.  Each of the Payment Agent, the Securityholders Representative and Parent acknowledges that during the term of this Agreement, the parties hereto may make confidential data available to each other or may otherwise obtain proprietary or confidential information regarding Parent, the Company or the Surviving Corporation, the Securityholders and the Payment Agent (collectively, hereinafter “Confidential Data”).  Confidential Data includes all information not publicly available and  includes, but is not limited to, (a) data or information which identifies past, current or potential customers, stockholders, business practices, financial results, research, development, systems and plans, (b) any information and material identified by the Company, the Surviving Corporation, the Payment Agent or Parent as “Proprietary” or “Confidential”; (c) data the Payment Agent furnishes to Parent from the Payment Agent’s database, and/or (d) data received from the Company, the Surviving

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Corporation or Parent and enhanced by the Payment Agent. Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media.

6.2                                 Relief.  Each of the Payment Agent, the Securityholders Representative and Parent acknowledges that all Confidential Data furnished to the other party is considered proprietary and strictly confidential.  Each of the Payment Agent, the Securityholders Representative and Parent acknowledges that the unauthorized use or disclosure of any Confidential Data may cause irreparable harm to the other party.  Accordingly, each of the Payment Agent, the Securityholders Representative and Parent agrees that the Surviving Corporation, Parent or the Payment Agent, as applicable, shall be entitled to equitable relief, including injunctive relief, in addition to all other remedies available at law for any threatened or actual breach of this Article 6 or any threatened or actual unauthorized use or disclosure of Confidential Data.

6.3                                 Security Measures.  The Payment Agent will employ the same security measures to protect Confidential Data received from the Company, the Surviving Corporation or Parent that it would employ for its own comparable confidential information (but in no event less than a reasonable degree of care in handling Confidential Data).  Without limiting the foregoing, the Payment Agent further agrees, subject to applicable law and regulations, that: (i) Confidential Data shall not be distributed, disclosed, or conveyed to any third party except by prior written approval of Parent; (ii) no copies or reproductions shall be made of any Confidential Data, except as needed to provide the services described in this Agreement; and (iii) the Payment Agent shall not use any Confidential Data for its own benefit or for the benefit of any third party.

6.4                                 Subpoena, Summons or Legal Process.  Except as prohibited by applicable law or regulation, the Payment Agent shall promptly notify Parent in writing of any subpoena, summons or other legal process served on the Payment Agent for the purpose of obtaining Confidential Data.  In such cases, Parent shall have a reasonable opportunity to seek appropriate protective measures; provided, however, that this Section 6.4 shall not require the Payment Agent to notify Parent of its receipt of any subpoena, summons or other legal process if the Payment Agent is prohibited by law or regulation from making such disclosure.

6.5                                 Exceptions.  The obligations set forth in Sections 6.1 through 6.4 above shall not apply to:

(a)                                  any disclosure specifically authorized in writing by Parent;

(b)                                 any disclosure required by applicable law or regulation or stock exchange, including pursuant to a court order; or

(c)                                  Confidential Data which:

(i)                           has become public without violation of this Agreement; or

(ii)                        was disclosed to the Payment Agent or Parent by a third party not under an obligation of confidentiality to any party hereto; or

(iii)                     was independently developed by the Payment Agent not otherwise in violation or breach of this Agreement or any other obligation of the parties to each other; or

(iv)                    was rightfully known to the Payment Agent prior to entering into this Agreement.

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6.6                                 Obligations Beyond Termination or Assignment.  The obligations of each party set forth in Sections 6.1 through 6.4 above shall survive termination or assignment of this Agreement.

6.7                                 Compliance.  The Payment Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to the Company and Parent, including successful completion of a final background check.  These conditions include, without limitation, requirements under the USA Patriot Act Customer Identification Program (CIP), the Bank Secrecy Act (BSA), and the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC), each as may be amended from time to time. If these conditions are not met, the Payment Agent may at its option promptly terminate this Agreement in whole or in part, and without the Payment Agent having any liability or incurring any additional costs.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, Parent, the Payment Agent and the Securityholders Representative have caused their names to be signed hereto by their duly authorized officers, all as of the date first written above.

CONSTELLATION ENERGY RESOURCES, LLC

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:
Name:
Title:

Mx SR LLC, in its capacity as Securityholders Representative except with respect to Sections 3.6 and 4.1-4.5

By:
Name:
Title:

Signature Page to Payment Agent Agreement

Schedule A

Securityholders Information

[To be provided by Company at least 3 days prior to Closing]

Schedule B

Fees

Exhibit A

Form of Letter of Transmittal

Exhibit B

Authorized Representatives

[To be provided at Closing]

Exhibit G

FINAL

Form of Letter of Transmittal

LETTER OF TRANSMITTAL
To Accompany Certificates Representing Shares Of

Class A Common Stock

Class C Common Stock

of

MXENERGY HOLDINGS INC.

Pursuant to the Merger of
Nutmeg Merger Sub, Inc.
with and into
MXenergy Holdings Inc.

By Overnight Courier:	By Mail:

Manufacturers and Traders Trust Company	Manufacturers and Traders Trust Company
Corporate Trust Operations	Corporate Trust Operations
One M&T Plaza, 8th Floor	One M&T Plaza, 8th Floor
Buffalo, NY 14203	Buffalo, NY 14203

Telephone:

(800) 399-0744

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE PAYING AGENT.

The instructions set forth in Annex I to this Letter of Transmittal should be read carefully before completing this Letter of Transmittal.  If Certificates (as defined below) are registered in different names, a separate Letter of Transmittal must be submitted for each different registered owner.  See Instruction 2.

This Letter of Transmittal is to be completed by each holder of stock certificates representing shares of (i) class A common stock of MXenergy Holdings Inc., par value $0.01 per share, or (ii) class C common stock of MXenergy Holdings Inc., par value $0.01 per share, who is (a) surrendering the Certificates or (b) completing a Certificate Affidavit in the form attached hereto as Exhibit A.

Questions and requests for assistance or additional copies of this Letter of Transmittal may be directed to the Paying Agent at the telephone number set forth above.

Ladies and Gentlemen:

Pursuant to, and in accordance with, the Agreement and Plan of Merger, dated as of May 12, 2011, as such agreement may amended from time to time (the “Merger Agreement”), by and among Constellation Energy Resources, LLC, a Delaware limited liability company (“Parent”), Nutmeg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MXenergy Holdings Inc., a Delaware corporation (the “Company”), and joined by Mx SR LLC, a Delaware limited liability company, solely in its capacity as securityholders representative (“Securityholders Representative”), among other things, Merger Sub will merge with and into the Company (the “Merger”).  In connection with, and effective upon consummation of the Merger, the undersigned, who is (a) a holder of stock certificates representing shares of class A common stock, par value $0.01 per share, of the Company (the “Class A Common Shares”), or (b) a holder of stock certificates representing shares of class C common stock, par value $0.01 per share, of the Company (the “Class C Common Shares” and, together with the Class A Common Shares, collectively the “Shares”), surrenders the Certificates (as defined below) to the Paying Agent (as indicated under “DESCRIPTION OF CERTIFICATES SURRENDERED” below) in exchange for cash consideration which shall be calculated and payable in the manner and at the times set forth in the Merger Agreement as described further below.  Holders of Class A Common Shares and Class C Common Shares are referred to herein individually as a “Stockholder” and collectively, as the “Stockholders”.  Stock certificates representing the Shares are referred to herein as the “Certificates”.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

The undersigned understands, acknowledges and agrees that, pursuant to and as more fully described in the Merger Agreement, (1) the Merger Consideration has been deposited with the Paying Agent at the closing of the Merger and (2) a portion of the remaining cash consideration to be paid to the Stockholders with respect to the Shares and the holders of Company Restricted Share Units in an amount equal to the sum of the Fixed Escrow Amount, plus the Adjustment Escrow Amount plus the Securityholders Representative Escrow Amount (such sum, the “Escrow Amount”) has been deposited in one or more escrow accounts with Manufacturers and Traders Trust Company, in its capacity as escrow agent (the “Escrow Agent”), in order to satisfy, among other things, certain indemnification obligations of the Stockholders and the holders of Company Restricted Share Units pursuant to Article XI of the Merger Agreement and to cover certain post-Closing purchase price adjustments and the fees and expenses of the Securityholders Representative and the Escrow Agent.  The amounts deposited with the Escrow Agent, together with any interest, investment income or other proceeds applicable thereto, shall be held by the Escrow Agent, subject to the terms and conditions of the Escrow Agreement and the Securityholders Representative Escrow Agreement.  The undersigned will be entitled to receive any portion of the Escrow Amount that is hereafter distributed to the Stockholders and the holders of Company Restricted Share Units, if any, in proportion to the undersigned’s percentage share of the Fully Diluted Common Stock.  Funds released from escrow, if any, will be mailed to the undersigned by the Paying Agent at the address set forth below (or at such other address as is provided by the undersigned to the Paying Agent, Parent and the Securityholders Representative in writing not less than five (5) days prior to such release) promptly following its release.  The undersigned acknowledges that indemnification

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claims and other claims made on the Escrow Amount may delay or preclude the release of some or all of the Escrow Amount to the undersigned.

Please note that backup withholding taxes may be withheld from payments made for the surrender of the Certificates representing the Shares if the undersigned does not complete the substitute Form W-9 provided below in accordance with the guidelines attached to this Letter of Transmittal or provide a properly completed Form W-8BEN (or other appropriate Form W-8), whichever is applicable.

The undersigned must surrender the Certificates to the Paying Agent in connection with the delivery of this Letter of Transmittal.  In the event that the Certificates have been lost, destroyed or stolen the Stockholder shall complete a Certificate Affidavit in the form attached hereto as Exhibit A in lieu of surrendering the Certificates, shall make a $100 payment to the Paying Agent, and shall furnish an indemnity bond in an amount providing coverage for the total amount of the consideration to be received by the undersigned for such lost, destroyed or stolen Certificates; provided, however, that in no event shall the undersigned be required to pay more than 5% of the total amount of the consideration which may be received by the undersigned for the lost, destroyed or stolen Certificates in order to obtain such indemnity bond (or such lesser amount as Parent may reasonably agree to), and in the event the cost of such indemnity bond would exceed 5%, then the undersigned shall purchase an indemnity bond providing the maximum amount of coverage that may be purchased for a price equal to 5% of the total amount of the consideration which may be received by the undersigned for the lost, destroyed or stolen Certificates.  (See Instruction 7 of Annex 1)

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DESCRIPTION OF CERTIFICATES SURRENDERED

Certificates Surrendered
(Attach additional signed list if necessary. See Instruction 6)
Name and Address of Registered		Class of Shares
Stockholder	Certificate	Evidenced by the	Number of Shares Represented by
(Please fill in, if blank)	Numbers	Certificate(s)	Certificate

	Type of Security		Total Number of Shares
Class A Common Stock
Class C Common Stock

If Certificates have been lost, destroyed or stolen please check the box below and complete a Certificate Affidavit in the form attached hereto as Exhibit A.

☐           The Certificates representing all or a portion of the Shares described above have been lost, destroyed or stolen.

If you would like the amount payable for each share represented by the Certificate surrendered pursuant to this Letter of Transmittal to be paid by wire transfer (as opposed to by check), please complete the wire transfer instructions provided below.  A wire will only be sent if you have completed the below wire transfer instructions and the aggregate amount of the wire to be sent to you at that time exceeds $100,000.  If the aggregate amount to be sent to you at any time is $100,000 or less, such payment shall be made by check.

Wire transfer instructions:

Bank:
(Please Type or Print)

ABA Number:
Account Name:
Account Number:
Reference:
Your Business Telephone Number:

By executing and returning this Letter of Transmittal (including the spousal consent signed by the undersigned’s spouse, if applicable), the undersigned is instructing Manufacturers and Traders Trust Company (including any successor thereto, the “Paying Agent”) to issue and deliver a check in or, if applicable, a wire transfer for, the proper amount for the Shares represented by each Certificate surrendered pursuant to this Letter of Transmittal to him, her or it at the address or bank account specified under “DESCRIPTION OF CERTIFICATES SURRENDERED” unless otherwise agreed in writing among the Paying Agent, Parent and the undersigned or otherwise indicated under “PAYMENT AND SPECIAL DELIVERY INSTRUCTIONS” below.

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PAYMENT AND SPECIAL DELIVERY INSTRUCTIONS

(See Instruction 3)

To be completed ONLY if the check is to be issued or the wire transfer is to be made in the name of someone other than the undersigned and is to be delivered (in the case of a check) to someone at an address other than that shown in the “DESCRIPTION OF CERTIFICATES SURRENDERED” box.

Mail and deliver:

Name:
(Please Type or Print)
Address:

(Include Street Address, City, State and Zip Code)

(Tax Identification or Social Security No.)

By executing and delivering this Letter of Transmittal (including the spousal consent signed by the undersigned’s spouse, if applicable), the undersigned represents and warrants to the Surviving Corporation, Parent and the Paying Agent, and covenants and agrees with the Surviving Corporation, Parent and the Paying Agent, as follows:

(a)                                  The undersigned has the right, power, authority and capacity to execute, deliver and perform this Letter of Transmittal and to consummate the transactions contemplated hereby.  This Letter of Transmittal has been duly authorized by all necessary action on the part of the undersigned.  This Letter of Transmittal has been duly and validly executed and delivered by the undersigned and constitutes the undersigned’s valid and binding obligation, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)                                 The undersigned holds good and valid title to the Shares surrendered hereby and either (i) has record ownership of the Shares and the Certificates representing such Shares, if applicable, set forth under the “DESCRIPTION OF CERTIFICATES SURRENDERED” or (ii) if the Shares are registered in a name other than that of the person surrendering the Certificates, the undersigned has delivered such documents and other evidence to the Paying Agent as is necessary to demonstrate that the Shares have been properly transferred.  The Shares owned by the undersigned are free and clear of any liens, restrictions, claims, equities, charges, pledges, security interests, options, rights of first refusal or other encumbrances of any nature whatsoever (collectively, “Liens”), with no defects of title whatsoever.  Except for any rights, if any, held by the spouse of the undersigned, who has consented to this transfer of Shares with his or her signature on the Spousal Consent included with this Letter of Transmittal, the undersigned has the

5

exclusive right, power and authority to vote and surrender the Shares owned by the undersigned.

The undersigned will, upon request, execute and deliver any additional documents reasonably requested by Parent and the Paying Agent in connection with the surrender of the Certificates.

The undersigned hereby acknowledges that delivery of the Certificates identified above shall be effected, and risk of loss and title to the Shares represented by such Certificates shall pass, only (a) if the Merger has been consummated and (b) upon proper delivery of this Letter of Transmittal and any Certificates or any Certificate Affidavit (as applicable) to the Paying Agent.  The undersigned understands that surrender is not made in acceptable form until receipt by the Paying Agent of this Letter of Transmittal, or a facsimile hereof, duly completed and signed.  All questions as to validity, form and eligibility of any surrender of any Certificates hereunder shall be determined by Parent and the Paying Agent, and such determination shall be final and binding on all parties.

The undersigned understands that after the Merger has been consummated, payment of the cash consideration for the Shares represented by the surrendered Certificates will be made in accordance with the terms of the Merger Agreement.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned.

6

SUBSTITUTE FORM W-9

TO BE COMPLETED BY U.S. PERSONS (INCLUDING RESIDENT ALIENS)

SUBSTITUTE

Form W-9

Department of the Treasury

Internal Revenue Service

Payer’s Request for Taxpayer

Identification Number (TIN)

PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW

Name

Business Name
Please check appropriate box
☐ Individual/Sole Proprietor	☐ Corporation
☐ Partnership	☐ Other

Address

City, State, Zip Code

Part I — Social Security Number OR Employer Identification Number

(If awaiting TIN, write “Applied For”)

Part II — For Payees exempt from backup withholding (see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) check the Exempt box below, and complete the Substitute Form W-9.

Exempt ☐

Certification — Under penalties of perjury, I certify that:

(1)          The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)          I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

(3)          I am a U.S. person (including a U.S. citizen or resident alien, a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, an estate (other than a foreign estate), or a domestic trust).

Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2).  (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

SIGNATURE:	DATE:

NOTE:                                                          IF YOU ARE A UNITED STATES PERSON, FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU.  PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me will be withheld until I provide a taxpayer identification number.

SIGNATURE:	DATE:

7

IMPORTANT

STOCKHOLDERS:  SIGN HERE

X	X
Signature of Stockholder	Signature of Stockholder

Type or Print Name	Type or Print Name

Dated:	Dated:

Daytime Area Code and Telephone No.:

Tax Identification or Social Security No:

Must be signed by the Stockholder or by the person authorized to become a Stockholder as evidenced by endorsements and documents transmitted herewith.  If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, agent or other person acting in a fiduciary or representative capacity, please provide the following information.  See Instruction 2.

Name:	Address (include zip code):

Type or Print	Type or Print

SIGNATURE GUARANTEE (If Required - See Instruction 2)

Certain Signatures Must be Guaranteed by an Eligible Institution

(Name of Eligible Institution Guaranteeing Signatures)

(Address (including zip code) of Eligible Institution)

(Telephone Number (including area code) of Eligible Institution)

(Authorized Signature)

(Printed Name)

(Title)

Dated:

8

Spousal Consent

I,                                                       , am the spouse of                                                       , a holder of Shares of the Company.  I hereby consent to the transfer of the Shares designated by this Letter of Transmittal and in accordance with the terms set forth in this Letter of Transmittal and the Merger Agreement.  In connection with such consent, effective from and after the transfer of such Shares, I hereby waive on behalf of myself, my executors and assigns, any and all claims to an ownership interest in the Shares transferred that I may have whether pursuant to community property laws or otherwise.  I further acknowledge and agree that I am subject to the terms and conditions of this Letter of Transmittal, and hereby join this instrument to evidence my agreement to the release of the Released Claims set forth in this Letter of Transmittal to the same extent as my spouse.

Executed as of the              day of                           , 2011.

Signature of Spouse:
Name of Spouse (printed):

If the signature page to this Letter of Transmittal is delivered without the above Spousal Consent executed by the spouse of the Stockholder, then the Stockholder hereby represents and warrants to Parent, the Company, the Surviving Corporation and the Paying Agent that his or her spouse has no right, title or interest in the Shares.

9

ANNEX I

INSTRUCTIONS

Forming Part of the Terms and Conditions
of this Letter of Transmittal

1.                                       Delivery of this Letter of Transmittal and Certificates.  Please do not send your Certificates or a Certificate Affidavit (as applicable) directly to Parent, rather please send such certificates or affidavit directly to the Paying Agent.  This Letter of Transmittal or a facsimile hereof, properly completed, dated and signed, must be submitted in connection with the delivery and surrender of the Certificates.  A Letter of Transmittal and the Certificates or a Certificate Affidavit (as applicable) must be received by the Paying Agent in satisfactory form to make an effective surrender.  The Certificates or a Certificate Affidavit, as well as a properly completed and duly executed Letter of Transmittal (or facsimile hereof) and any other documents required by this Letter of Transmittal, must be received by the Paying Agent at its address set forth on the first page hereof in order to receive payment for the Shares.  If the Certificates are forwarded to the Paying Agent in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The method of delivery of this Letter of Transmittal, the Certificates, Certificate Affidavits and all other required documents is at the election and risk of the surrendering Stockholder and valid delivery will be deemed made only when actually received by the Paying Agent. If delivery is by mail, overnight courier or registered mail, then return receipt requested and proper insurance is recommended.

Surrender may be made by mail or overnight courier to the Paying Agent at the addresses shown on the first page of this Letter of Transmittal.

2.                                       Signatures on this Letter of Transmittal; Powers and Endorsements; Guarantee of Signatures.  If this Letter of Transmittal (or facsimile hereof) is signed by the registered Stockholder, the signature must correspond with the name as written on the face of the Certificates in every particular, without alteration, enlargement or any change whatsoever.  If the Shares to be tendered hereby are registered in the name of two or more joint owners, all such owners must sign this Letter of Transmittal (or facsimile hereof).

If this Letter of Transmittal (or facsimile hereof) is signed by the registered Stockholder listed and tendered hereby and the cash consideration issued in exchange therefor is to be issued to such holder, such holder need not and should not endorse any tendered Shares, nor provide a separate power.  In any other case, such holder must either properly endorse the Shares tendered or transmit a properly completed separate power with this Letter of Transmittal, with the signatures on the endorsement or power guaranteed by an Eligible Institution that is a member of or participates in the Security Transfer Agent Medallion Program or such other signature guarantee program as may be acceptable to the Company or the Surviving Corporation.

If this Letter of Transmittal (or facsimile hereof) is signed by a person other than the registered holder or holders of any Shares listed, such Shares must be endorsed or accompanied by appropriate powers, in each case signed as the name of the registered Stockholder appears on the Certificates.

If this Letter of Transmittal (or facsimile hereof) or any Shares or powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company or the Surviving Corporation, evidence satisfactory to the Company or the Surviving Corporation of such person’s authority to act must be submitted with this Letter of Transmittal.

Endorsements on Shares or signatures on powers required by this Instruction 2 must be guaranteed by an Eligible Institution that is a member of or participates in the Security Transfer Agent Medallion Program or such other signature guarantee program as may be acceptable to the Company.

No signature guarantee is required if:

•                  this Letter of Transmittal (or facsimile hereof) is signed by the registered Stockholder listed and tendered hereby and the cash consideration is to be issued directly to such registered Stockholder and the box entitled “PAYMENT AND SPECIAL DELIVERY INSTRUCTIONS” has not been completed; or

•                  such Shares are tendered for the account of an Eligible Institution.

In all other cases, all signatures on this Letter of Transmittal (or facsimile hereof) must be guaranteed by an Eligible Institution that is a member of or participates in the Security Transfer Agent Medallion Program or such other signature guarantee program as may be acceptable to the Company.

If any of the Shares listed and tendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any of the tendered Shares are registered in different names on several Certificates, it will be necessary to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations of Certificates surrendered.

3.                                       Payment and Special Delivery Instructions.  Indicate the name and address to which payment of the cash consideration for the Shares is to be sent if different from the name or address of the person or persons signing this Letter of Transmittal.  If the “PAYMENT AND SPECIAL DELIVERY INSTRUCTIONS” box is completed, a signature guarantee is required.

4.                                       Requests for Assistance or Additional Copies.  All inquiries relating to the procedure for tendering, as well as requests for additional copies of this Letter of Transmittal, may be directed to the Paying Agent at the telephone number set forth on the first page of this Letter of Transmittal.

5.                                       Validity of Surrender; Irregularities.  All questions as to the validity, form and eligibility of any Certificates surrendered pursuant to this Letter of Transmittal will be determined by Parent and the Paying Agent, in their reasonable discretion and such determination shall be final and binding.  Parent and the Paying Agent also reserve the right to waive any irregularities or defects in the surrender of any Certificates, and its interpretation of the terms and conditions of the Merger Agreement, the Merger and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding.  A surrender will not be deemed to have been made until all such irregularities have been cured or waived.

6.                                       Inadequate Space.  If the space provided on this Letter of Transmittal is inadequate, the Certificate numbers (as applicable) and number of the Shares surrendered hereby should be listed on a separately signed schedule affixed hereto.

7.                                       Lost, Destroyed or Stolen Certificates.  If any Certificate has been lost, destroyed, or stolen, such should be indicated by checking the box under “DESCRIPTION OF CERTIFICATES SURRENDERED.”  In addition, a Stockholder must complete a Certificate Affidavit in the form attached hereto as Exhibit A before receiving any consideration for his, hers or its Shares if such Stockholder is not delivering a Certificate with this Letter of Transmittal.

The Stockholder should promptly notify the Paying Agent, at the address listed below, concerning the procedures for arranging an indemnity bond or any other matter that requires handling by the Parent.  The Certificate Affidavit in the form attached hereto as Exhibit A and a $100 payment to Manufacturers and Traders Trust Company should be sent to the address listed below.

Manufacturers and Traders Trust Company

Attention: Corporate Trust Department

One M&T Plaza, 8th Floor

Buffalo, NY 14203

Telephone: 800-399-0744

IMPORTANT TAX INFORMATION

Purpose of Substitute Form W-9

If you are a U.S. Person (defined below), to prevent backup withholding on any payments that may be made to you, you are required to notify the Paying Agent of your correct taxpayer identification number.  To do this, you should complete the substitute Form W-9 provided above by filling in your name and address in the space provided, filling in your taxpayer identification number in Part I of the Form (or writing “Applied For” if you are awaiting a taxpayer identification number and completing the box entitled “CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER”), crossing out Item 2 of the certification where and if applicable, indicating your exempt status, if applicable, by checking the box in Part II, and signing and dating the Form at the bottom.  By doing so you will be certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that you are awaiting a taxpayer identification number) and that (1) you are exempt from backup withholding, (2) you have not been notified by the Internal Revenue Service that you are subject to backup withholding as a result of failure to report all interest or dividends or (3) you have been notified by the Internal Revenue Service that you are no longer subject to backup withholding.  See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.  For purposes of the substitute Form W-9, a U.S. Person is an individual who is a U.S. citizen or U.S. resident alien, a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, or any political subdivision thereof, an estate (other than a foreign estate) or a domestic trust.

If you are not a U.S. Person, you should not complete a substitute Form W-9. Instead, to avoid backup withholding, you should complete an IRS Form W-8BEN (or other appropriate type of IRS Form W-8).  In the case of Non-U.S. Person for which IRS Form W-8BEN is the appropriate form, IRS Form W-8BEN requires a Non-U.S. Person to provide such Non-U.S. Person’s name and address, along with certain other information, and to certify, under penalties of perjury, that such Non-U.S. Person is not a U.S. Person.  Non-U.S. Persons may obtain an IRS Form W-8BEN and instructions (or other appropriate IRS Form W-8) from the IRS’s website (http://www.irs.gov).

What Number to Set Forth

You should provide the social security number (if an individual) or employer identification number of the record owner of the Shares surrendered hereby in the space provided on Part I of the Substitute Form W-9.  If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidelines on which number to report.

Failure to include a properly completed substitute Form W-9 or IRS Form W-8BEN (or other appropriate IRS Form W-8) may result in the application of U.S. backup withholding.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.  Social Security numbers have nine digits separated by two hyphens:  i.e., 000-00-0000.  Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000.  The table below will help determine the number to give the payer.

For this type of account:			Give the SOCIAL SECURITY number of:
1.	An individual’s account		The individual

2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account (1)

3.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor (2)

4.	a. b.	The usual revocable savings trust account (grantor is also trustee) So-called trust account that is not a legal or valid trust under State law	The grantor-trustee (1) The actual owner (1)

5.	Sole proprietorship account or single-owner LLC		The owner (3)

For this type of account:		Give the EMPLOYER IDENTIFICATION number of:
6.	A valid trust, estate, or pension trust	The legal entity (4)

7.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation

8.	Partnership or multi-member LLC	The partnership

9.	Association, club, religious, charitable or educational or other tax-exempt organization	The organization

10.	A broker or registered nominee	The broker or nominee

11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)                                  List first and circle the name of the person whose number you furnish.  If only one person on a joint account has a social security number, that person’s number must be furnished.

(2)                                  Circle the minor’s name and furnish the minor’s social security number.

(3)                                  You must show your individual name.  You may also enter your business or “doing business as” name.  You may use either your social security number or, if you have one, your employer identification number.

(4)                                  List first and circle the name of the legal trust, estate or pension trust.  Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

NOTE:    If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number, apply for one immediately. To apply for an SSN, obtain Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses/ and clicking on Employer ID Numbers under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

To complete the Substitute Form W-9 if you do not have a TIN, write “Applied For” in the space provided for the TIN, complete the Certificate of Awaiting Taxpayer Identification Number, sign and date the form and return it to the Paying Agent. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the Paying Agent before you are subject to backup withholding on payments.  The 60 day rule does not apply to other types of payments.  You will be subject to backup withholding on all such payments until provide your TIN to the Paying Agent.

Note: Writing “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Payees Exempt From Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•            An organization exempt from tax under section 501(a),  an individual retirement account, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

•            The United States or any agency or instrumentality thereof.

•            A State, the District of Columbia, a possession of the United States or any political subdivision or agency or instrumentality thereof.

•            A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

•            An international organization or any agency or instrumentality thereof.

Payees specifically exempted from backup withholding on interest and dividend payments include the following:

•            A corporation.

•            A financial institution.

•            A dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.

•            A real estate investment trust.

•            A common trust fund operated by a bank under section 584(a).

•            A trust exempt from tax under section 664 or described in section 4947.

•            An entity registered at all times during the tax year under the Investment Company Act of 1940.

•            A foreign central bank of issue.

•            A middleman known in the investment community as a nominee or custodian.

•            A futures commission merchant registered with the Commodities Futures Trading Commission.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•            Payments to nonresident aliens subject to withholding under section 1441.

•            Payments to partnerships not engaged in a trade or business in the U.S. and that have at least one nonresident alien partner.

•            Payments of patronage dividends not paid in money.

•            Payments made by certain foreign organizations.

•            Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•            Payments of interest on obligations issued by individuals.  Note:  You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•            Payments described in section 6049(b)(5) to non-resident aliens.

•            Payments on tax-free covenant bonds under section 1451.

•            Payments made by certain foreign organizations.

•            Mortgage or student loan interest paid to you.

Exempt payees described above should file the Substitute Form W-9 to avoid possible erroneous backup withholding.  FILE THE SUBSTITUTE FORM W-9 WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. CHECK THE BOX MARKED “EXEMPT” IN PART II OF THE FORM AND RETURN IT TO THE PAYER.  IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER AN APPROPRIATE COMPLETED IRS FORM W-8.

Payments that are not subject to information reporting also are not subject to backup withholding.  For details, see sections 6041, 6041A(a), 6042, 6044, 6045, 6049, 6050A, 6050N and their regulations.

Privacy Act Notice.—Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS.  The IRS uses the number for identification purposes and to help verify the accuracy of tax returns.  The IRS also may provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws.  The IRS may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal non-tax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism.  Payers must be given the numbers whether or not recipients are required to file tax returns.  Payers must generally withhold 28% of taxable interest, dividends and certain other payments to a payee who does not furnish a taxpayer identification number to a payer.  Certain penalties may also apply.

Penalties

(1)               Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)               Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)               Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

EXHIBIT A

AFFIDAVIT OF LOSS AND INDEMNITY AGREEMENT

1.                                       The undersigned stockholder (the “Stockholder”), being duly sworn, deposes, says and agrees as follows:

That the Stockholder is the sole record, legal and beneficial owner of the shares represented by a certificate (the “Certificate”), described under “DESCRIPTION OF CERTIFICATES SURRENDERED” in the enclosed Letter of Transmittal (the “Shares”) and identified as Certificate No.        dated                              in the name of           in the amount of                    shares of [class A common stock/class C common stock] of MXenergy Holdings Inc.; and (a) the Certificate was never, in whole or in part, assigned, transferred, sold, pledged or otherwise hypothecated or disposed of by the undersigned, (b) the Certificate has not been located by the undersigned and that, to the best knowledge and belief of the undersigned, such Certificate has been lost, stolen or destroyed and (c) the Certificate was not endorsed.

The Stockholder has made or caused to be made a diligent search for the Certificate, and has been unable to find or recover the same.  The Stockholder has not sold, assigned, pledged, transferred, deposited under any agreement, or hypothecated the Certificate or any interest therein, or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or otherwise disposed of the same; and no person, firm, corporation, agency or government other than Stockholder has or has asserted any right, title, claim, equity, or interest in, to or respecting the Certificate or the proceeds thereof.

2.                                       The Stockholder does hereby further agree as follows:

a.                                       That this Affidavit of Loss and Indemnity Agreement is being executed by the Stockholder for the purpose of documenting and verifying for the Paying Agent that the Certificate has been lost, stolen or destroyed and inducing the Paying Agent, (i) to refuse to recognize any person other than Stockholder as the owner of the Certificate, (ii) to refuse to make any payment, transfer, registration, delivery or exchange called for by or with respect to the Certificate to any person other than Stockholder, (iii) to refuse to take any other action pursuant to the request or demand of any duplicate or definitive security or other instrument in substitution for the Certificate and (iv) to make the payment, transfer, registration, delivery or exchange called for by or with respect to the Certificate without surrender thereof for cancellation;

b.                                      That the Stockholder will immediately surrender to the Paying Agent the Certificate, should the Certificate hereafter come into the possession or control of the Stockholder;

c.                                       That the Stockholder will at all times protect, indemnify and hold harmless each of the Paying Agent, Parent and their respective subsidiaries and related companies, each person, firm or corporation now or hereafter acting as the Company’s transfer agent, registrar, attorney or paying agent, or in any other capacity, and each of their respective successors and assigns (collectively, the “Indemnitees”), from and against any and all actions, causes of action, claims, demands, liabilities, losses, damages or expenses of whatsoever kind and nature, including attorneys’ fees and including expenses which the Indemnitees shall or may at any time sustain or incur by reason of or in consequence of the Certificates having been destroyed, lost or stolen, such indemnity extending to and including, but not being limited to, any expense, loss, or other matter or any litigation or other expenditures in any way arising from or connected with, directly or indirectly, the Certificates or arising out of compliance with the request of the Stockholder herein set forth, and the Stockholder further agrees to furnish to the above named Indemnitees or any of them, without any expense to them, a bond of indemnity, in such form as said Indemnitees or any of them may require and in an amount not greater than the aggregate consideration to be received in respect of the Certificates, with satisfactory surety or sureties if this agreement of indemnity should not at any time for any reason in the opinion of said Indemnitees or any of them afford sufficient protection; provided that the Stockholder’s cost of obtaining the required bond shall in no event exceed 5% of the total amount of consideration which may be received by the Stockholder for the shares represented by the Certificates; and

d.                                      That the agreement by the Stockholder to indemnify the Indemnitees shall be binding upon the Stockholder’s successors and assigns and shall inure to the benefit of the Indemnitees.

Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Letter of Transmittal to which it is attached.

[Signature Page Follows]

IN WITNESS WHEREOF, this Affidavit of Loss and Indemnity Agreement has been duly executed and delivered as of this        day of                          2011.

STOCKHOLDER:

THE STATE OF	)
)
COUNTY OF	)

On this          day of                 , 2011, before me personally appeared                                                 , known to me to be the individual described in and who executed the foregoing Agreement and acknowledged that he executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires:
(Notarial Seal)

Exhibit H

Final

Form of Surrender Agreement

RESTRICTED SHARE UNIT SURRENDER AGREEMENT

NOTE:  SIGNATURE MUST BE PROVIDED BELOW AND ON
THE OWNERSHIP SCHEDULE

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

To Constellation Energy Resources, LLC, a Delaware limited liability company (“Parent”), and MXenergy Holdings Inc., a Delaware corporation (the “Company”):

A.                                   Cancellation of Restricted Share Units.

1.                                       The undersigned holder (the “RSU Holder”) of RSUs (as defined in Section B.1 below) hereby acknowledges that, pursuant to Section 4.1(d) of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 12, 2011, by and among the Company, Parent, Nutmeg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and joined by Mx SR LLC, a Delaware limited liability company, in its capacity as securityholders representative (the “Securityholders Representative”), the RSUs will be accelerated and converted into the right to receive cash consideration in an amount equal to the Common Share Price (as defined in the Merger Agreement), payable in accordance with the Merger Agreement and Section B below, less applicable federal, state and local income tax withholding and Social Security, Medicare, state disability, unemployment and other withholding obligations (collectively, the “Tax Obligations”), subject to and following the merger of Merger Sub with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement.  Pursuant to Section 5.4 of the Merger Agreement, receipt of such consideration by the RSU Holder will be subject to the receipt by Parent, the Company and Manufacturers and Traders Trust Company, a New York state chartered commercial bank (the “Paying Agent”), of this Restricted Share Unit Surrender Agreement (the “Surrender Agreement”) executed by the undersigned RSU Holder.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement, a copy of which has been provided to the RSU Holder.

2.                                       The RSU Holder further agrees that any restricted share unit agreements previously entered into between the Company and the RSU Holder (the “RSU Award Agreements”) shall be automatically terminated as of the Effective Time with no further obligations of the Company thereunder except as provided herein and in the Merger Agreement.  The RSU Holder further acknowledges that the RSU Holder is aware of the terms of the Merger and does hereby waive all requirements under the Equity Compensation Plan (as defined in Section B.1 below) and any RSU Award Agreements heretofore entered into by the RSU Holder in respect of notice to be given by the Company in connection with the Merger or in respect of any action otherwise required thereunder by the Company, and by execution of this Surrender Agreement hereby waives and relinquishes any and all right to receive consideration for the RSUs other than as provided herein and in the Merger Agreement.  The RSU

Holder understands that the cancellation and surrender of the RSUs pursuant to the procedures described herein, and the acceptance thereof, will constitute a binding agreement between the RSU Holder and the Surviving Corporation upon the terms and subject to the conditions of the Merger Agreement and this Surrender Agreement.

B.                                     Consideration.

1.                                       In exchange for an amount in cash equal to the Common Share Price (which shall be calculated and payable in the manner and at the times set forth in the Merger Agreement), less applicable Tax Obligations, the RSU Holder hereby surrenders for cancellation to the Company all of the RSU Holder’s right, title and interest in and to all restricted share units (the “RSUs”) settleable in shares (the “Shares”) of Class C common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the provisions of the MXenergy Holdings Inc. 2010 Stock Incentive Plan (the “Equity Compensation Plan”), such RSUs of the RSU Holder being listed on the Schedule of Ownership (the “Ownership Schedule”) attached hereto as Exhibit A, in exchange for, in respect of each RSU, an amount in cash which shall be calculated and payable in the manner and at the times set forth in the Merger Agreement.

2.                                       The RSU Holder understands, acknowledges and agrees that, pursuant to and as more fully described in the Merger Agreement, a portion of the cash consideration to be paid to the Stockholders and the holders of RSUs in an amount equal to the sum of the Fixed Escrow Amount, plus the Adjustment Escrow Amount, plus the Securityholders Representative Escrow Amount (such sum, the “Escrow Amount”) will be deposited in one or more escrow accounts with the Paying Agent, in its capacity as escrow agent (in such capacity, the “Escrow Agent”), in order to satisfy, among other things, certain indemnification obligations of the Stockholders and the holders of RSUs pursuant to Article XI of the Merger Agreement and to cover certain post-Closing purchase price adjustments and the fees and expenses of the Securityholders Representative and the Escrow Agent.  The amounts deposited with the Escrow Agent, together with any interest, investment income or other proceeds applicable thereto, shall be held by the Escrow Agent, subject to the terms and conditions of the Escrow Agreement and the Securityholders Representative Escrow Agreement.  The undersigned RSU Holder will be entitled to receive any portion of the Escrow Amount that is distributed to the Stockholders and the holders of RSUs, if any, in proportion  to the undersigned RSU Holders’s percentage share of the Fully Diluted Common Stock, less applicable Tax Obligations.  The undersigned RSU Holder acknowledges that indemnification claims and other claims made on the Escrow Amount may delay or preclude the release of some or all of the Escrow Amount to the undersigned RSU Holder.

3.                                       The RSU Holder acknowledges that all payments to be made pursuant to this Surrender Agreement and the Merger Agreement will be made as follows:

(a)                        the Closing Common Share Price, less applicable Tax Obligations, will be paid by the Company or the Surviving Corporation (or, if requested by the

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Surviving Corporation, the Paying Agent) on or immediately following the Closing Date (or, if later, upon delivery of a duly executed Surrender Agreement to the Surviving Corporation); and

(b)                       any remaining portion of the Common Share Price that may become payable to the Securityholders pursuant to the terms of the Merger Agreement, less applicable Tax Obligations, will be paid by the Surviving Corporation immediately following the Surviving Corporation’s receipt of the funds from the Paying Agent pursuant to the Paying Agent Agreement or, at the request of the Surviving Corporation, by the Paying Agent.

4.                                       Payments to be made by the Paying Agent, the Company or the Surviving Corporation will be made by delivery of a check to the RSU Holder at the address set forth below, or, if the RSU Holder is employed by the Company or the Surviving Corporation at the time of such payment and the Company or the Surviving Corporation makes the payment directly, in accordance with payroll practices, including by automatic deposit.

5.                                       The RSU Holder further (i) acknowledges that all payments to be made pursuant to this Surrender Agreement and the Merger Agreement are subject to the Tax Obligations applicable to compensatory payments of supplemental wages (which shall be reported to the RSU Holder as supplemental wages on Form W-2, or 1099-Misc, if applicable, as income for the calendar year in which payment to the RSU Holder occurs as set forth in Section B3 above), and (ii) represents that backup withholding therefor is not required with respect to such payments.

C.                                     Representations, Warranties, Covenants and Agreements.  By executing and delivering this Surrender Agreement (including the spousal consent signed by the RSU Holder’s spouse, if applicable) and in consideration of receiving the amounts due as consideration under Section B above, the RSU Holder represents and warrants to the Surviving Corporation, Parent, the Company and the Paying Agent, and/or covenants and agrees with the Surviving Corporation, Parent, the Company and the Paying Agent, as applicable, as follows:

1.                                       The RSU Holder has the right, power, authority and capacity to execute, deliver and perform this Surrender Agreement and to consummate the transactions contemplated hereby.  This Surrender Agreement has been duly and validly executed and delivered by the RSU Holder and constitutes the RSU Holder’s valid and binding obligation, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.                                       The RSU Holder is the record owner of the RSUs surrendered hereby and has not transferred or assigned such RSUs to any other Person.  The RSUs owned by the

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RSU Holder are free and clear of any liens, restrictions, claims, equities, charges, pledges, security interests, options, rights of first refusal or other encumbrances of any nature whatsoever (collectively, “Liens”), other than Liens pursuant to the RSU Award Agreement or the Equity Compensation Plan.  Subject to the terms of the RSU Award Agreement and the Equity Compensation Plan, the undersigned RSU Holder has the exclusive right, power and authority to transfer or surrender the RSUs owned by the RSU Holder.  Except for the Equity Compensation Plan and the RSU Holder’s RSU Award Agreement, the RSU Holder is not a party to, or bound by, any agreement affecting or relating to the RSU Holder’s right to transfer or surrender the RSUs owned by the RSU Holder.

3.                                       The RSU Holder acknowledges that he or she has received a copy of the Merger Agreement.

4.                                       As contemplated by the Merger Agreement, the undersigned hereby makes, constitutes and accepts the appointment of Mx SR LLC as Securityholders Representative (acting by or through any one or more of its officers), and any replacement or successor to the Securityholders Representative appointed in accordance with Section 2.4 of the Merger Agreement, as the undersigned’s representative for and in the undersigned’s name, place, and stead and for its use and benefit, to act on behalf of the undersigned pursuant to the terms and conditions set forth in the Merger Agreement, including, without limitation, Section 2.4, Article V and Article XI thereof, and to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Securityholders Representative as provided for and described in Section 2.4 of the Merger Agreement.  This grant of authority (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the undersigned and shall be binding on any successor thereto, and (ii) shall survive until all funds in the Adjustment Escrow Account, Fixed Escrow Account and the Securityholders Representative Escrow Account have been distributed.  Without in any way limiting the terms and provisions of the Merger Agreement, the undersigned agrees to be bound by the provisions of the Merger Agreement regarding the Securityholders Representative, including, without limitation, Section 2.4 thereof and further agrees to indemnify and hold harmless and defend the Securityholders Representative pursuant to, and solely to the extent provided in, Section 2.4(g) of the Merger Agreement.  The undersigned agrees to be bound by the provisions of Section 2.4 of the Merger Agreement which permit Parent or the Surviving Corporation to act in the event the Securityholders Representative has resigned and no replacement Securityholders Representative shall have been designated in accordance with the terms of the Merger Agreement.

5.                                       Parent, Merger Sub, the Surviving Corporation and its Subsidiaries shall be entitled to rely exclusively upon the communications of the Securityholders Representative relating to the matters set forth in Section 2.4 of the Merger Agreement as the communications of the undersigned.  None of Parent, Merger Sub or the Surviving Corporation (a) shall have any further obligation to confirm the authority of the

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Securityholders Representative to act on behalf of the undersigned, or (b) shall be held liable or accountable in any manner for any act or omission of the Securityholders Representative in such capacity.

6.                                       The undersigned RSU Holder hereby irrevocably releases, acquits and forever discharges Parent, the Company, Merger Sub and the Surviving Corporation, and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, representatives, employees, principals, agents, Affiliates, parents, subsidiaries (direct and indirect), joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all actions, claims, counterclaims, suits, causes of action, damages, demands and liabilities, of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, relating to or arising out of  the RSU Holder’s ownership or acquisition of the Common Stock, RSUs or other securities of the Company (collectively, “Released Claims”); provided, that, in no event shall the Released Claims include any claims the undersigned may have against the Company or the Surviving Corporation for payment of salary, wages or other benefits accrued or owing on or prior to the date of the Merger.

The undersigned RSU Holder hereby represents that the RSU Holder has not assigned any Released Claims or possible Released Claims against any Released Party.  The undersigned RSU Holder covenants and agrees not to institute any litigation, lawsuit, claim or action against any of the Released Parties with respect to the Released Claims.  The undersigned RSU Holder hereby represents and warrants that the RSU Holder has access to adequate information regarding the terms of the Merger Agreement, the scope and effect of the general release set forth herein, and all other matters encompassed by such release, to make an informed and knowledgeable decision with regard to granting this release.  The undersigned RSU Holder further represents and warrants that he, she or it has not relied upon the Company, Parent or any other Released Parties in deciding to grant this general release and has instead made his, her or its own independent analysis and decision to grant this release.  The undersigned RSU Holder acknowledges and agrees that the merger consideration payable to the RSU Holder under the Merger Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Surrender Agreement.

7.                                       The undersigned RSU Holder acknowledges and agrees that each of the Surviving Corporation, Parent and the Paying Agent and the other Released Parties, is a third party beneficiary of this Surrender Agreement, including, without limitation, the release set forth in Section C.6 above, and shall be entitled to enforce the provisions herein against the RSU Holder to the same extent as if they were parties hereto.

8.                                       The undersigned will, upon request, execute and deliver any additional documents deemed by Parent or the Surviving Corporation to be reasonably necessary or

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desirable to complete the cancellation and surrender of the Company Restricted Share Units surrendered hereby.

D.                                    Acknowledgement.  The RSU Holder acknowledges that the RSU Holder has read and understands this Surrender Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Parent, the Company, the Surviving Corporation or any other person other than those contained in writing herein, and has entered into this Surrender Agreement freely based on the RSU Holder’s own judgment.  By executing this Surrender Agreement, the RSU Holder expressly represents that the RSU Holder has read it, understands its terms and has had an opportunity to seek legal counsel regarding it.

E.                                      Ownership Schedule.  The RSU Holder represents and warrants that the Ownership Schedule enclosed herewith correctly and completely sets forth a list of all RSUs held by the RSU Holder representing the right to acquire any shares of capital stock of the Company.

F.                                      Amendments and Waivers.  Any provision of this Surrender Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Surviving Corporation and the RSU Holder.

G.                                     Binding Nature.  This Surrender Agreement shall be binding upon and shall inure to the benefit of Parent, the Company, the Surviving Corporation and the RSU Holder, and each such party being entitled to enforce any provision of this Surrender Agreement and to avail itself or himself of the benefits of any remedy for any breach of such provision. In the case of the RSU Holder, this Surrender Agreement shall be binding upon and shall inure to the benefit of the RSU Holder’s spouses, heirs, predecessors, successors, assigns, representatives or agents (including, without limitation, any trust of which the RSU Holder is the trustee or which is for the benefit of the RSU Holder or a member of his or her family).  The RSU Holder intends for the authorizations and agreements in this Surrender Agreement to remain in force and not be affected if the RSU Holder subsequently dies or becomes mentally or physically disabled, incapacitated or incompetent, and does hereby direct that no filing of an inventory nor posting of a surety bond be required.  Notwithstanding the foregoing, this Surrender Agreement is made for the benefit of Parent and the Surviving Corporation, and Parent and the Surviving Corporation shall be entitled to enforce such provision and to avail themselves of the benefits of any remedy for any breach of such provision, all to the same extent as if they were parties to this Surrender Agreement.

H.                                    Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, excluding choice of law principles.

Please see the attached Instructions to this

Restricted Share Unit Surrender Agreement

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Instructions to this Restricted Share Unit Surrender Agreement

1.                                       Execution of the Surrender Agreement and the Ownership Schedule.  This Surrender Agreement is to be completed by the holder of RSUs surrendered hereby.  In order to validly surrender such RSUs, a holder thereof must complete and sign this Surrender Agreement (including the spousal consent signed by the RSU Holder’s spouse, if applicable), the substitute Form W-9 and the Ownership Schedule in accordance with the instructions herein and mail or deliver them to the Company and the Paying Agent.  This Surrender Agreement or a facsimile hereof, properly completed, dated and signed, must be used in connection with the surrender of the RSUs.  A properly completed and duly executed Surrender Agreement (or facsimile hereof), the substitute Form W-9 and the attached Ownership Schedule, must be received by the Company and the Paying Agent at their respective addresses set forth below in order to make an effective surrender and to receive payment for the RSUs.

THE OWNERSHIP SCHEDULE MUST BE SIGNED BY THE RSU HOLDER AS EVIDENCE OF ACKNOWLEDGMENT OF OUTSTANDING RSUS AND RETURNED TOGETHER WITH THIS SURRENDER AGREEMENT.

2.                                       Delivery.  This Surrender Agreement, the substitute Form W-9 and the enclosed Ownership Schedule, when executed, should be mailed or delivered to:

MXenergy Holdings, Inc.

595 Summer Street, Suite 300

Stamford, CT 06901

Attn:  Philip Mittleman, Secretary

and

Manufacturers and Traders Trust Company

Corporate Trust Operations

One M&T Plaza, 8th Floor

Buffalo, NY 14203

The method of delivery of this Surrender Agreement, Ownership Schedule, substitute Form W-9 and all other required documents is at the election and risk of the surrendering RSU Holder, and valid delivery will be deemed made only when actually received by the Company and the Paying Agent.  If delivery is by mail, overnight courier or registered mail, then return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.  RSU Holders are also advised to retain a copy of all documents delivered.

3.                                       Signature on the Surrender Agreement.  The signature on this Surrender Agreement must correspond exactly with the RSU Holder’s name on the applicable RSU Award Agreements.

4.                                       Requests for Assistance.  If you have questions or need assistance please call [                                 at (      )       -        ].

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RSU HOLDER SIGNATURE PAGE

IMPORTANT:

RSU HOLDER: (1) COMPLETE AND SIGN BELOW, (2) HAVE YOUR SPOUSE SIGN THE SPOUSAL CONSENT, IF APPLICABLE, (3) COMPLETE AND SIGN THE ATTACHED SUBSTITUTE FORM W-9, AND (4) COMPLETE AND SIGN THE ENCLOSED OWNERSHIP SCHEDULE.

(Signature of RSU Holder)

Date:

Name:

(Please Type or Print)

Address:

(Include Zip Code)

Area Code and Telephone Number:
(Home)

(Business)

Taxpayer Identification or Social Security No.:

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Spousal Consent

I,                                                       , am the spouse of                                                       , a holder of RSUs of the Company.  I hereby consent to the cancellation and surrender of the RSUs designated by this Surrender Agreement, in accordance with the terms set forth in this Surrender Agreement and the Merger Agreement.  In connection with such consent, I hereby waive on behalf of myself, my executors and assigns, any and all claims to an ownership interest in the RSUs cancelled and surrendered that I may have whether pursuant to community property laws or otherwise.  I further acknowledge and agree that I am subject to the terms and conditions of this Surrender Agreement, and hereby join this instrument to evidence my agreement to the release of the Released Claims set forth in this Surrender Agreement to the same extent as my spouse.

Executed as of the              day of                           , 2011.

Signature of Spouse:
Name of Spouse (printed):

If the signature page to this Surrender Agreement is delivered without the above Spousal Consent executed by the spouse of the RSU Holder, then the RSU Holder hereby represents and warrants to Parent, the Company, the Surviving Corporation and the Paying Agent that his or her spouse has no rights in or to the RSUs surrendered pursuant to this Surrender Agreement.

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SUBSTITUTE FORM W-9

TO BE COMPLETED BY U.S. PERSONS (INCLUDING RESIDENT ALIENS)

SUBSTITUTE

Form W-9

Department of the Treasury

Internal Revenue Service

Payer’s Request for Taxpayer

Identification Number (TIN)

PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW

Name

Business Name Please check appropriate box ☐ Individual/Sole Proprietor ☐ Corporation ☐ Partnership ☐ Other

Address

City, State, Zip Code

Part I — Social Security Number OR Employer Identification Number

(If awaiting TIN, write “Applied For”)

Part II — For Payees exempt from backup withholding (see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) check the Exempt box below, and complete the Substitute Form W-9.

Exempt ☐

Certification — Under penalties of perjury, I certify that:

(1)          The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)          I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

(3)          I am a U.S. person (including a U.S. citizen or resident alien, a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, an estate (other than a foreign estate), or a domestic trust).

Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2).  (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

SIGNATURE:	DATE:

NOTE:                                                          IF YOU ARE A UNITED STATES PERSON, FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU.  PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me will be withheld until I provide a taxpayer identification number.

SIGNATURE:	DATE:

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EXHIBIT A

SCHEDULE OF OWNERSHIP

Name of RSU Holder	Number of RSUs Granted	Date of Grant

Total No. of RSUs:

Signature of RSU Holder

A-1

EXHIBIT B

IMPORTANT TAX INFORMATION

Purpose of Substitute Form W-9

If you are a U.S. Person (defined below), to prevent backup withholding on any payments that may be made to you, you are required to notify the Paying Agent of your correct taxpayer identification number.  To do this, you should complete the substitute Form W-9 provided above by filling in your name and address in the space provided, filling in your taxpayer identification number in Part I of the Form (or writing “Applied For” if you are awaiting a taxpayer identification number and completing the box entitled “CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER”), crossing out Item 2 of the certification where and if applicable, indicating your exempt status, if applicable, by checking the box in Part II, and signing and dating the Form at the bottom.  By doing so you will be certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that you are awaiting a taxpayer identification number) and that (1) you are exempt from backup withholding, (2) you have not been notified by the Internal Revenue Service that you are subject to backup withholding as a result of failure to report all interest or dividends or (3) you have been notified by the Internal Revenue Service that you are no longer subject to backup withholding.  See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.  For purposes of the substitute Form W-9, a U.S. Person is an individual who is a U.S. citizen or U.S. resident alien, a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, or any political subdivision thereof, an estate (other than a foreign estate) or a domestic trust.

If you are not a U.S. Person, you should not complete a substitute Form W-9. Instead, to avoid backup withholding, you should complete an IRS Form W-8BEN (or other appropriate type of IRS Form W-8).  In the case of Non-U.S. Person for which IRS Form W-8BEN is the appropriate form, IRS Form W-8BEN requires a Non-U.S. Person to provide such Non-U.S. Person’s name and address, along with certain other information, and to certify, under penalties of perjury, that such Non-U.S. Person is not a U.S. Person.  Non-U.S. Persons may obtain an IRS Form W-8BEN and instructions (or other appropriate IRS Form W-8) from the IRS’s website (http://www.irs.gov).

What Number to Set Forth

You should provide the social security number (if an individual) or employer identification number of the record owner of the Shares surrendered hereby in the space provided on Part I of the Substitute Form W-9.  If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidelines on which number to report.

Failure to include a properly completed substitute Form W-9 or IRS Form W-8BEN (or other appropriate IRS Form W-8) may result in the application of U.S. backup withholding.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.  Social Security numbers have nine digits separated by two hyphens:  i.e., 000-00-0000.  Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000.  The table below will help determine the number to give the payer.

For this type of account:			Give the SOCIAL SECURITY number of:
1.	An individual’s account		The individual

2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account (1)

3.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor (2)

4.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)

	b.	So-called trust account that is not a legal or valid trust under State law	The actual owner (1)

5.		Sole proprietorship account or single-owner LLC	The owner (3)

For this type of account:		Give the EMPLOYER IDENTIFICATION number of:
6.	A valid trust, estate, or pension trust	The legal entity (4)

7.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation

8.	Partnership or multi-member LLC	The partnership

9.	Association, club, religious, charitable or educational or other tax-exempt organization	The organization

10.	A broker or registered nominee	The broker or nominee

11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)                                  List first and circle the name of the person whose number you furnish.  If only one person on a joint account has a social security number, that person’s number must be furnished.

(2)                                  Circle the minor’s name and furnish the minor’s social security number.

(3)                                  You must show your individual name.  You may also enter your business or “doing business as” name.  You may use either your social security number or, if you have one, your employer identification number.

(4)                                  List first and circle the name of the legal trust, estate or pension trust.  Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

NOTE:            If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number, apply for one immediately. To apply for an SSN, obtain Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses/ and clicking on Employer ID Numbers under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

To complete the Substitute Form W-9 if you do not have a TIN, write “Applied For” in the space provided for the TIN, complete the Certificate of Awaiting Taxpayer Identification Number, sign and date the form and return it to the Paying Agent. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the Paying Agent before you are subject to backup withholding on payments.  The 60 day rule does not apply to other types of payments.  You will be subject to backup withholding on all such payments until providing your TIN to the Paying Agent.

Note: Writing “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Payees Exempt From Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•            An organization exempt from tax under section 501(a),  an individual retirement account, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

•            The United States or any agency or instrumentality thereof.

•            A State, the District of Columbia, a possession of the United States or any political subdivision or agency or instrumentality thereof.

•            A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

•            An international organization or any agency or instrumentality thereof.

Payees specifically exempted from backup withholding on interest and dividend payments include the following:

•            A corporation.

•            A financial institution.

•            A dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.

•            A real estate investment trust.

•            A common trust fund operated by a bank under section 584(a).

•            A trust exempt from tax under section 664 or described in section 4947.

•            An entity registered at all times during the tax year under the Investment Company Act of 1940.

•            A foreign central bank of issue.

•            A middleman known in the investment community as a nominee or custodian.

•            A futures commission merchant registered with the Commodities Futures Trading Commission.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•            Payments to nonresident aliens subject to withholding under section 1441.

•            Payments to partnerships not engaged in a trade or business in the U.S. and that have at least one nonresident alien partner.

•            Payments of patronage dividends not paid in money.

•            Payments made by certain foreign organizations.

•            Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•            Payments of interest on obligations issued by individuals.  Note:  You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•            Payments described in section 6049(b)(5) to non-resident aliens.

•            Payments on tax-free covenant bonds under section 1451.

•            Payments made by certain foreign organizations.

•    Mortgage or student loan interest paid to you.

Exempt payees described above should file the Substitute Form W-9 to avoid possible erroneous backup withholding.  FILE THE SUBSTITUTE FORM W-9 WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. CHECK THE BOX MARKED “EXEMPT” IN PART II OF THE FORM AND RETURN IT TO THE PAYER.  IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER AN APPROPRIATE COMPLETED IRS FORM W-8.

Payments that are not subject to information reporting also are not subject to backup withholding.  For details, see sections 6041, 6041A(a), 6042, 6044, 6045, 6049, 6050A, 6050N and their regulations.

Privacy Act Notice.—Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS.  The IRS uses the number for identification purposes and to help verify the accuracy of tax returns.  The IRS also may provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws.  The IRS may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal non-tax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism.  Payers must be given the numbers whether or not recipients are required to file tax returns.  Payers must generally withhold 28% of taxable interest, dividends and certain other payments to a payee who does not furnish a taxpayer identification number to a payer.  Certain penalties may also apply.

Penalties

(1)               Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)               Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)               Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION

CONTACT YOUR TAX CONSULTANT OR

THE INTERNAL REVENUE SERVICE

Exhibit I

Sempra Termination Agreement

[Filed with the SEC as Exhibit 10.1 to Holdings’ Current Report on Form 8-K, filed on May 18, 2011 and incorporated by reference herein]